EXECUTION VERSION

$25,000,000 SECOND LIEN TERM LOAN AGREEMENT

Dated as of September 27, 2007

Among

UNITEK ACQUISITION, INC.,
as Borrower,

UNITEK MIDCO, INC.,
as Parent,

THE SUBSIDIARY GUARANTORS NAMED HEREIN,
as Subsidiary Guarantors,

THE INITIAL SECOND LIEN LENDERS NAMED HEREIN
as Initial Second Lien Lenders,

and

ROYAL BANK OF CANADA,
as Administrative Agent and Collateral Agent,

RBC CAPITAL MARKETS*
as Sole Lead Arranger and Bookrunner

* RBC Capital Markets is a brand name for the capital markets activities of Royal Bank of Canada.

Unitek – Second Lien Term Loan Agreement

TABLE OF CONTENTS

Section		Page

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS		2

SECTION 1.01.	Certain Defined Terms	2
SECTION 1.02.	Computation of Time Periods; Other Definitional Provisions	23
SECTION 1.03.	Accounting Terms	24
SECTION 1.04.	Currency Equivalents Generally	24

ARTICLE II AMOUNTS AND TERMS OF THE ADVANCES		25

SECTION 2.01.	The Advances	25
SECTION 2.02.	Making the Advances	25
SECTION 2.03.	[Intentionally Omitted.]	26
SECTION 2.04.	Repayment of Advances	26
SECTION 2.05.	[Intentionally Omitted.]	25
SECTION 2.06.	Prepayments	26
SECTION 2.07.	Interest	27
SECTION 2.08.	[Intentionally Omitted.]	27
SECTION 2.09.	[Intentionally Omitted.]	27
SECTION 2.10.	Increased Costs, Etc	27
SECTION 2.11.	Replacement of Second Lien Lender; Mitigation or Circumstance	28
SECTION 2.12.	Payments and Computations	28
SECTION 2.13.	Taxes	31
SECTION 2.14.	Sharing of Payments, Etc	33
SECTION 2.15.	Use of Proceeds	34
SECTION 2.16.	Defaulting Second Lien Lenders	34
SECTION 2.17.	Evidence of Debt	36

ARTICLE III CONDITIONS OF LENDING AND ISSUANCES OF LETTERS OF CREDIT		37

SECTION 3.01.	Conditions Precedent to Initial Extension of Credit	37
SECTION 3.02.	[Intentionally Omitted.]	39

i

SCHEDULES

Schedule I	-	Commitments
Schedule II	-	Guarantors
Schedule 4.01(b)	-	Subsidiaries
Schedule 4.01(d)	-	Authorizations, Approvals, Actions, Notices and Filings
Schedule 4.01(f)	-	Litigation
Schedule 4.01(o)	-	Plans, Multiemployer Plans
Schedule 4.01(p)	-	Environmental Disclosure
Schedule 4.01(q)	-	Taxes
Schedule 4.01(r)	-	Owned Real Property
Schedule 4.01(s)	-	Leased Real Property
Schedule 4.01(t)	-	Intellectual Property
Schedule 5.01(i)	-	Transactions with Affiliates
Schedule 5.02(a)	-	Existing Liens
Schedule 5.02(b)	-	Surviving Debt
Schedule 5.02(f)	-	Existing Investments

EXHIBITS
Exhibit A	-	Form of Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Assignment and Acceptance
Exhibit D	-	Form of Security Agreement
Exhibit E	-	Form of Guaranty Supplement
Exhibit F	-	Form of Solvency Certificate
Exhibit G	-	Form of Intercreditor Agreement

SECOND LIEN TERM LOAN AGREEMENT

SECOND LIEN TERM LOAN AGREEMENT dated as of September 27, 2007 among UNITEK ACQUISITION, INC., a Delaware corporation (the “Borrower”), UNITEK MIDCO, INC., a Delaware corporation (the “Parent”), the Subsidiary Guarantors (as hereinafter defined), the Second Lien Lenders (as hereinafter defined), Royal Bank of Canada (“Royal Bank”), as collateral agent (together with any successor collateral agent appointed pursuant to Article VII, the “Collateral Agent”) for the Secured Parties (as hereinafter defined), Royal Bank, as administrative agent (together with any successor administrative agent appointed pursuant to Article VII, the “Administrative Agent”) for the Second Lien Lenders (as hereinafter defined), and RBC Capital Markets, as lead arranger and book-runner (the “Lead Arranger” and, together with the Administrative Agent and the Collateral Agent collectively, the “Agents”).

PRELIMINARY STATEMENTS:

(1)           The Borrower has entered into that certain Membership Interests Purchase Agreement dated as of September 27, 2007 (the “Purchase Agreement”) among the Company, the Sellers and the Sellers’ Representative (as such terms are defined therein) to acquire all the limited liability company interests in the Company (the “Acquisition”).

(2)           Simultaneously with entering into this Agreement, the Borrower is entering into that certain First Lien Credit Agreement, dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time, the “First Lien Credit Agreement”) with the Parent, the guarantors party thereto, the financial institutions party thereto from time to time as lenders party thereto and Royal Bank, as administrative agent and collateral agent.

(3)           The Borrower has requested that, concurrently with the consummation of the Acquisition, the (a) Second Lien Lenders (excluding the Other Second Lien Lenders (as defined herein)) lend to the Borrower $25,000,000 under the Facility provided for in this Agreement and (y) Other Second Lien Lenders lend to the Borrower $5,000,000 as provided herein, which shall be used to repay certain existing indebtedness of the Company and its subsidiaries and to pay a portion of the purchase price in connection with the Acquisition as well as fees, expenses, and costs related thereto.  The Second Lien Lenders have indicated their willingness to agree to lend such amounts, but only on the terms and conditions of this Agreement, including the granting of the Collateral pursuant to the Collateral Documents and the making of the guarantees pursuant to Article VIII hereof.

(4)           The Equity Investors (as hereinafter defined) will contribute an aggregate amount (the “Equity Contribution”) equal to at least 54% of total capitalization of the Borrower and its Subsidiaries as of the Effective Date after giving effect to the Acquisition towards the purchase price for the Acquisition, such amount, in each case to be reduced by the amount of common equity or options therefor in the Borrower that is “rolled over” to common equity or options therefor in connection with the Acquisition (so long as the aggregate dollar value (net of exercise price) of the common equity or options therefor that is rolled over does not exceed $10,000,000), to the extent permitted by this Agreement, by existing shareholders of the Borrower.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01.  Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquisition” has the meaning specified in the Preliminary Statements.

“Administrative Agent” has the meaning specified in the recital of parties to this Agreement.

“Administrative Agent’s Account” means the account of the Administrative Agent specified by the Administrative Agent in writing to the Second Lien Lenders from time to time.

“Advance” has the meaning specified in Section 2.01.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person.  For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 20% or more of the Voting Interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise; provided that (a) no lender under the First Lien Credit Agreement shall be deemed to be an Affiliate of any Loan Party when acting in its capacity as a lender under the First Lien Credit Agreement, and (b) no Agent or Second Lien Lender shall be deemed to be an “Affiliate” of any Loan Party.

“Agents” has the meaning specified in the recital of parties to this Agreement.

“Agreement Value” means, for each Hedge Agreement, on any date of determination, an amount determined by the Administrative Agent equal to:  (a) in the case of a Hedge Agreement documented pursuant to the Master Agreement (Multicurrency-Cross Border) published by the International Swap and Derivatives Association, Inc. (the “Master Agreement”), the amount, if any, that would be payable by any Loan Party or any of its Subsidiaries to its counterparty to such Hedge Agreement, as if (i) such Hedge Agreement was being terminated early on such date of determination, (ii) such Loan Party or Subsidiary was the sole “Affected Party,” and (iii) the Administrative Agent was the sole party determining such payment amount (with the Administrative Agent making such determination pursuant to the provisions of the form of Master Agreement); (b) in the case of a Hedge Agreement traded on an exchange, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement to the Loan Party or Subsidiary of a Loan Party party to such Hedge Agreement determined by the Administrative Agent based on the settlement price of such Hedge Agreement on such date of determination; or (c) in all other cases, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement to the Loan Party or Subsidiary of a Loan Party party to such Hedge Agreement determined by the Administrative Agent as the amount, if any, by which (i) the present value of the future cash flows to be paid by such Loan Party or Subsidiary exceeds (ii) the present value of the future cash flows to be received by such Loan Party or Subsidiary pursuant to such Hedge Agreement; capitalized terms used and not otherwise defined in this definition shall have the respective meanings set forth in the above described Master Agreement.

“Applicable Equity Prepayment Percentage” means the applicable equity prepayment percentage set forth below based on the applicable Total Leverage Ratio set forth below:

Total Leverage Ratio	Applicable Equity Prepayment Percentage
Level I greater than 4:00:1.00	100%
Level II less than or equal to 4.00:1.00 but greater than 3.00:1.00	75%
Level III less than or equal to 3.00:1.00	50%

The Applicable Equity Prepayment Percentage shall, as of any date of determination, be determined by reference to the Total Leverage Ratio as the last day of the Measurement Period ending on the last day of the most recently-ended Fiscal Year or fiscal quarter; provided, however, that if the Administrative Agent shall not have received the financial statements required to be delivered pursuant to Section 5.03(b) and (c) in respect of such Measurement Period by such date, the Applicable Equity Prepayment Percentage shall be deemed to be at Level I.

“Applicable Prepayment Percentage” means the applicable prepayment percentage set forth below based on the applicable Total Leverage Ratio set forth below:

Total Leverage Ratio	Applicable Prepayment Percentage
Level I greater than 4.50:1.00	100%
Level II Less than or equal to 4.50:1.00 but greater than 3.50:1.00	75%
Level III less than or equal to 3.50:1.00	50%

The Applicable Prepayment Percentage shall, as of any date of determination, be determined by reference to the Total Leverage Ratio as the last day of the Measurement Period ending on the last day of the most recently-ended Fiscal Year; provided, however, that if the Administrative Agent shall not have received the financial statements required to be delivered pursuant to Section 5.03(b) in respect of such Measurement Period by such date, the Applicable Prepayment Percentage shall be deemed to be at Level I.

“Approved Fund” means any Fund that is administered or managed by (i) a Second Lien Lender, (ii) an Affiliate of a Second Lien Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Second Lien Lender.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Second Lien Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.07 or the definition of “Eligible Assignee”), and accepted by the Administrative Agent, in accordance with Section 9.07 and in substantially the form of Exhibit C hereto or any other form approved by the Administrative Agent.

“Bankruptcy Law” means Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.

“Borrower” has the meaning specified in the recital of parties to this Agreement.

“Borrower’s Account” means the account of the Borrower specified by the Borrower in writing to the Administrative Agent from time to time.

“Borrowing” means a borrowing consisting of simultaneous Advances made by the Second Lien Lenders.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

“Capital Expenditures” means, for any Person for any period, the sum of, without duplication, all expenditures made, directly or indirectly, by such Person or any of its Subsidiaries during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have been or should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a Consolidated balance sheet of such Person.  For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such insurance proceeds, as the case may be.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Equivalents” means any of the following, to the extent owned by the Parent or any of its Subsidiaries free and clear of all Liens other than Liens permitted by Section 5.02(a) and having a maturity of not greater than 180 days from the date of acquisition thereof:  (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States; (b) insured certificates of deposit of or time deposits with any commercial bank that is a Second Lien Lender or a member of the Federal Reserve System, issues (or the parent of which issues) commercial paper rated as described in clause (c) below, is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $500,000,000; (c) commercial paper in an aggregate amount of no more than $1,000,000 per issuer outstanding at any time issued by any corporation organized under the laws of any State of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P; (d) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the Government of the United States or (ii) issued by any agency of the Government of the United States the obligations of which are backed by the full faith and credit of the United States and (e) marketable direct obligations issued by any State of the United States of or any political subdivision thereof or any public instrumentality thereof, in each case having, at the time of the acquisition thereof, a rating of at least “A-1” (or the then equivalent grade) from S&P or at least “Prime-1” (or the then equivalent grade) from Moody’s; Investments, classified in accordance with GAAP as Current Assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b), (c), (d) and (e) of this definition.

“Cash Interest Expense” means, for any period, (a) interest expense for such period, minus (b) the sum of (i) interest on any Debt paid by the increase in the principal amount of such debt including by issuance of additional Debt of such kind, (ii) amortization of debt issuance costs, debt discount or premium and other financing fees and expenses incurred by the Parent or any of its Subsidiaries, (iii) gross interest income of the Parent and its Subsidiaries (excluding interest income on finance receivables), (iv) any other non-cash items that would otherwise be included in interest expense, (v) any cash items related to the Transaction that would otherwise be included in interest expense that are capitalized and amortized in a future period, (vi) to the extent included in interest expense for such period, fees and expenses associated with obtaining Hedge Agreements permitted hereunder, and (vii) to the extent included in interest expense for such period, fees and expenses associated with any Investment, recapitalization, issuances of Equity Interest or issuances of Debt (whether or not consummated), in each case, not prohibited by this Agreement, in each case as determined for the Parent and its Subsidiaries on a Consolidated basis in accordance with GAAP.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFC” means an entity that is a controlled foreign corporation under Section 957 of the Internal Revenue Code.

“Change of Control” means the occurrence of any of the following:  (a) after the consummation of a Qualified Public Offering, any Person or two or more Persons acting in concert (other than the Equity Investors) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934 but excluding any employee benefit plan of such Person and its subsidiaries, and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), directly or indirectly, of Voting Interests of the Borrower (or other securities convertible into such Voting Interests) representing more than the greater of (i) 35% of the combined voting power of all Voting Interests of the Parent and (ii) the percentage of the then outstanding Equity Interests of the Borrower having ordinary voting power owned, directly or indirectly, beneficially and of record by the Equity Investors; (b) during any period of up to 12 consecutive months, commencing after the date of the consummation of a Qualified Public Offering, Continuing Directors shall cease for any reason to constitute a majority of the board of directors of the Parent; (c) prior to the consummation of a Qualified Public Offering, any Person or two or more Persons acting in concert (other than the Equity Investors) shall have acquired by contract or otherwise the power to elect a majority of the board of directors of the Parent; (d) the Parent shall cease to, directly or indirectly, own 100% of the Equity Interests in the Borrower and, except as a result of a transaction permitted by Section 5.02(d)(iii), the Company; (e) prior to the consummation of a Qualified Public Offering, the Equity Investors (or their investing affiliates) shall cease to own, directly or indirectly, of record and beneficially an amount of Equity Interests of the Parent having ordinary voting power that is at least 51% of the amount of Equity Interests of the Parent having ordinary voting power owned, directly or indirectly, by the Equity Investors of record and beneficially as of the Effective Date; or (f) the occurrence of a “change of control”, “change in control” or similar circumstance under the Second Lien Term Loan Agreement.

“Closing Date Limitations” means that, on the Effective Date and the date of the Initial Extension of Credit, (a) to the extent any Subsidiary Guaranty or Collateral cannot reasonably be provided after the use by the Loan Parties of commercially reasonable efforts to do so (to the extent that the provision of such Subsidiary Guaranty or Collateral is required by the terms hereof or the Collateral Documents), the delivery of such Subsidiary Guaranty and/or Collateral shall not constitute a condition precedent to the availability of the Facility on such date, so long as the Loan Parties shall have entered into arrangements mutually acceptable to the Loan Parties and the Administrative Agent to obtain the same, and (b) other than in respect of the  Effective Date Representations, the representations of the Loan Parties in respect of the Company and its Subsidiaries set forth in Section 4.01 shall not apply to the Initial Extension of Credit.

“Collateral” means all “Collateral” and “Mortgaged Property” referred to in the Collateral Documents and all other property that is or is intended to be subject to any Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Collateral Agent” has the meaning specified in the recital of parties to this Agreement.

“Collateral Documents” means the Security Agreement, the Mortgages, the Intellectual Property Security Agreement, each of the collateral documents, instruments and agreements delivered pursuant to Section 5.01(j), and each other agreement that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitment” means, with respect to any Second Lien Lender at any time, the amount set forth opposite such Second Lien Lender’s name on Schedule I hereto under the caption “Commitment” or, if such Second Lien Lender has entered into one or more Assignment and Acceptances, set forth for such Second Lien Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as such Second Lien Lender’s “Commitment”.

“Communications” has the meaning specified in Section 9.02(b).

“Company” means Unitek USA, LLC.

“Company Material Adverse Effect” means any event, occurrence, violation, inaccuracy, circumstance or other matter which has or is reasonably likely to have a material adverse effect on (i) the business, assets, properties, operations, financial condition or results of operations of the Company and its Subsidiaries taken as a whole, or (ii) the ability of the Company to consummate the transactions contemplated by the Purchase Agreement or any other agreement, document, or instrument or certificate contemplated by the Purchase Agreement or to be executed by the Company in connection with the consummation of the transactions contemplated by the Purchase Agreement.

“Confidential Information” means confidential information that any Loan Party furnishes to any Agent or any Second Lien Lender, but does not include any such information that is or becomes generally available to the public, other than through a breach by such Agent or Second Lien Lender of Section 9.11, or that is or becomes available to such Agent or such Second Lien Lender from a source other than the Loan Parties that is not, to the best of such Agent’s or such Second Lien Lender’s knowledge, acting in violation of a confidentiality agreement with a Loan Party.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Continuing Directors” means the directors of the Parent on the Effective Date as elected or appointed after giving effect to the Acquisition and the transactions contemplated thereby and each other director if, in each case, such other director’s nomination for election to the board of directors of the Parent is recommended by at least a majority of the then Continuing Directors or by one or more Equity Investors or Persons nominated by one or more of the Equity Investors.

“Current Assets” of any Person means all assets of such Person that would, in accordance with GAAP, be classified as current assets of a company conducting a business the same as or similar to that of such Person, after deducting adequate reserves in each case in which a reserve is proper in accordance with GAAP but excluding amounts related to current or deferred Taxes based on income or profits.

“Current Liabilities” of any Person means all Debt of such Person that by its terms is payable on demand or matures within one year after the date of determination (excluding (a) any Debt (i) renewable or extendible, at the option of such Person, to a date more than one year from such date or (ii) arising under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, (b) the current portion of any long-term Debt, (c) outstanding Revolving Credit Advances and Swing Line Advances (in each case, as defined in the First Lien Credit Agreement), (d) accruals of Consolidated interest expense (excluding Consolidated interest expense that is due and unpaid), (e) accruals for current or deferred Taxes based on income or profits and (f) accruals of any costs or expenses related to restructuring reserves to the extent permitted to be included in the calculation of EBITDA.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all Obligations of such Person for the deferred purchase price of property or services (other than trade payables and accrued obligations incurred in the ordinary course of such Person’s business, customary indemnification payments under purchase agreements in respect of Dispositions, and any earn-out obligation until such obligation appears in the liability section of the balance sheets of such Person), (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Obligations of such Person as lessee under Capitalized Leases, (f) all Obligations of such Person under acceptance, letter of credit or similar facilities, (g) all Obligations of such Person in respect of Disqualified Equity Interests, (h) all Obligations of such Person in respect of Hedge Agreements, valued at the Agreement Value thereof, (i) all Guarantee Obligations and Synthetic Debt of such Person and (j) all indebtedness and other payment obligations referred to in clauses (a) through (i) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment Obligations.

“Debt for Borrowed Money” of any Person means, at any date of determination, the sum of, without duplication, the principal amount of (a) Debt of the types referred to in clauses (a), (c), (e) and (f) (but excluding undrawn amounts under Letters of Credit) of the definition thereof, and (b) all Synthetic Debt of such Person at such date.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the passage of time or the requirement that notice be given or both.

“Default Interest” has the meaning specified in Section 2.07(b).

“Defaulted Advance” means, with respect to any Second Lien Lender at any time, the portion of any Advance required to be made by such Second Lien Lender to the Borrower pursuant to Section 2.01 or 2.02 at or prior to such time that has not been made by such Second Lien Lender or by the Administrative Agent for the account of such Second Lien Lender pursuant to Section 2.02(e) as of such time.  In the event that a portion of a Defaulted Advance shall be deemed made pursuant to Section 2.16(a), the remaining portion of such Defaulted Advance shall be considered a Defaulted Advance originally required to be made pursuant to Section 2.01 on the same date as the Defaulted Advance so deemed made in part.

“Defaulted Amount” means, with respect to any Second Lien Lender at any time, any amount required to be paid by such Second Lien Lender to any Agent or any other Second Lien Lender hereunder or under any other Loan Document at or prior to such time that has not been so paid as of such time, including, without limitation, any amount required to be paid by such Second Lien Lender to (a) the Administrative Agent pursuant to Section 2.02(d) to reimburse the Administrative Agent for the amount of any Advance made by the Administrative Agent for the account of such Second Lien Lender, (b) any other Second Lien Lender pursuant to Section 2.14 to purchase any participation in Advances owing to such other Second Lien Lender and (c) any Agent pursuant to Section 7.05 to reimburse such Agent for such Second Lien Lender’s ratable share of any amount required to be paid by the Second Lien Lenders to such Agent as provided therein.  In the event that a portion of a Defaulted Amount shall be deemed paid pursuant to Section 2.16(b), the remaining portion of such Defaulted Amount shall be considered a Defaulted Amount originally required to be paid hereunder or under any other Loan Document on the same date as the Defaulted Amount so deemed paid in part.

“Defaulting Second Lien Lender” means, at any time, any Second Lien Lender that, at such time, (a) owes a Defaulted Advance or a Defaulted Amount, (b) has notified the Administrative Agent and/or the Borrower that it does not intend to comply with Sections 2.01 or 2.02 or (c) shall take any action or be the subject of any action or proceeding of a type described in Section 6.01(f).

“Disposition” (or similar words such as “Dispose”) means any sale, lease, transfer or other conveyance.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily Redeemable (other than solely for Equity Interests which are not Disqualified Equity Interests) pursuant to a sinking fund obligation or otherwise, or is Redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the Scheduled Termination Date with respect to the Advances; provided, however, that if such Equity Interests are issued to any plan for the benefit of employees of the Parent or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased in order to satisfy applicable statutory or regulatory obligations.

“Disqualified Institution” means (a) any Persons who are competitors of the Borrower and its Subsidiaries and (b) the financial institutions identified to the Administrative Agent, in each case prior to the Effective Date.

“Earn-Out Obligations” has the meaning specified in Section 5.02(f)(xvi).

“EBITDA” means, for any period, the sum of (a) net income (or net loss), plus (b) the following to the extent deducted in calculating such net income (or net loss): (i) interest expense, (ii) income tax expense, (iii) depreciation expense and (iv) amortization expense, in each case of the Parent and its Subsidiaries, determined in accordance with GAAP for such period, plus (c) to the extent deducted in calculating such net income (or net loss), the Specified Adjustments.

“Effective Date” has the meaning specified in Section 3.01.

“Effective Date Representations” shall mean, those representations, which are material to the Second Lien Lenders, that are made by the Company as set forth in the Purchase Agreement in respect of the Target and its Subsidiaries, a breach of any of which would permit the Parent and/or the Borrower to terminate their respective obligations under the Purchase Agreement and those representations and warranties specified in Section 4.01(a), (c), (d), (e) and (k).

“Eligible Assignee” means with respect to any Facility, (a) a Second Lien Lender; (b) an Affiliate of a Second Lien Lender; (c) an Approved Fund; and (d) any other Person (other than an individual or a Disqualified Institution) approved by the Administrative Agent and unless an Event of Default arising under Section 6.01(a) or (f) has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed).

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health or safety as such relate to exposure to Hazardous Materials, or to the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any applicable Federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or legally binding judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, human, health (in each case as it relates to Hazardous Materials) or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Contribution” has the meaning specified in the Preliminary Statements.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“Equity Investors” means (a) the Sponsor, (b) investing affiliates of the Sponsor, (c) any Person making an Investment in the Parent or its Subsidiaries concurrently with, and with the consent of, the Sponsor, (d) the members of management of the Parent and its Subsidiaries who are investors, directly or indirectly, in the Borrower and (e) other investors reasonably acceptable to the Administrative Agent which invest on substantially the same terms as the Sponsor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any applicable regulation promulgated thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a) the occurrence of a reportable event, as defined in Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such Plan in a distress termination described in Section 4041(c) of ERISA; (d) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.

“Escrow Bank” has the meaning specified in Section 2.16(c).

“Eurocurrency Liabilities” has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Rate” means, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing:

(a)           the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the LIBOR I screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in U.S. Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period, or

(b)           if the rate referenced in the preceding subsection (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in U.S. Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period, or

(c)           if the rates referenced in the preceding subsections (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest (rounded upward to the next 1/100th of 1%) at which deposits in U.S. Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Advance being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London Branch to major banks in the offshore U.S. Dollar market at their request at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period.

The “Eurodollar Rate” shall solely be a reference rate and no Second Lien Lender shall be entitled to any gross-ups or payments of breakage costs with respect thereto.

“Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(ii).

“Events of Default” has the meaning specified in Section 6.01.

“Excess Amount” has the meaning specified in Section 5.02(n).

“Excess Cash Flow” means, for any period,

(a)               the sum of:

(i)           EBITDA plus

(ii)           if there was a net increase in Consolidated Current Liabilities of the Borrower and its Subsidiaries during such period, the amount of such net increase plus

(iii)          if there was a net decrease in Consolidated Current Assets (excluding cash and Cash Equivalents) of the Borrower and its Subsidiaries during such period, the amount of such net decrease less

(b)              the sum of:

(i)           cash payments made in satisfaction of non-current liabilities plus

(ii)           the amount of any taxes, including taxes based on income, profits or capital, state, franchise and similar taxes, foreign withholding taxes and foreign unreimbursed value added Taxes (to the extent added in calculating EBITDA), and including penalties and interest on any of the foregoing, in each case, payable by the Borrower and its Subsidiaries (to the extent not otherwise deducted in calculating EBITDA), including payments made pursuant to any tax sharing agreements or arrangements among the Borrower, its Subsidiaries and any direct or indirect parent company of the Borrower (so long as such tax sharing payments are attributable to the operations of the Borrower and its Subsidiaries) plus

(iii)           consolidated Cash Interest Expense, including costs of surety bonds in connection with financing activities (to the extent included in Consolidated Cash Interest Expense), to the extent not otherwise deducted in calculating EBITDA plus

(iv)           if there was a net decrease in Consolidated Current Liabilities of the Borrower and its Subsidiaries during such period, the amount of such net decrease plus

(v)           if there was a net increase in Consolidated Current Assets (excluding cash and Cash Equivalents) of the Borrower and its Subsidiaries during such period, the amount of such net increase plus

(vi)           the aggregate amount of Capital Expenditures of the Borrower and its Subsidiaries paid in cash during such period plus

(vii)         the aggregate amount of all scheduled principal payments of Debt made during such period (other than pursuant to Section 2.06) plus

(viii)        the aggregate principal amount of all optional prepayments of Debt (other than Debt under the Loan Documents or Debt that is revolving in nature except to the extent such Debt is permanently reduced in connection with such repayment) made during such period plus

(ix)           the aggregate principal amount of Net Cash Proceeds of the type described in clause (a) or (d) of the definition thereof to the extent that the applicable Net Cash Proceeds were taken into account in calculating EBITDA plus

(x)           to the extent not deducted in the computation of Net Cash Proceeds in respect of any Disposition giving rise thereto, the amount of any mandatory permanent prepayment of Debt (other than Debt hereunder or under any other Loan Document), together with any interest, premium or penalties required to be paid (and actually paid) in connection therewith plus

(xi)           proceeds received by or on behalf of the Borrower and its Subsidiaries from insurance claims with respect to casualty events, business interruption or product recalls plus

(xii)          the aggregate amount of cash applied to Investments permitted pursuant to Section 5.02(f) (other than Section 5.02(f)(iii)) during such period plus

(xiii)         letter of credit fees paid in cash, to the extent not otherwise deducted in calculating EBITDA plus

(xiv)         the aggregate of all extraordinary, unusual or nonrecurring cash charges, to the extent not otherwise deducted in calculating EBITDA plus

(xv)           cash fees and expenses incurred in connection with the Transactions, any Disposition permitted and not prohibited under Section 5.02(e), any Investment permitted under Section 5.02(f), any recapitalization, any equity offering, the issuance or incurrence of any Debt or any exchange, refinancing or other early extinguishment of Debt permitted by this Agreement (in each case, whether or not consummated) plus

(xvi)         cash indemnity payments received pursuant to indemnifications provisions in any agreement in connection with the Acquisition or any Permitted Acquisition plus

(xvii)        cash from operations used to consummate the Acquisition plus

(xviii)       Net Cash Proceeds pending reinvestment in accordance with Section 2.06(b) plus

(xix)         the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Sponsor permitted by Section 5.01(i), to the extent not otherwise deducted in calculating EBITDA plus

(xx)          cash expenditures in respect of Hedging Agreements (including net cash losses resulting in such period from Hedging Agreements to the extent not otherwise deducted in calculating EBITDA plus

(xxi)         the amount of payments made by the Borrower to the extent permitted by of Section 5.02(g) (other than clause (iv) thereof) plus

(xxii)        amounts added to EBITDA pursuant to the definition of “Specified Adjustments”.

“Excluded Issuance” means (a) an issuance and sale of common Equity Interests of the Parent (i) to the Equity Investors (including any Equity Interests issued upon exercise of any warrant or option) or (ii) to the extent the proceeds of which are used to implement Investments permitted by this Agreement or fees or expenses incurred in connection therewith, and (b) any contribution by the Equity Investors to the capital of the Parent in respect of its Equity Interests, in the case of each of (a) and (b), to the extent such Equity Interests are contributed to the Borrower.

“Existing Debt” means Debt outstanding on the Effective Date under (i) that certain Senior Subordinated Loan Agreement, dated as of December 29, 2006, by and among Unitek USA, LLC, Directsat USA, LLC, Advanced Communications USA, LLC, FTS USA, LLC, WTW USA, LLC and UDA Lender, L.P., a Delaware limited partnership and (ii) that certain Loan and Security Agreement dated May 11, 2006 by and among Unitek USA, LLC, Directsat USA, LLC, Advanced Communications USA, LLC,  FTS USA, LLC, WTW USA, LLC and Citizens Bank of Pennsylvania.

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including, without limitation, tax refunds, pension plan reversions, proceeds of insurance (including, without limitation, any key man life insurance but excluding proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustment received in connection with any purchase agreement (including any working capital adjustment received in connection with the Purchase Agreement); provided, however, that an Extraordinary Receipt shall not include cash receipts received from proceeds of insurance, condemnation awards (or payments in lieu thereof) or indemnity payments to the extent that such proceeds, awards or payments are received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto.

“Facility” means, at any time, the aggregate amount of the Second Lien Lenders’ Commitments at such time.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“First Lien Administrative Agent” has the meaning ascribed to “Administrative Agent” in the First Lien Credit Agreement.

“First Lien Collateral Agent” has the meaning ascribed to “Collateral Agent” in the First Lien Credit Agreement.

“First Lien Collateral Documents” means the documents that are specified as “Collateral Documents” in the First Lien Credit Agreement.

“First Lien Credit Agreement” has the meaning specified in the Preliminary Statements.

“First Lien Credit Facilities” means the senior, first-priority secured financing to be provided to the Borrower concurrently with the Facility pursuant to the First Lien Credit Agreement.

“First Lien Loan Documents” means the documents that are specified as “Loan Documents” in the First Lien Credit Agreement.

“Fiscal Year” means a fiscal year of the Borrower and its Consolidated Subsidiaries ending on December 31 in any calendar year.

“Fixed Charge Coverage Ratio” means, for any Measurement Period, the ratio of (a)(i)  EBITDA less (ii) the amount of Capital Expenditures that are not financed through the incurrence of non-revolving long term Debt permitted by this Agreement to (b) the sum of (i) Cash Interest Expense, plus (ii) scheduled principal payments on all Debt for Borrowed Money paid in cash, including without limitation under this Agreement, plus (iii) taxes on income paid in cash, in each case as determined for the Parent and its Subsidiaries on a Consolidated basis.

“Fund” means any Person (other than an individual) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” has the meaning specified in Section 1.03(a).

“Governmental Authority” means any nation or government, any state, province, city, municipal entity or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board, bureau or similar body, whether federal, state, provincial, territorial, local or foreign.

“Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.

“Guarantee Obligation” means, with respect to any Person, any Obligation or arrangement of such Person to guarantee or intended to guarantee any Debt (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the Obligation of a primary obligor, (b) the Obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any Obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof.  The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Guarantee Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Guaranteed Obligations” has the meaning specified in Section 8.01(a).

“Guarantors” means the Parent and the Subsidiary Guarantors.

“Guaranty” means the Parent Guaranty and the Subsidiary Guaranty.

“Guaranty Supplement” has the meaning specified in Section 8.05.

“Hazardous Materials” means (a) any chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law, and (b) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements.

“Indemnified Cost” has the meaning specified in Section 7.05(a).

“Indemnified Party” has the meaning specified in Section 9.04(b).

“Initial Extension of Credit” means the initial Borrowing hereunder.

“Initial Second Lien Lenders” means the Initial Seller Holders and the other Persons listed on the signature pages hereof as the Initial Second Lien Lenders.

“Initial Seller Holders” means Joseph D. Kestenbaum and Unitek Investments, L.P.

“Intercreditor Agreement” means the Intercreditor Agreement in substantially the form of Exhibit G between the First Lien Collateral Agent and the Collateral Agent.

“Interest Coverage Ratio” means, for any Measurement Period, the ratio of (a) EBITDA to (b) Cash Interest Expense, in each case as determined for the Parent and its Subsidiaries on a Consolidated basis.

“Interest Period” means the period commencing on the Effective Date and ending on the last day of the third month thereafter and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of each third month thereafter.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Investment” in any Person means any loan or advance to such Person, any purchase or other acquisition of any Equity Interests or Debt or the assets comprising a division or business unit or a substantial part or all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person.

“Lead Arranger” has the meaning specified in the recital of parties to this Agreement.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan Documents” means (a)(1) this Agreement, (2) the Notes, (3) the Collateral Documents, (4) the Intercreditor Agreement and (5) the Guaranty, in each case as amended, and (b) solely in the case of the Term C Advances, the First Lien Credit Agreement.

“Loan Parties” means the Borrower and the Guarantors.

“Management Agreements” means (a) the Monitoring and Oversight Agreement dated as of September 27, 2007, by and among the Company, Borrower, Parent and the Sponsor and (b) the Financial Advisory Agreement, dated as of September 27, 2007, by and among the Company, Borrower, Parent and the Sponsor.

“Margin Stock” has the meaning specified in Regulation U.

“Material Adverse Change” means any material adverse change in the business, revenues, operations, financial condition or liabilities (contingent or otherwise) of any Loan Party or any of its Subsidiaries.

“Material Adverse Effect” means any event, occurrence, violation, inaccuracy, circumstance or other matter which has or is reasonably likely to have a material adverse effect on (i) after the Effective Date (A) the business, assets, properties, operations, financial condition or results of operations of the Parent and the Subsidiaries taken as a whole, or (B) the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents, or (ii) on or prior to the Effective Date, a Company Material Adverse Effect.

“Material Debt” has the meaning specified in Section 6.01(e).

“Measurement Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of the Parent ending on or prior to such date; provided that for purposes of determining Cash Interest Expense for the first three fiscal quarters ending after the Effective Date, (i) in the case of the first fiscal quarter ending after the Effective Date, “Measurement Period” shall refer to Cash Interest Expense for such fiscal quarter multiplied by four, (ii) in the case of the second fiscal quarter ending after the Effective Date, “Measurement Period” shall refer to Cash Interest Expense for the two most recently ended Financial Quarters multiplied by two and (iii) in the case of the third fiscal quarter ending after the Effective Date, “Measurement Period” shall refer to Cash Interest Expense for the three most recently ended Financial Quarters multiplied by 4/3.

“Moody’s” means Moody’s Investor Services, Inc.

“Mortgaged Properties” means each real property owned in fee, if any, which shall be subject to a Mortgage delivered after the Effective Date pursuant to Section 5.01(j).

“Mortgage” has the meaning specified in Section 5.01(j)(iv).

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that is subject to Title IV of ERISA and (a) is maintained for employees of any Loan Party or any ERISA Affiliate and at least one Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Cash Proceeds” means, (a) with respect to any Disposition of any asset of the Borrower or any of its Subsidiaries (other than Disposition of assets permitted (or not expressly prohibited) pursuant to Section 5.02(e)(i) through (xiv)), the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such sale, lease, transfer or other disposition (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount, premium or penalty (if any) of any Debt (other than Debt under the Loan Documents) that is secured by such asset, (B) the reasonable and customary out-of-pocket costs, fees, commissions, premiums and expenses incurred by the Borrower or its Subsidiaries, (C) federal, state, provincial, foreign and local taxes reasonably estimated (on a Consolidated basis) to be actually payable in connection therewith, and (D) a reasonable reserve for any purchase price adjustment, any indemnification payments (fixed and contingent) attributable to the seller’s obligations to the purchaser undertaken by the Borrower or any of its Subsidiaries or any liability associated therewith or retained by the Borrower or any Subsidiary in connection with such  Disposition (but excluding any purchase price adjustment or any indemnity which, by its terms, will not under any circumstances be made prior to the Termination Date); provided, however, that Net Cash Proceeds shall not include any such amounts to the extent such amounts are (x) reinvested in the business of the Borrower and its Subsidiaries within nine months after the date of receipt thereof or (y) committed to be reinvested in the business of the Borrower and its Subsidiaries within nine months after the date of receipt thereof, if such reinvestment is completed within 180 days after the end of such nine month period;

(b)           with respect to the incurrence or issuance of any Debt (other than any Debt permitted by Section 5.02(b)) by the Borrower or any of its Subsidiaries, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such incurrence or issuance over (ii) Taxes and the underwriting discounts and commissions or other similar payments, and other out-of-pocket costs, fees, commissions, premiums and expenses incurred by the Borrower or any of its Subsidiaries in connection with such incurrence or issuance to the extent such amounts were not deducted in determining the amount referred to in clause (i);

(c)           with respect to the sale or issuance of any Equity Interests (including, without limitation, the receipt of any capital contribution) by any Person (other than Excluded Issuances), an amount equal to the Applicable Equity Prepayment Percentage of the excess of (i) the sum of the cash and Cash Equivalents received in connection with such sale or issuance over (ii) Taxes and the underwriting discounts and commissions or similar payments, and other out-of-pocket costs, fees, commissions, premiums and expenses, incurred by the Borrower or any of its Subsidiaries in connection with such sale or issuance to the extent such amounts were not deducted in determining the amount referred to in clause (i); and

(d)           with respect to any Extraordinary Receipt that is not otherwise included in clauses (a), (b) or (c) above, the sum of the cash and Cash Equivalents received in connection therewith in excess of all Taxes actually paid or estimated by the Borrower to be payable in respect of the Extraordinary Receipt; provided, however, that Net Cash Proceeds shall not include any such amounts to the extent such amounts are (x) reinvested in the business of the Borrower and its Subsidiaries within nine months after the date of receipt thereof or (y) committed to be reinvested in the business of the Borrower and its Subsidiaries within nine months after the date of receipt thereof, if such reinvestment is completed within 180 days after the end of such nine month period.

“Non-Consenting Second Lien Lender” means, in the event that the Required Lenders have agreed to any consent, waiver or amendment pursuant to Section 9.01 that requires the consent of one or more Second Lien Lenders in addition to the Required Lenders, any Second Lien Lender who is entitled to agree to such consent, waiver or amendment but who does not so agree.

“Note” means a promissory note of the Borrower payable to the order of any Second Lien Lender, in substantially the form of Exhibit A hereto, evidencing the indebtedness of the Borrower to such Second Lien Lender resulting from the Advance made by such Second Lien Lender, as amended.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“NPL” means the National Priorities List under CERCLA.

“Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(g).  Without limiting the generality of the foregoing, the Obligations of any Loan Party under the Loan Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Loan Party under any Loan Document and (b) the obligation of such Loan Party to reimburse any amount in respect of any of the foregoing that any Second Lien Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“Other Second Lien Lender” means the Term C Lenders.

“Other Taxes” has the meaning specified in Section 2.13(b).

“Parent” has the meaning specified in the recital of parties to this Agreement.

“Parent Guaranty” means the guaranty of the Parent set forth in Article VIII.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Acquisition” means any acquisition consummated pursuant to Section 5.02(f)(vii).

“Permitted Earn-Out Obligations” has the meaning specified in Section 5.02(f)(xvi).

“Permitted Encumbrances” means (a) easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other similar encumbrances not interfering in any material respect with the use of the property to which such Lien is attached and (b) such other encumbrances specified in the Mortgages.

“Permitted Liens” means each of the following: (a) Liens for taxes, assessments and governmental charges or levies not overdue for more than 30 days and, if overdue by more than 30 days (i) which are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP or (ii) with respect to which the failure to make such payment could not, individually or in the aggregate with all such other payments, reasonably be expected to have a Material Adverse Effect; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days and (ii) and, if overdue by more than 30 days (x) which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books or (y) with respect to which the failure to make payment could not reasonably be expected to result in a Material Adverse Effect; (c) pledges or deposits in the ordinary course of business to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) Liens to secure the performance of bids, trade contracts and leases (other than indebtedness for borrowed money), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business; (e) Liens securing judgments (or the payment of money not constituting a Default under Section 6.01(g) or securing appeal or other surety bonds related to such judgments); (f) Liens arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; (g) in respect of letters of credit or bank guarantees that have been posted to support payment of the items in clauses (c), (d) or (f); and (h) Permitted Encumbrances.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Debt of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Debt so modified, refinanced, refunded, renewed or extended except by an amount equal to any unpaid accrued interest and a premium thereon plus other reasonable amounts paid, and fees and expenses incurred in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder or as otherwise permitted pursuant to Section 5.02(b), (b) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a weighted average life to maturity equal to or greater than the weighted average life to maturity of, the Debt being modified, refinanced, refunded, renewed or extended, (c) if the Debt being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Advances, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Advances on terms not materially less favorable to the Loan Parties, taken as a whole, than those contained in the documentation governing the Debt being modified, refinanced, refunded, renewed or extended and (d) the terms and conditions (including, if applicable, as to collateral) of any such modified, refinanced, refunded, renewed or extended Debt are not materially less favorable to the Loan Parties or the Second Lien Lenders than the terms and conditions of the Debt being modified, refinanced, refunded, renewed or extended.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Platform” has the meaning specified in Section 9.02(b).

“Pull-Back Amount” has the meaning specified in Section 5.02(n).

“Purchase Agreement” has the meaning specified in the Preliminary Statements.

“Qualified Public Offering” shall mean the issuance by the Borrower or any direct or indirect parent of the Borrower of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the U.S. Securities and Exchange Commission in accordance with the Securities Act of 1933, as amended.

“Redeemable” means, with respect to any Equity Interest, any such Equity Interest that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder.

“Register” has the meaning specified in Section 9.07(d).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related Documents” means the Purchase Agreement and the First Lien Credit Agreement.

“Required Lenders” means at any time, Second Lien Lenders owed or holding at least a majority in interest of the aggregate principal amount of the Advances outstanding at such time; provided however, that if any Second Lien Lender shall be a Defaulting Second Lien Lender at such time, there shall be excluded from the determination of Required Lenders at such time the aggregate principal amount of the Advances owing to such Defaulting Second Lien Lender (in its capacity as Second Lien Lender) and outstanding at such time.

“Responsible Officer” means the chief executive officer, president, chief financial officer or treasurer of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Royal Bank” has the meaning specified in the recital of parties to this Agreement.

“Scheduled Termination Date” means the date that is the earlier of three months after the stated maturity date of the Term B Advances (as defined in the First Lien Credit Agreement) and December 31, 2013.

“Second Lien Lender” means the Initial Second Lien Lenders, including the Other Second Lien Lender, and each Person that shall become a Second Lien Lender hereunder pursuant to Section 9.07 for so long as such Initial Second Lien Lender or Person, as the case may be, shall be a party to this Agreement.

“Secured Obligations” has the meaning specified in Section 2 of the Security Agreement.

“Secured Parties” means the Agents and the Second Lien Lenders.

“Security Agreement” has the meaning specified in Section 3.01(a)(ii).

“Seller Advance” has the meaning specified in Section 2.01.

“Seller Holder” means each of the Initial Seller Holders and their respective successors, assigns and transferees.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that is subject to Title IV of ERISA, and (a) is maintained for employees of any Loan Party or any ERISA Affiliate and no Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person on a consolidated basis is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person on a consolidated basis, (b) the present fair salable value of the assets of such Person on a consolidated basis is not less than the amount that will be required to pay the probable liability of such Person on a consolidated basis on its debts as they become absolute and matured, (c) such Person on a consolidated basis does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature on a consolidated basis and (d) such Person on a consolidated basis is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital on a consolidated basis.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Adjustments” means, for any Measurement Period, the sum of:

(a)           any extraordinary, unusual or non-recurring gains or losses, plus/minus

(b)           any non-cash losses or gains resulting from Hedging Agreements permitted by Section 5.02(b), plus

(c)           fees and expenses incurred in connection with the Transaction within 6 months of the Effective Date, and

(d)           management and consulting fees relating to the A&M Communications acquisition paid in lieu of purchase price prior to December 31, 2009 in an aggregate amount not to exceed $2,000,000, plus

(e)           expenses and fees incurred in connection with, and within 6 months following the date of, any Permitted Acquisition, whether or not consummated, in an aggregate amount for all such expenses and fees not to exceed $500,000 for any Measurement Period, plus

(f)           HSP project start-up expenses incurred within the 6 months following such startup in an amount equal to the difference between actual gross margin for such HSP project and a base gross margin of 14%, up to a maximum amount for all such expenses not to exceed $250,000 for such HSP project, plus

(g)           non-cash losses, charges and expenses, minus

(h)           cash payments made during such period in respect of non-cash losses, charges or expenses added to EBITDA in any prior period.

“Sponsor” means, collectively, HM Capital Partners LLC, a Delaware limited liability company and its Affiliates.

“S&P” means Standard & Poor’s, a division of The McGraw Hill Companies, Inc.

“Subordinated Debt” shall mean Debt of the Loan Parties that is, by its terms, subordinated in right of payment to the obligations of the Loan Parties under the Loan Documents, as applicable.

“Subordinated Obligations” has the meaning specified in Section 8.06.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Subsidiary Guarantors” means the Subsidiaries of the Parent listed on Schedule II hereto and each other Subsidiary of the Parent that shall be required to execute and deliver a guaranty pursuant to Section 5.01(j).

“Subsidiary Guaranty” means the guaranty of the Subsidiary Guarantors set forth in Article VIII, together with each other guaranty and guaranty supplement delivered pursuant to Section 5.01(j), in each case as amended, amended and restated, modified or otherwise supplemented.

“Supplemental Collateral Agent” has the meaning specified in Section 7.01(c).

“Surviving Debt” means Debt of each Loan Party and its Subsidiaries outstanding immediately before and after giving effect to the Initial Extension of Credit.

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all Obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including, without limitation, any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Debt” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Tax Returns” means all returns, statements, filings, attachments and other documents or certifications required to be filed in respect of taxes and similar government charges.

“Taxes” has the meaning specified in Section 2.13(a).

“Term C Advance” has the meaning set forth in the First Lien Credit Agreement.

“Term C Lender” has the meaning set forth in the First Lien Credit Agreement and includes each Person that shall become a Term C Lender pursuant to Section 9.07 of the First Lien Credit Agreement for so long as such Term C Lender or Person, as the case may be, shall be party to this Agreement.

“Termination Date” shall mean the date upon which all Commitments have terminated and the Advances, together with all interest and other non-contingent Obligations, have been paid in full in cash.

“Total Leverage Ratio” means, at any date of determination, the ratio of (a) Debt for Borrowed Money as of the last day of such Measurement Period to (b) EBITDA for such Measurement Period, in each case as determined for the Parent and its Subsidiaries on a Consolidated basis.

“Transaction” means consummation of the Acquisition and the other transactions contemplated by the Transaction Documents.

“Transaction Documents” means, collectively, the Loan Documents and the Related Documents.

“Voting Interests” means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Withdrawal Liability” has the meaning in Title IV of ERISA.

SECTION 1.02.  Computation of Time Periods; Other Definitional Provisions.  In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.  References in the Loan Documents to any agreement or contract “as amended” shall mean and be a reference to such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.  References to any Person include the permitted successors and permitted assigns of such Person.

SECTION 1.03.  Accounting Terms.  (a) All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles in the United States of America in effect on the date of determination thereof (“GAAP”); provided, however, that, in the event of any change in GAAP or the application thereof including treatment for revenue recognition from those applied in the preparation of the financial statements referred to in Section 4.01(g) that would affect the computation of any financial covenant or requirement set forth in this Agreement or any other Loan Document, and the Borrower or the Required Lenders shall so request, the Agents (subject to the approval of the Required Lenders) and the Borrower shall negotiate in good faith to amend such financial covenant or requirement to preserve the original intent thereof in light of such change in GAAP; provided, further, that, until so amended as provided in the preceding proviso, (a) such ratio or requirement shall continue to be computed in accordance with GAAP without regard to such change therein, and (b) the Loan Parties shall furnish to the Agents financial statements and other documents required under this Agreement setting forth a reconciliation between calculations of such financial covenant or requirement made before and after giving effect to such change in GAAP.

(b)           As of any date of determination, for purposes of determining any test, covenant or ratio (and any financial calculations required to be made or included within such ratios), or required for purposes of preparing any certificate to be delivered pursuant to the definition of “Permitted Acquisition”, the calculation of such tests, covenants, ratios and other financial calculations shall include or exclude, as the case may be, the effect of any assets or businesses that have been acquired or any Subsidiary, line of business or facility Disposed of by the Borrower or any of its Subsidiaries pursuant to the terms hereof (including through mergers or consolidations) as of such date of determination, as determined by the Borrower on a pro forma basis (to be limited to (i) pro forma adjustments arising out of events which are directly attributable to the Acquisition, any such Permitted Acquisition, Disposition or incurrence of Debt, are factually supportable and are expected to have a continuing impact, in each case as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act, as interpreted by the Staff of the Securities and Exchange Commission or (ii) pro forma adjustments reasonably acceptable to the Administrative Agent arising out of operating expense reductions attributable to such transaction being given pro forma effect that (A) have been realized or (B) will be implemented following such transaction and are supportable and quantifiable and, in each case, including, but not limited to, (1) reduction in personnel expenses, (2) reduction of costs related to administrative functions, (3) reductions of costs related to leased or owned properties and (4) reductions from the consolidation of operations and streamlining of corporate overhead) using, for purposes of determining such compliance, the historical financial statements of all entities or assets so acquired or sold and the consolidated financial statements of the Borrower and its Subsidiaries, which shall be reformulated as if such Permitted Acquisition or Disposition, and all other Permitted Acquisitions or Dispositions that have been consummated during the period, and any Debt or other liabilities repaid in connection therewith had been consummated and incurred or repaid at the beginning of such period (and assuming that such Debt to be incurred bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the interest rate which is or would be in effect with respect to such Debt as at the relevant date of determination).

SECTION 1.04.  Currency Equivalents Generally.  Any amount specified in this Agreement (other than in Articles II, VII and IX) or any of the other Loan Documents to be in U.S. dollars shall also include the equivalent of such amount in any currency other than U.S. dollars, such equivalent amount to be determined at the rate of exchange quoted by the Administrative Agent in New York, New York at the close of business on the Business Day immediately preceding any date of determination thereof, to prime banks in New York, New York for the spot purchase in the New York foreign exchange market of such amount in U.S. dollars with such other currency.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01.  The Advances.  Each Initial Seller Holder severally agrees, on the terms and conditions hereinafter set forth, to accept a portion of the purchase price payable to it under the Purchase Agreement by delivery of a Note in an amount equal to such Initial Seller Holder’s Commitment, which shall be deemed to be an advance of funds hereunder (each, a “Seller Advance”).  Each Other Second Lien Lender severally agrees, on the terms and conditions hereinafter set forth, to make a single advance (which shall constitute a Term C Advance and together with each Seller Advance, collectively, an “Advance”) to the Borrower on the Effective Date in an amount not to exceed such Other Second Lien Lender’s Commitment at such time.  The Borrowing shall consist of Advances made (or deemed made) simultaneously by the Second Lien Lenders ratably according to their Commitments.  Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.

SECTION 2.02.  Making the Advances.  (a) The Borrowing shall be made on notice, by the Borrower to the Administrative Agent, which shall give to each Other Second Lien Lender prompt notice thereof by telecopier or electronic communication.  Such notice of Borrowing (a “Notice of Borrowing”) may be by either telephone (confirmed immediately in writing), telecopier or electronic communication, in substantially the form of Exhibit B hereto, in each case specifying therein the requested date of such Borrowing and (ii) aggregate amount of such Borrowing.  Each Other Second Lien Lender shall, before 11:00 A.M. (New York City time) on the date of such Borrowing, make available to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Other Second Lien Lender’s ratable portion of such Borrowing in accordance with the respective Commitments of such Second Lien Lender and the other Second Lien Lenders.  After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower’s Account.

(b)           The failure of any Second Lien Lender to make the Advance to be made (or deemed made) by it as part of any Borrowing shall not relieve any other Second Lien Lender of its obligation, if any, hereunder to make its Advance (or deemed Advance) on the date of such Borrowing, but no Second Lien Lender shall be responsible for the failure of any other Second Lien Lender to make the Advance (or deemed Advance) to be made by such other Second Lien Lender on the date of any Borrowing.

(c)           Unless the Administrative Agent shall have received notice from an Other Second Lien Lender prior to the date of any Borrowing that such Other Second Lien Lender will not make available to the Administrative Agent such Other Second Lien Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Other Second Lien Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.02(a) and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If and to the extent that such Other Second Lien Lender shall not have so made such ratable portion available to the Administrative Agent, such Other Second Lien Lender and the Borrower severally agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at such time under Section 2.07 to Advances comprising such Borrowing and (ii) in the case of such Other Second Lien Lender, the Federal Funds Rate.  If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Other Second Lien Lender’s Advance as part of such Borrowing for all purposes.

SECTION 2.03.  [Intentionally Omitted.]

SECTION 2.04.  Repayment of Advances.  The Borrower shall repay to the Administrative Agent for the ratable account of the Second Lien Lenders the aggregate outstanding principal amount of the Advances in full on the Scheduled Termination Date (which amount shall be reduced as a result of the application of prepayments in accordance with Section 2.06 and, in the case of any Seller Holder, any adjustments or reductions made pursuant to Section 2.12(b)).

SECTION 2.05.  [Intentionally Omitted.]

SECTION 2.06.  Prepayments.  (a) Optional.  (i) The Borrower may, subject to Section 5.02(j) of the First Lien Credit Agreement, upon notice not later than the third Business Day prior to the date of prepayment to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding aggregate principal amount of the Advances in whole or ratably in part, together with accrued interest on the principal amount repaid to the date of such prepayment and any prepayment being applied first to accrued but unpaid interest and then to principal; provided, however, that each partial prepayment shall be in an aggregate principal amount of $500,000 or an integral multiple of $100,000 in excess thereof; provided, however, that the Borrower may rescind or postpone any notice of prepayment if such prepayment would have resulted from a refinancing of the Facility, which refinancing shall not be consummated or otherwise shall be delayed. Each such prepayment of the Advance shall be applied ratably on a pro rata basis.

(ii)           To the extent the Borrower makes a voluntary prepayment under this Section 2.06(a) of the Advances during the period (w) from Effective Date to and including the first anniversary of the Effective Date, the Borrower shall pay a premium of 3% of the aggregate principal amount of such Advance prepaid, (x) after the first anniversary to and including the second anniversary of the Effective Date, the Borrower shall pay a premium of 2% of the aggregate principal amount of such Advance prepaid, (y) after the second anniversary to and including the third anniversary of the Effective Date, the Borrower shall pay a premium of 1% of the aggregate principal amount of such Advance prepaid, and (z) thereafter, no prepayment premium shall be payable.

(b)           Mandatory.  After the prior repayment and/or cash collateralization, as the case may be, in full of all non-contingent Obligations under the First Lien Loan Documents (other than in respect of the Term C Advances) and the termination of the First Lien Credit Facilities (including the commitments thereunder, other than in respect of the Term C Advances):

(i)           The Borrower shall, on the 125th day following the end of each Fiscal Year, prepay an aggregate principal amount of the Advances in an amount equal to the Applicable Prepayment Percentage of Excess Cash Flow for such Fiscal Year; provided, that prepayment of (A) the Advances pursuant to Section 2.06(a) prior to the date of prepayment (without duplication) shall reduce on a dollar for dollar basis the amount otherwise required to be prepaid pursuant to this clause (b)(i).

(ii)           The Borrower shall, within 5 Business Days of the date of receipt of any Net Cash Proceeds by any Loan Party or any of its Subsidiaries prepay an aggregate principal amount of the Advances in an amount equal to the amount of such Net Cash Proceeds.

(iii)           Notwithstanding anything to the contrary contained in subsection (b)(ii) of this Section 2.06, so long as no Event of Default shall have occurred and be continuing and subject to reinvestment rights of the Loan Parties, if, on any date on which a prepayment of Advances would otherwise be required pursuant to subsection (b)(ii) of this Section 2.06, the aggregate amount of Net Cash Proceeds or other amounts otherwise required by such subsections to be applied to prepay Advances on such date are less than or equal to $250,000, the Borrower may defer such prepayment until the date on which the aggregate amount of Net Cash Proceeds or other amounts otherwise required by such subsections to be applied to prepay Advances exceeds $1,000,000, and then only the excess over $1,000,000 shall be required to prepay Advances.

(iv)           All prepayments under this subsection (b) shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid.

SECTION 2.07.  Interest.  (a)  Scheduled Interest.  The Borrower shall pay interest on the unpaid principal amount of the Advances owing to each Second Lien Lender from the date of such Advance until such principal amount shall be paid in full, at a rate equal to the greater of (i) twelve and three-quarters percent (12.75%) per annum and (ii) the Eurodollar Rate plus 725 basis points, payable in arrears quarterly (commencing with the fiscal quarter ended December 31, 2007) on the last Business Day of each March, June, September and December thereafter.

(b)           Default Interest.  Upon the failure of the Borrower to make any payment of an amount under the Loan Documents when such amount is then due, the Borrower shall pay interest (“Default Interest”) on (i) the overdue amount of each such unpaid Advance owing to each Second Lien Lender, payable in arrears on the dates referred to in Section 2.07(a) and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to Section 2.07(a), and (ii) to the fullest extent permitted by applicable law, the overdue amount of any such unpaid interest, fee or other amount payable under this Agreement or any other Loan Document to any Agent or any Second Lien Lender, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid, on such Advance pursuant to Section 2.07(a).

(c)           Notice of Interest Rate.  The Administrative Agent shall give notice to the Borrower and each Second Lien Lender of the applicable interest rate determined by the Administrative Agent for purposes of clause (a) above.

SECTION 2.08.  [Intentionally Omitted.]

SECTION 2.09.  [Intentionally Omitted.]

SECTION 2.10.  Increased Costs, Etc.  (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Other Second Lien Lender of agreeing to make or of making, funding or maintaining Eurodollar Rate Advances (excluding, for purposes of this Section 2.10, any such increased costs resulting from (x) Taxes or Other Taxes (as to which Section 2.13 shall govern) and (y) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Other Second Lien Lender is organized or has its chief executive office or principal office or any political subdivision thereof), then the Borrower shall from time to time, upon demand by such Other Second Lien Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Other Second Lien Lender additional amounts sufficient to compensate such Other Second Lien Lender for such increased cost.

(b)           If any Other Second Lien Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Other Second Lien Lender or any corporation controlling such Other Second Lien Lender and that the amount of such capital is increased by or based upon the existence of such Other Second Lien Lender’s commitment to lend hereunder and other commitments of such type (or similar contingent obligations), then, upon demand by such Other Second Lien Lender or such corporation (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Other Second Lien Lender, from time to time as specified by such Other Second Lien Lender, additional amounts sufficient to compensate such Other Second Lien Lender in the light of such circumstances, to the extent that such Other Second Lien Lender reasonably determines such increase in capital to be allocable to the existence of such Other Second Lien Lender’s commitment to lend hereunder.  A certificate as to such amounts submitted to the Borrower by such Other Second Lien Lender shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.11.  Replacement of Second Lien Lender; Mitigation or Circumstance.  In the event that any Other Second Lien Lender demands payment of costs or additional amounts pursuant to Section 2.10 or Section 2.13 or any Second Lien Lender becomes a Defaulting Second Lien Lender then (subject to such Second Lien Lender’s right to rescind such demand or assertion within 5 Business Days after the notice from the Borrower referred to below) the Borrower may, upon 5 Business Days’ notice to such Second Lien Lender and the Administrative Agent, elect to cause such Second Lien Lender to assign its Advances and Commitments in full to one or more Persons selected by the Borrower so long as (a) each such Person satisfies the criteria of an Eligible Assignee and is reasonably satisfactory to the Administrative Agent, (b) such Second Lien Lender receives payment in full in cash of the outstanding principal amount of all Advances made by it and all accrued and unpaid interest thereon and all other amounts due and payable to such Second Lien Lender as of the date of such assignment (including, without limitation, amounts owing pursuant to Sections 2.10, 2.13 and 9.04) and (c) each such Second Lien Lender assignee agrees to accept such assignment and to assume all obligations of such Second Lien Lender hereunder in accordance with Section 9.07.

SECTION 2.12.  Payments and Computations.  (a) Subject to Section 2.12(b), the Borrower shall make each payment hereunder and under the other Loan Documents, irrespective of any right of counterclaim or set-off (except as otherwise provided in Section 2.16), not later than 11:00 A.M. (New York City time) on the day when due in U.S. dollars to the Administrative Agent at the Administrative Agent’s Account in same day funds, with payments being received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day.  The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by the Borrower is in respect of principal, interest, commitment fees or any other Obligation then payable hereunder and under the other Loan Documents to more than one Second Lien Lender, to such Second Lien Lenders at the address (or in accordance with the wiring instructions) set forth in the Register for such Second Lien Lenders ratably in accordance with the amounts of such respective Obligations then payable to such Second Lien Lenders and (ii) if such payment by the Borrower is in respect of any Obligation then payable hereunder to one Second Lien Lender, to such Second Lien Lender at the address (or in accordance with the wiring instructions) set forth in the Register for such Second Lien Lender, in each case to be applied in accordance with the terms of this Agreement.  Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.07(d), from and after the effective date of such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the other Loan Documents in respect of the interest assigned thereby to the Second Lien Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)           Notwithstanding any other provision set forth in this Agreement or any other Loan Documents, the Borrower may offset any portion of the Advances or other amounts owed to a Seller Holder in satisfaction of any indemnification claims that may be made by any Buyer Indemnitee (as defined in the Purchase Agreement) in accordance with the Purchase Agreement, which offsets shall be made on a ratable basis between or among any Seller Holders based on their respective Commitments.  To the extent that the outstanding aggregate principal amount of the Advances owed to the Seller Holders at any time (the “Reference Amount”) is less than or equal to $10,500,000 at any time prior to May 1, 2009 (whether as a result of any voluntary prepayment, mandatory prepayment or offset as provided above) then, for so long as (and only to the extent that) the aggregate principal amount of any offsets made against the Advances or other amounts owed to a Seller Holder pursuant to the first sentence of this Section 2.12(b) do not exceed $10,500,000, (i) the initial difference between the Reference Amount and $10,500,000 (together with any applicable prepayment premium required under Section 2.06(a)(ii)) shall be paid into an escrow account to be held pursuant to a customary escrow agreement to be entered into among the Borrower, the Seller Holders and a mutually acceptable escrow agent (an “Escrow Agreement”) to satisfy any indemnification claims that may be made by any Buyer Indemnitee in accordance with the Purchase Agreement and (ii) thereafter, all subsequent prepayments or repayments of the Advances to the Seller Holders (together with any applicable prepayment premium required under Section 2.06(a)(ii)) shall be paid into the escrow account under the Escrow Agreement to be held to satisfy any indemnification claims that may be made by any Buyer Indemnitee in accordance with the Purchase Agreement.  All payments or reductions made under this Section 2.12(b) shall be deemed to be repayments of the Advances, and, except as provided above, in no event shall any such payments or reductions result in the payment of any prepayment premiums under Section 2.06(a)(ii).  Any amounts paid into escrow pursuant to this Section 2.12(b) and which are not subject to pending indemnification claims under the Purchase Agreement shall be released to the Seller Holders on May 1, 2009, all as provided in the Escrow Agreement.

(c)           The Borrower hereby authorizes each Second Lien Lender and each of its Affiliates, if and to the extent payment owed to such Second Lien Lender is not made when due hereunder or under the other Loan Documents to charge from time to time, to the fullest extent permitted by law, against any or all of the Borrower’s accounts with such Second Lien Lender or such Affiliate any amount so due.

(d)           All computations of interest shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.  Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(e)           Whenever any payment or the performance of any covenant, duty or obligation or delivery of any notice, document, certificate or other writing hereunder or under the other Loan Documents shall be stated to be due on a day other than a Business Day, such payment, performance or delivery shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(f)           Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Second Lien Lender hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Second Lien Lender on such due date an amount equal to the amount then due such Second Lien Lender.  If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Second Lien Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Second Lien Lender together with interest thereon, for each day from the date such amount is distributed to such Second Lien Lender until the date such Second Lien Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

(g)           Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Agents and the Second Lien Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Agents and the Second Lien Lenders in the following order of priority:

(i)            first, to the payment of all of the fees, indemnification payments, costs and expenses that are due and payable to the Agents (solely in their respective capacities as Agents) under or in respect of this Agreement and the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such fees, indemnification payments, costs and expenses owing to the Agents on such date;

(ii)          second, to the payment of all of the indemnification payments, costs and expenses that are due and payable to the Second Lien Lenders under Section 9.04 hereof and any similar section of any of the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such indemnification payments, costs and expenses owing to the Second Lien Lenders on such date;

(iii)         third, to the payment of all of the amounts that are due and payable to the Administrative Agent and the Second Lien Lenders under Sections 2.10 and 2.13 hereof on such date, ratably based upon the respective aggregate amounts thereof owing to the Administrative Agent and  Second Lien Lenders on such date;

(iv)          fourth, to the payment of all of the accrued and unpaid interest on the Obligations of the Borrower under or in respect of the Loan Documents that is due and payable to the Agents and the Second Lien Lenders under Section 2.07(b) on such date, ratably based upon the respective aggregate amounts of all such interest owing to the Agents and the Second Lien Lenders on such date;

(v)           fifth, to the payment of all of the accrued and unpaid interest on the Advances that is due and payable to the Second Lien Lenders under Section 2.07(a) on such date, ratably based upon the respective aggregate amounts of all such interest owing to the Second Lien Lenders on such date;

(vi)         sixth, to the payment of the principal amount of all of the outstanding Advances that is due and payable to the Second Lien Lenders on such date, ratably based upon the respective aggregate amounts of all such principal owing to the Administrative Agent and the Second Lien Lenders on such date; and

(vii)           seventh, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are due and payable to the Agents and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Agents and the other Secured Parties on such date.

If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the Advances, or the manner in which, such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Second Lien Lenders in accordance with such Lender’s pro rata share of the aggregate principal amount of the Advances outstanding at such time for application to principal repayment thereof.

SECTION 2.13.  Taxes.  (a) Subject to Section 2.13(f), any and all payments by any Loan Party to or for the account of any Other Second Lien Lender or any Agent hereunder or under any other Loan Document shall be made, in accordance with Section 2.12 or the applicable provisions of such other Loan Document, if any, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Other Second Lien Lender and each Agent, taxes that are imposed on its overall gross or net income by the United States and taxes that are imposed on its overall gross or net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction under the laws of which such Other Second Lien Lender or such Agent, as the case may be, is organized or any political subdivision thereof, or by a jurisdiction in which it is, or formerly was, otherwise engaged in business (other than solely as a result of the transactions hereunder) (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the other Loan Documents being hereinafter referred to as “Taxes”).  Subject to Section 2.13(f), if any Loan Party shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Other Second Lien Lender or any Agent, (i) the sum payable by such Loan Party shall be increased as may be necessary so that after such Loan Party and the Administrative Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 2.13) such Other Second Lien Lender or such Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make all such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law.

(b)           In addition, each Loan Party shall pay any present or future stamp, documentary, excise, property, intangible, mortgage recording or similar taxes, charges or levies that arise from any payment made by such Loan Party hereunder or under any other Loan Documents or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement, the other Loan Documents (hereinafter referred to as “Other Taxes”).

(c)           Subject to Section 2.13(f), the Loan Parties shall indemnify each Other Second Lien Lender and each Agent for and hold them harmless against the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.13, imposed on or paid by such Other Second Lien Lender or such Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto.  This indemnification shall be made within 30 days from the date such Other Second Lien Lender or such Agent (as the case may be) makes written demand therefor.

(d)           As soon as practicable, and in no event later than 60 days, after the date of any payment of Taxes, the appropriate Loan Party shall furnish to the Administrative Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment, to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent.  In the case of any payment hereunder or under the other Loan Documents by or on behalf of a Loan Party through an account or branch outside the United States or by or on behalf of a Loan Party by a payor that is not a United States person, if such Loan Party determines that no Taxes are payable in respect thereof, such Loan Party shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel acceptable to the Administrative Agent stating that such payment is exempt from Taxes.  For purposes of subsections (d) and (e) of this Section 2.13, the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(e)           Each Other Second Lien Lender organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Second Lien Lender and on the date of the Assignment and Acceptance pursuant to which it becomes an Other Second Lien Lender in the case of each other Person, and from time to time thereafter as reasonably requested in writing by the Loan Party (but only so long thereafter as such Other Second Lien Lender remains lawfully able to do so), provide each of the Administrative Agent and such Loan Party with two original Internal Revenue Service Forms W-8BEN or W-8ECI, or (in the case of an Other Second Lien Lender that has certified in writing to the Administrative Agent that it is not (i) a “bank” as defined in Section 881(c)(3)(A) of the Internal Revenue Code), (ii) a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of any Loan Party or (iii) a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Internal Revenue Code), Internal Revenue Service Form W-8BEN, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Other Second Lien Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the other Loan Documents  or, in the case of an Other Second Lien Lender that has certified that it is not a “bank” as described above, certifying that such Other Second Lien Lender is a foreign corporation, partnership, estate or trust.  If the forms provided by an Other Second Lien Lender at the time such Other Second Lien Lender first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Other Second Lien Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided, however, that if, at the effective date of the Assignment and Acceptance pursuant to which an Other Second Lien Lender becomes a party to this Agreement, the Other Second Lien Lender  assignor was entitled to payments under subsection (a) of this Section 2.13 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Other Second Lien Lender assignee on such date.  If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service Form W-8BEN or W-8ECI or the related certificate described above, that the applicable Other Second Lien Lender reasonably considers to be confidential, such Other Second Lien Lender shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.

(f)           For any period with respect to which an Other Second Lien Lender has failed to provide the Borrower with the appropriate form, certificate or other document described in subsection (e) above (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided or if such form, certificate or other document otherwise is not required under subsection (e) above), such Other Second Lien Lender  shall not be entitled to indemnification under subsection (a) or (c) of this Section 2.13 with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should an Other Second Lien Lender  become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Loan Parties shall take such steps as such Other Second Lien Lender shall reasonably request to assist such Other Second Lien Lender to recover such Taxes.

(g)           If the Administrative Agent or an Other Second Lien Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.13, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.13 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent and such Other Second Lien Lender without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Other Second Lien Lender agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Other Second Lien Lender in the event the Administrative Agent or such Other Second Lien Lender is required to repay such refund to such Governmental Authority.  This paragraph shall not be construed to require the Administrative Agent or any Other Second Lien Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other person.  Notwithstanding anything to the contrary, in no event will any Other Second Lien Lender be required to pay any amount to the Borrower the payment of which would place such Other Second Lien Lender in a less favorable net after-tax position than such Other Second Lien Lender would have been in if the additional amounts giving rise to such refund of any Taxes or Other Taxes had never been paid.

SECTION 2.14.  Sharing of Payments, Etc.  If any Second Lien Lender shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, other than as a result of an assignment pursuant to Section 9.07  hereof or Section 9.07 of the First Lien Credit Agreement with respect to the Other Second Lien Lender and other than as a result of the offset rights of the Borrower in respect of the Seller Holders under Section 2.12(b)) (a) on account of Obligations due and payable to such Second Lien Lender  hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Second Lien Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Second Lien Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Second Lien Lenders hereunder and under the other Loan Documents at such time obtained by all the Second Lien Lenders at such time or (b) on account of Obligations owing (but not due and payable) to such Second Lien Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Second Lien Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Second Lien Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all Second Lien Lenders hereunder and under the other Loan Documents at such time obtained by all of the Second Lien Lenders at such time, such Second Lien Lender shall forthwith purchase from the other Second Lien Lenders such interests or participating interests in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Second Lien Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Second Lien Lender, such purchase from each other Second Lien Lender shall be rescinded and such other Second Lien Lender shall repay to the purchasing Second Lien Lender the purchase price to the extent of such Second Lien Lenders ratable share (according to the proportion of (i) the purchase price paid to such Second Lien Lender to (ii) the aggregate purchase price paid to all Second Lien Lenders) of such recovery together with an amount equal to such Second Lien Lender’s ratable share (according to the proportion of (i) the amount of such other Second Lien Lender’s required repayment to (ii) the total amount so recovered from the purchasing Second Lien Lender) of any interest or other amount paid or payable by the purchasing Second Lien Lender in respect of the total amount so recovered.  The Borrower agrees that any Second Lien Lender so purchasing an interest or participating interest from another Second Lien Lender pursuant to this Section 2.14 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Second Lien Lender were the direct creditor of the Borrower in the amount of such interest or participating interest, as the case may be.

SECTION 2.15.  Use of Proceeds.  The proceeds of the Advances shall be utilized solely to (a) finance the Acquisition (including the repayment of Existing Debt) and (b) pay the fees, commissions and expenses incurred in connection with the Transaction.

SECTION 2.16.  Defaulting Second Lien Lenders.  (a) In the event that, at any one time, (i) any Second Lien Lender shall be a Defaulting Second Lien Lender, (ii) such Defaulting Second Lien Lender shall owe a Defaulted Advance to the Borrower, and (iii) the Borrower shall be required to make any payment hereunder or under any other Loan Document to or for the account of such Defaulting Second Lien Lender, then the Borrower may, so long as no Default shall occur or be continuing at such time and to the fullest extent permitted by applicable law, set off and otherwise apply the Obligation of the Borrower to make such payment to or for the account of such Defaulting Second Lien Lender against the obligation of such Defaulting Second Lien Lender to make such Defaulted Advance.  In the event that, on any date, the Borrower shall so set off and otherwise apply its obligation to make any such payment against the obligation of such Defaulting Second Lien Lender to make any such Defaulted Advance on or prior to such date, the amount so set off and otherwise applied by the Borrower shall constitute for all purposes of this Agreement and the other Loan Documents an Advance by such Defaulting Second Lien Lender made on the date of such setoff under the Facility pursuant to which such Defaulted Advance was originally required to have been made pursuant to Section 2.01.  Such Advance shall be considered, for all purposes of this Agreement, to comprise part of the Borrowing in connection with which such Defaulted Advance was originally required to have been made pursuant to Section 2.01, even if the other Advances comprising such Borrowing shall be Eurodollar Rate Advances on the date such Advance is deemed to be made pursuant to this subsection (a).  The Borrower shall notify the Administrative Agent at any time the Borrower exercises its right of set-off pursuant to this subsection (a) and shall set forth in such notice (A) the name of the Defaulting Second Lien Lender and the Defaulted Advance required to be made by such Defaulting Second Lien Lender and (B) the amount set off and otherwise applied in respect of such Defaulted Advance pursuant to this subsection (a).  Any portion of such payment otherwise required to be made by the Borrower to or for the account of such Defaulting Second Lien Lender which is paid by the Borrower, after giving effect to the amount set off and otherwise applied by the Borrower pursuant to this subsection (a), shall be applied by the Administrative Agent as specified in subsection (b) or (c) of this Section 2.16.

(b)           In the event that, at any one time, (i) any Second Lien Lender shall be a Defaulting Second Lien Lender, (ii) such Defaulting Second Lien Lender shall owe a Defaulted Amount to any Agent or any of the other Second Lien Lenders and (iii) the Borrower shall make any payment hereunder or under any other Loan Document to the Administrative Agent for the account of such Defaulting Second Lien Lender, then the Administrative Agent may, on its behalf or on behalf of such other Agents or such other Second Lien Lenders and to the fullest extent permitted by applicable law, apply at such time the amount so paid by the Borrower to or for the account of such Defaulting Second Lien Lender to the payment of each such Defaulted Amount to the extent required to pay such Defaulted Amount.  In the event that the Administrative Agent shall so apply any such amount to the payment of any such Defaulted Amount on any date, the amount so applied by the Administrative Agent shall constitute for all purposes of this Agreement and the other Loan Documents payment, to such extent, of such Defaulted Amount on such date.  Any such amount so applied by the Administrative Agent shall be retained by the Administrative Agent or distributed by the Administrative Agent to such other Agents or such other Second Lien Lenders, ratably in accordance with the respective portions of such Defaulted Amounts payable at such time to the Administrative Agent, such other Agents and such other Second Lien Lenders and, if the amount of such payment made by the Borrower shall at such time be insufficient to pay all Defaulted Amounts owing at such time to the Administrative Agent, such other Agents and such other Second Lien Lenders, in the following order of priority:

(i)            first, to the Agents for any Defaulted Amounts then owing to them, in their capacities as such, ratably in accordance with such respective Defaulted Amounts then owing to the Agents; and

(ii)          second, to any other Second Lien Lenders for any Defaulted Amounts then owing to such other Second Lien Lenders, ratably in accordance with such respective Defaulted Amounts then owing to such other Second Lien Lenders.

Any portion of such amount paid by the Borrower for the account of such Defaulting Second Lien Lender remaining, after giving effect to the amount applied by the Administrative Agent pursuant to this subsection (b), shall be applied by the Administrative Agent as specified in subsection (c) of this Section 2.16.

(c)           In the event that, at any one time, (i) any Second Lien Lender shall be a Defaulting Second Lien Lender, (ii) such Defaulting Second Lien Lender shall not owe a Defaulted Advance or a Defaulted Amount and (iii) the Borrower, any Agent or any other Second Lien Lender shall be required to pay or distribute any amount hereunder or under any other Loan Document to or for the account of such Defaulting Second Lien Lender, then the Borrower or such Agent or such other Second Lien Lender shall pay such amount to the Administrative Agent to be held by the Administrative Agent, to the fullest extent permitted by applicable law, in escrow or the Administrative Agent shall, to the fullest extent permitted by applicable law, hold in escrow such amount otherwise held by it.  Any funds held by the Administrative Agent in escrow under this subsection (c) shall be deposited by the Administrative Agent in an account with a bank (the “Escrow Bank”) selected by the Administrative Agent, in the name and under the control of the Administrative Agent, but subject to the provisions of this subsection (c).  The terms applicable to such account, including the rate of interest payable with respect to the credit balance of such account from time to time, shall be the Escrow Bank’s standard terms applicable to escrow accounts maintained with it.  Any interest credited to such account from time to time shall be held by the Administrative Agent in escrow under, and applied by the Administrative Agent from time to time in accordance with the provisions of, this subsection (c).  The Administrative Agent shall, to the fullest extent permitted by applicable law, apply all funds so held in escrow from time to time to the extent necessary to make any Advances required to be made by such Defaulting Second Lien Lender and to pay any amount payable by such Defaulting Second Lien Lender hereunder and under the other Loan Documents to the Administrative Agent or any other Second Lien Lender, as and when such Advances or amounts are required to be made or paid and, if the amount so held in escrow shall at any time be insufficient to make and pay all such Advances and amounts required to be made or paid at such time, in the following order of priority:

(i)           first, to the Agents for any amounts then due and payable by such Defaulting Second Lien Lender to them hereunder, in their capacities as such, ratably in accordance with such respective amounts then due and payable to the Agents;

(ii)           second, to any other Second Lien Second Lien Lenders for any amount then due and payable by such Defaulting Second Lien Lender to such other Second Lien Lenders hereunder, ratably in accordance with such respective amounts then due and payable to such other Second Lien Lenders; and

(iii)          third, to the Borrower for any Advance then required to be made by such Defaulting Second Lien Lender pursuant to a Commitment of such Defaulting Second Lien Lender.

(d)           In the event that any Second Lien Lender that is a Defaulting Second Lien Lender shall, at any time, cease to be a Defaulting Second Lien Lender, any funds held by the Administrative Agent in escrow at such time with respect to such Second Lien Lender shall be distributed by the Administrative Agent to such Second Lien Lender and applied by such Second Lien Lender to the Obligations owing to such Second Lien Lender at such time under this Agreement and the other Loan Documents ratably in accordance with the respective amounts of such Obligations outstanding at such time.

(e)           The rights and remedies against a Defaulting Second Lien Lender under this Section 2.16 are in addition to other rights and remedies that the Borrower may have against such Defaulting Second Lien Lender with respect to any Defaulted Advance and that any Agent or any Second Lien Lender may have against such Defaulting Second Lien Lender with respect to any Defaulted Amount.

SECTION 2.17.  Evidence of Debt.  (a) Each Second Lien Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Second Lien Lender resulting from each Advance owing to such Second Lien Lender from time to time, including the amounts of principal and interest payable and paid to such Second Lien Lender from time to time hereunder.  The Borrower agrees that upon notice by any Second Lien Lender to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Second Lien Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Second Lien Lender, the Borrower shall promptly execute and deliver to such Second Lien Lender, with a copy to the Administrative Agent, a Note, in substantially the form of Exhibit A hereto, respectively, payable to the order of such Second Lien Lender in a principal amount equal to the Commitment, of such Second Lien Lender.  All references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued hereunder.

(b)           The Register maintained by the Administrative Agent pursuant to Section 9.07(d) shall include a control account, and a subsidiary account for each Second Lien Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Second Lien Lender hereunder, and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Second Lien Lender’s share thereof.

(c)           Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Second Lien Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Second Lien Lender and, in the case of such account or accounts, such Second Lien Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Second Lien Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

ARTICLE III

CONDITIONS OF LENDING AND
ISSUANCES OF LETTERS OF CREDIT

SECTION 3.01.  Conditions Precedent to Initial Extension of Credit.  Subject to the Closing Date Limitations, Section 2.01 of this Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions have been satisfied or waived and the obligation of each Second Lien Lender to make an Advance on the Effective Date is subject to the satisfaction or waiver of such conditions precedent before or substantially concurrently with the Effective Date:

(a)           The Administrative Agent shall have received on or before the Effective Date the following, each dated such day (unless otherwise specified), in form and substance reasonably satisfactory to the Administrative Agent:

(i)           The Notes payable to the order of the Second Lien Lenders to the extent requested by the Second Lien Lenders pursuant to the terms of Section 2.17.

(ii)           A security agreement in substantially the form of Exhibit D hereto (together with each other security agreement and security agreement supplement delivered pursuant to Section 5.01(j), in each case as amended, the “Security Agreement”), duly executed by each Loan Party party thereto, together with:

(A)           proper financing statements in form appropriate for filing under the Uniform Commercial Code in all jurisdictions necessary to perfect the first priority (subject only to Liens permitted by Section 5.02(a)) liens and security interests created under the Security Agreement, covering the Collateral described in the Security Agreement,

(B)           completed requests for information, dated on or before the Effective Date, listing all effective financing statements filed in the jurisdictions referred to in clause (B) above that name any Loan Party as debtor, together with copies of such financing statements,

(C)           evidence that all other action required by the Collateral Document or reasonably requested by the Administrative Agent in order to perfect and protect the second priority (subject only to the Liens permitted under Section 5.02(a)) liens and security interests created under the Security Agreement has been taken (including, without limitation, receipt of duly executed payoff letters and UCC-3 termination statements).

(iii)          Certified copies of the resolutions of the board of directors (or similar governing body) of each Loan Party approving each Loan Document to which it is or is to be a party.

(iv)         A copy of a certificate of the Secretary of State of the jurisdiction of incorporation or formation, as applicable, of each Loan Party certifying (A) as to a true and correct copy of the charter of such Loan Party and each amendment thereto on file in such Secretary’s office and (B) that (1) such amendments are the only amendments to such Loan Party’s charter on file in such Secretary’s office, (2) such Loan Party has paid all franchise taxes to the date of such certificate and (3) such Loan Party is duly incorporated or formed, as applicable, and in good standing or presently subsisting under the laws of the State of the jurisdiction of its incorporation or formation, as applicable.

(v)          A certificate of each Loan Party, signed on behalf of such Loan Party by its Secretary or an Assistant Secretary, dated the date of the Initial Extension of Credit (the statements made in which certificate shall be true on and as of the date of the Initial Extension of Credit), certifying as to (A) the absence of any amendments to the charter of such Loan Party since the date of the Secretary of State’s certificate referred to in Section 3.01(a)(iv), (B) a true and correct copy of the bylaws (or other applicable formation documents) of such Loan Party as in effect on the date on which the resolutions referred to in Section 3.01(a)(iii) were adopted and on the date of the Initial Extension of Credit, and (C) the absence of any proceeding for the dissolution or liquidation of such Loan Party.

(vi)         A certificate signed by the Responsible Officer of the Borrower, dated the date of the Initial Extension of Credit, certifying to the Other Second Lien Lenders as to (A) the truth in all material respects of the Effective Date Representations contained in the Loan Documents as though made on and as of the date of the Initial Extension of Credit, other than any such representations or warranties that, by their terms, refer to a specific date other than the Effective Date, in which case as of such specific date and (B) the absence of any event occurring and continuing, or resulting from the Initial Extension of Credit, that constitutes a Default.

(vii)        A certificate of the Secretary or an Assistant Secretary of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign each Loan Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.

(viii)       Certified copies of the Purchase Agreement, duly executed by the parties thereto, together with all exhibits and schedules thereto.

(ix)          The Intercreditor Agreement duly executed by each party thereto and acknowledged by each Loan Party.

(x)           A certificate, in substantially the form of Exhibit F hereto, in favor of the Other Second Lien Lenders, attesting to the Solvency of the Parent and its Subsidiaries on a Consolidated basis, after giving effect to the Transaction, from its Responsible Officer.

(xi)          (A) audited financial statements of the Company and its Subsidiaries for the three year period prior to the Acquisition, unaudited Consolidated financial statements of the Company and its Subsidiaries for each subsequent fiscal quarter ended at least 45 days before the Initial Extension of Credit in each case, together with related statements of income, stockholders’ equity and cash flows; (B) the Consolidated pro forma balance sheet of the Company and its Subsidiaries as at December 31, 2006; (C) Consolidated pro forma forecasts of operations of the Company and its Subsidiaries, prepared by management of the Parent for each year commencing with December 31, 2006, until December 31, 2012; (D) a written certification, in favor of the Other Second Lien Lenders, from the chief financial officer of the Parent and the Borrower that the pro forma Consolidated EBITDA of the Company and its subsidiaries for the twelve months ended June 30, 2007 was not less than $13,000,000; and (E) the pro forma financial statements delivered pursuant to clause (A) above and the forecasts heretofore delivered to the Administrative Agent and delivered pursuant to clause (B) above were prepared in good faith on the basis of the assumptions stated therein, which assumptions are fair in light of then existing conditions (it being understood that (1) such forecasts are subject to uncertainties and contingencies which may be beyond any Loan Party’s control, (2) no assurances are given by any Loan Party that the results set forth in such forecasts or projections will be realized, and (3) the actual results may differ from the results set forth in such forecasts or projections and such differences may be material).

(xii)         The Administrative Agent shall have received evidence of insurance as required pursuant to Section 5.01(d) and a certificate naming the Collateral Agent as additional insured and loss payee.

(xiii)        A Notice of Borrowing relating to the Initial Extension of Credit to be made by the Other Senior Lenders.

(xiv)        An opinion of Weil, Gotshal & Manges LLP, special counsel for the Loan Parties, in form reasonably satisfactory to the Administrative Agent.

(b)           The Equity Investors shall have made the Equity Contribution.

(c)           All reasonable and invoiced out-of-pocket fees and expenses accrued as of at least one Business Day prior to the Initial Extension of Credit and required to be paid by Section 9.04 shall have been paid in full.

(d)           The Acquisition shall have been (or substantially simultaneously with the Initial Extension of Credit shall be) consummated substantially in accordance with the terms of the Purchase Agreement (except for the payment of the purchase price, which shall be made substantially concurrently with the Initial Extension of Credit) without any waiver or amendment not consented to by the Second Lien Lenders of any term, provision or condition set forth therein, in any manner which would be materially adverse to the interests of the Second Lien Lenders without the consent of the Administrative Agent.

(e)           The Administrative Agent shall have received, at least five Business Days prior to the Effective Date, all information that it has reasonably requested pursuant to Section 9.13.

SECTION 3.02.  [Intentionally Omitted.]

SECTION 3.03.  Determinations Under Section 3.01.  For purposes of determining compliance with the conditions specified in Section 3.01, each Second Lien Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Second Lien Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Second Lien Lender prior to the Effective Date specifying its objection thereto and such Second Lien Lender shall not have made available to the Administrative Agent such Second Lien Lender’s ratable portion of such Borrowing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01.  Representations and Warranties of the Loan Parties to the Other Second Lien Lenders.  Each Loan Party represents and warrants to the Other Second Lien Lenders as follows:

(a)           Existence, Qualification and Power. Each Loan Party and each of its Subsidiaries (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and (as applicable) in good standing under the laws of the jurisdiction of its formation, except where the failure to be in good standing could not reasonably be expected to result in a Material Adverse Effect, (ii) is duly qualified and (as applicable) in good standing as a foreign corporation or company in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed, except where the failure to so qualify or be licensed could not be reasonably expected to have a Material Adverse Effect, (iii) is in compliance with all laws, writs, injunctions and orders of any Governmental Authority applicable to it or its property, in each case except those with which failure to comply could not reasonably be expected to have a Material Adverse Effect and (iv) has all requisite corporate, limited liability company or partnership (as applicable) power and authority (including, without limitation, all Governmental Authorizations) to own, lease or operate its properties and to carry on its business as now conducted and as proposed to be conducted, except those which the failure to own, lease or operate could not reasonably be expected to have a Material Adverse Effect.  All of the outstanding Equity Interests in the Borrower have been validly issued, are fully paid and non-assessable.

(b)           Subsidiaries:  Equity Interest.  Set forth on Schedule 4.01(b) hereto is a complete and accurate list of, as of the date hereof, all Subsidiaries of each Loan Party, showing as of the date hereof (as to each such Subsidiary) the correct legal name thereof, the type of entity, the jurisdiction of its formation, the number of shares, membership interests or partnership interests (as applicable) of each class of its Equity Interests authorized, and the number outstanding, on the date hereof and the percentage of each such class of its Equity Interests owned (directly or indirectly) by such Loan Party on the date hereof and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the date hereof.  All of the outstanding Equity Interests in each Loan Party’s Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by such Loan Party or one or more of its Subsidiaries free and clear of all Liens, except those created under the Collateral Documents, Liens securing the First Lien Credit Agreement on a first-priority basis to the Facility or Liens permitted by Section 5.02(a).

(c)           Authorization: Non-Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which it is or is to be a party, and the consummation of the transaction contemplated hereby, are within such Loan Party’s corporate, limited liability company or limited partnership (as applicable) powers, have been duly authorized by all necessary corporate, limited liability company or limited partnership (as applicable) action, and do not (i) contravene such Loan Party’s charter, bylaws, limited liability agreement, partnership agreement or other constituent documents, (ii) violate any law, rule, regulation applicable to such Loan Party, or any order, writ, judgment, injunction, decree, determination or award binding on such Loan Party, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties, or (iv) except for the Liens created under the Loan Documents, the First Lien Loan Documents or Liens permitted by Section 5.02(a), result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries except in each case of clauses (ii) and (iii) above, to the extent such violation, breach, conflict, default or imposition of a Lien could not reasonably be expected to have a Material Adverse Effect.  No Loan Party or any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which could be reasonably likely to have a Material Adverse Effect.

(d)           Governmental Authorization; Other Consents.  Except to the extent the failure to obtain or make the same could not reasonably be expected to result in a Material Adverse Effect, no Governmental Authorization, and no notice to or filing with, or consent of any Governmental Authority or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of any Loan  Document to which it is or is to be a party, or for the consummation of the transaction contemplated hereby, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created under the Collateral Documents (including the second priority (subject only to Liens permitted by Section 5.02(a)) nature thereof), (iv) the exercise by any Agent or any Second Lien Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for the authorizations, approvals, actions, notices and filings (A) specifically contemplated by the Collateral Documents and (B) or listed on Schedule 4.01(d) hereto or (v) filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties pursuant to the Collateral Documents.

(e)           Binding Effect.  This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party thereto.  This Agreement is, and each other Loan Document when delivered hereunder will constitute, the legal, valid and binding obligation of each Loan Party thereto, enforceable against such Loan Party in accordance with its terms.

(f)           Litigation.  Except as set forth on Schedule 4.01(f), no Loan Party or any Subsidiary is a party to any suit, investigation, litigation or proceeding including any Environmental Action, pending or, to the knowledge of the Borrower, threatened in writing before any Governmental Authority or arbitrator that (i) either individually or in the aggregate could be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the transaction contemplated.

(g)           Financial Statements; No Material Adverse Effect.  The financial statements delivered pursuant to Sections 3.01(a)(xi)(A) and (B) fairly present, in all material respects, the Consolidated financial condition of the Company and its Subsidiaries as at such dates and the Consolidated results of operations of the Company and its Subsidiaries for the periods ended on such dates, all in accordance with GAAP except as otherwise noted therein and subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments and the absence of footnote disclosures, and since December 31, 2006, there has been no Material Adverse Change.

(h)           Pro Forma Balance Sheet.  The Consolidated pro forma balance sheet of the Company and its Subsidiaries as at December 31, 2006, certified by a Responsible Officer of the Borrower, copies of which have been furnished to each Second Lien Lender, fairly present the Consolidated pro forma financial condition of the Company and its Subsidiaries as at such date and the Consolidated pro forma results of operations of the Company and its Subsidiaries for the period ended on such date, in each case giving effect to the Transaction all in accordance with GAAP.

(i)           Projections.  The Consolidated forecasted statement of operations of the Company and its Subsidiaries delivered to the Second Lien Lenders pursuant to Section 3.01(a)(xi) and the Consolidated balance sheet, statements of income and statements of cash flows of the Parent and its Subsidiaries delivered to the Second Lien Lenders pursuant to Section 5.03, in each case were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Parent’s best estimate of its future financial performance.

(j)           Information.  No written information, exhibit or report, other than projections, pro forma financial information, forecasts and information of a general economic or industry nature, furnished by or on behalf of any Loan Party to any Agent or any Second Lien Lender in connection with the negotiation and syndication of the Loan Documents or pursuant to the terms of the Loan Documents, taken as a whole at the time it was furnished, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not materially misleading in light of the circumstances under which such statements were made.

(k)           Margin Regulations.  The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

(l)           Investment Company Act.  No Loan Party is an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

(m)           Security Interest.  The Collateral Documents create in favor of the Collateral Agent for the benefit of the Secured Parties a valid security interest in the Collateral, securing the payment of the Secured Obligations, and upon the filing of UCC financing statements and any Mortgages with respect to Mortgaged Properties and other actions to be taken pursuant to the Collateral Documents, such Liens constitute perfected second priority (subject only to the Liens permitted by Sections 5.02(a)) security interest in the Collateral.  The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for Liens created or permitted under Section 5.02(a).

(n)           Solvency.  As of the Effective Date, after giving effect to the Transaction, the Loan Parties are, on a consolidated basis, Solvent.

(o)           Labor Matters; ERISA Compliance.  Except as, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, there is (i) no unfair labor practice complaint pending or, to the knowledge of the Borrower, threatened against any of the Loan Parties or their Subsidiaries by or before any Governmental Authority, and no grievance or arbitration proceeding pending or, to the knowledge of the Borrower, threatened against any of the Loan Parties or any of their Subsidiaries which arises out of or under any collective bargaining agreement, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or, to the knowledge of the Borrower, threatened against any of the Loan Parties or any of their Subsidiaries and (c) to the knowledge of the Borrower, no union representation question existing with respect to the employees of any of the Loan Parties or any of their Subsidiaries and no union organizing activity taking place with respect to any of the employees of any of them. Set forth on Schedule 4.01(o) hereto is a complete and accurate list of all Plans and Multiemployer Plans as of the date hereof.

(i)           No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan which could be reasonably likely to have a Material Adverse Effect.

(ii)           Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan, copies of which have been filed with the Internal Revenue Service and furnished to the Second Lien Lenders, fairly presents the funding status of such Plan, and since the date of such Schedule B there has been no change in such funding status which could be reasonably likely to have a Material Adverse Effect.

(iii)          Neither any Loan Party nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan which could be reasonably likely to have a Material Adverse Effect.

(iv)         Neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA which could be reasonably likely to have a Material Adverse Effect.

(p)           Environmental Compliance.  (i) Except as set forth on Part I on Schedule 4.01(p) hereto, the operations and properties of each Loan Party and each of its Subsidiaries comply in all material respects with all applicable Environmental Laws and Environmental Permits, which compliance includes obtaining and maintaining all Environmental Permits that are necessary for the operations or properties of any of the Loan Parties or any of their Subsidiaries and all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing obligations or costs, and no circumstances exist that could be reasonably likely to (A) form the basis of an Environmental Action against any Loan Party or any of its Subsidiaries or any of their properties that could have a Material Adverse Effect or (B) cause any such property to be subject to any material restrictions on ownership, occupancy, use or transferability under any Environmental Law.

(ii)           Except as set forth on Part II on Schedule 4.01(p) hereto, to the knowledge of any Loan Party, none of the properties currently or formerly owned by any Loan Party or any of its Subsidiaries is listed or formally proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list.

(iii)          Except as set forth on Part III on Schedule 4.01(p) hereto, neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened material release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law and all Hazardous Materials generated, used, treated, handled or stored at, or transported by any Loan Party or any of its Subsidiaries to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any of its Subsidiaries.

(q)           Taxes.  Except as set forth on Part I of Schedule 4.01(q), neither any Loan Party nor any of its Subsidiaries is a party to any tax sharing agreement.

(i)           Each Loan Party and each of its Subsidiaries and Affiliates has filed, has caused to be filed or has been included in all material Tax Returns (Federal, state, local and foreign) required to be filed and has paid, or caused to be paid, all taxes shown thereon to be due, together with applicable interest and penalties, except (x) taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party, Subsidiary or Affiliate has set aside on its books adequate reserves in accordance with GAAP or (y) the failure to file or pay could not reasonably be expected to have a Material Adverse Effect.

(ii)           Except as set forth in Part II of Schedule 4.01(q), no issues have been raised by any Federal, state, local or foreign tax authorities in respect of tax periods for which the applicable statute of limitations for assessment or collection has not expired that, individually or in the aggregate, could be reasonably likely to have a Material Adverse Effect.

(r)           Real Property.  Set forth on Schedule 4.01(r) hereto is a complete and accurate list of all material real property owned in fee by any Loan Party or any of its Subsidiaries as of the date hereof, showing as of the date hereof the street address, county or other relevant jurisdiction, state, record owner and book and fair value thereof.  Each Loan Party or such Subsidiary has good, marketable and insurable fee simple title to such real property, free and clear of all Liens, other than Permitted Liens, Permitted Encumbrances, other Liens permitted by Section 5.02(a), and minor defects in title that do not materially interfere with such Loan Party’s ability to conduct its business or to utilize such assets for their intended purposes and except where the failure to have such title could not reasonably be expected to have a Material Adverse Effect.

(s)           Leases.  Set forth on Schedule 4.01(s) hereto is a complete and accurate list of all material leases of real property under which any Loan Party or any of its Subsidiaries is the lessee as of the date hereof, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor and lessee.  To the knowledge of each Loan Party, each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms, except to the extent the failure to have such valid leasehold could not reasonably be expected to have a Material Adverse Effect.

(t)           Intellectual Property.  Set forth on Schedule 4.01(t) hereto is a complete and accurate list of all material patents, trademarks, trade names, service marks and copyrights, and all applications therefor and licenses thereof, of each Loan Party or any of its Subsidiaries as of the date hereof, showing as of the date hereof the registration number and the date of registration.

SECTION 4.02.  Representations and Warranties of the Parent and Borrower to the Seller Holders.

(a)           Equity Interests.  All of the outstanding Equity Interests of the Borrower have been validly issued, are fully paid and non-assessable and are owned by the Parent free and clear of all Liens, except those created under the Collateral Documents, Liens securing the First Lien Credit Agreement on a first-priority basis to the Facility or Liens permitted by Section 5.02(a).

(b)           Authorization: Non-Contravention.  The execution, delivery and performance by the Borrower and the Parent of each Loan Document to which it is or is to be a party, and the consummation of the transaction contemplated hereby, are within such Person’s corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene such Person’s charter, bylaws or other constituent documents, (ii) violate any law, rule, regulation applicable to such Person, or any order, writ, judgment, injunction, decree, determination or award binding on such Person, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting such Person or any of its properties, or (iv) except for the Liens created under the Loan Documents, the First Lien Loan Documents or Liens permitted by Section 5.02(a), result in or require the creation or imposition of any Lien upon or with respect to any of the properties of such Person except in each case of clauses (ii) and (iii) above, to the extent such violation, breach, conflict, default or imposition of a Lien could not reasonably be expected to have a Material Adverse Effect.

(c)           Governmental Authorization; Other Consents.  Except to the extent the failure to obtain or make the same could not reasonably be expected to result in a Material Adverse Effect, no Governmental Authorization, and no notice to or filing with, or consent of any Governmental Authority or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by the Borrower and the Parent of any Loan Document to which it is or is to be a party, or for the consummation of the transaction contemplated hereby, (ii) the grant by the Borrower and the Parent of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created under the Collateral Documents (including the second priority (subject only to Liens permitted by Section 5.02(a)) nature thereof), (iv) the exercise by any Agent or any Second Lien Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for the authorizations, approvals, actions, notices and filings (A) specifically contemplated by the Collateral Documents and (B) or listed on Schedule 4.01(d) hereto or (v) filings and registrations necessary to perfect the Liens on the Collateral granted by the Borrower and the Parent pursuant to the Collateral Documents.

(d)           Binding Effect.  This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by the Borrower and/or the Parent to the extent it is a party thereto.  This Agreement is, and each other Loan Document when delivered hereunder will constitute, the legal, valid and binding obligation of the Borrower and/or the Parent to the extent it is a party thereto, enforceable against such Person in accordance with its terms.

(e)           Litigation.  Neither the Parent nor the Borrower is a party to any suit, investigation, litigation or proceeding including any Environmental Action, pending or, to the knowledge of the Borrower, threatened in writing before any Governmental Authority or arbitrator that purports to affect the legality, validity or enforceability of any Loan Document as against the Parent and/or the Borrower.

(f)           Security Interest.  The Collateral Documents create in favor of the Collateral Agent for the benefit of the Secured Parties a valid security interest in the Collateral, securing the payment of the Secured Obligations, and upon the filing of UCC financing statements and any Mortgages with respect to Mortgaged Properties and other actions to be taken pursuant to the Collateral Documents, such Liens constitute perfected second priority (subject only to the Liens permitted by Sections 5.02(a)) security interest in the Collateral.  Parent and the Borrower are the legal and beneficial owners of the Collateral owned by them free and clear of any Lien, except for Liens created or permitted under Section 5.02(a).

ARTICLE V

COVENANTS OF THE LOAN PARTIES

SECTION 5.01.  Affirmative Covenants.  Until the Termination Date, each Loan Party will:

(a)           Compliance with Laws, Etc.  (a) Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders of any Governmental Authority, such compliance to include, without limitation, compliance with ERISA, the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970 and the Patriot Act, except to the extent noncompliance could not reasonably be expected to result in a Material Adverse Effect and (b) obtain and maintain in effect all Governmental Authorizations that are necessary (i) to own or lease and operate their respective property and assets and to conduct their respective businesses as now conducted, except where and to the extent that the failure to obtain or maintain in effect all Governmental Authorizations, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or (ii) for the due execution, delivery or performance by the Borrower or any of its Subsidiaries of any of the Loan Documents to which it is a party.

(b)           Payment of Taxes, Etc.  Pay and discharge, and cause each of its Subsidiaries to pay and discharge, to the extent due and payable and before the same shall become delinquent, (i) all material taxes, assessments and governmental charges or levies and other governmental charges imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property and assets or any part thereof; provided, however, that neither any Loan Party nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, reassessment, levy, charge or claim (x) that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors or (y) the failure to pay could not reasonably be expected to have a Material Adverse Effect.

(c)           Compliance with Environmental Laws.  Except to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect, comply, and cause each of its Subsidiaries and use commercially reasonable efforts to cause all lessees and other Persons operating or occupying its properties to comply, in all respects, with all applicable Environmental Laws and Environmental Permits; which compliance includes:  (i) obtaining and renewing and causing each of its Subsidiaries to obtain and renew, all Environmental Permits necessary for its operations and properties; and (ii) conducting and causing each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertaking and causing each of its Subsidiaries to undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither any Loan Party nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

(d)           Maintenance of Insurance.  Maintain, and cause each of its Subsidiaries to maintain, insurance for their respective properties, assets and businesses with financially sound and reputable insurance companies or associations (including, without limitation, insurance against theft and fraud and against loss or damage by fire, explosion or hazard of or to property and general public liability insurance), in such amounts and with such deductibles, and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which such Loan Party or such Subsidiary operates.

(e)           Preservation of Legal Existence, Etc.  Except to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect, preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its existence in its jurisdiction of organization and all material rights (charter and statutory), permits, licenses, approvals, privileges and franchises; provided, however, that such Loan Party and its Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(d).

(f)           Visitation Rights.  Permit during normal business hours and upon reasonable advance notice, any of the Agents or any of the Second Lien Lenders, or any agents or representatives thereof (in each case coordinated through the Administrative Agent), from time to time, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, such Loan Party and any of its Subsidiaries, and to discuss the affairs, finances and accounts of such Loan Party and any of its Subsidiaries with any of their officers, and with their independent certified public accountants; provided that, such Loan Party shall be given the opportunity to participate in any discussions with its accountants; provided further that absent the occurrence and continuation of an Event of Default, only one such visit shall be at the expense of the Borrower in any Fiscal Year.

(g)           Keeping of Books.  Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of such Loan Party and each such Subsidiary in accordance with GAAP.

(h)           Maintenance of Properties, Etc.  Except if the failure to do so could not reasonably be expected to have a Material Adverse Effect, (i) maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its material properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear, casualty and condemnation excepted and (ii) make and cause each of its Subsidiaries to make, from time to time, all repairs, renewals, additions, replacements, betterments and improvements of such properties in accordance with prudent industry practice; provided, however, that nothing in this Section 5.01(h) shall prohibit sales of assets permitted by Section 5.02(e).

(i)           Transactions with Affiliates.  Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates on terms that are fair and reasonable and no less favorable to such Loan Party or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate; provided, however, that nothing in this Section 5.01(i) shall prevent (i) any transaction between Loan Parties, (ii) the payment of reasonable and customary fees to members of the governing bodies of any Loan Party and reimbursement of reasonable out-of-pocket expenses of such Persons, (iii) payments permitted by Section 5.02(g), (iv) Investments in Loan Parties and their Subsidiaries permitted pursuant to Section 5.02(f), (v) reasonable and customary director, officer and employee compensation (including bonuses and severance) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements in the ordinary course of business and in good faith or to the extent approved in good faith by the board of directors, (vi) the Transactions and the payment of fees and expenses in connection therewith, (vii) equity issuances permitted (and not otherwise prohibited) by this Agreement, (viii) loans and transactions between or among the Borrower and one or more of its Subsidiaries expressly permitted by Section 5.02(b) and 5.02(f) of this Agreement, (ix) reasonable and customary fees paid to members of the board of directors of the Parent (or its direct or indirect parent) and its Subsidiaries (or after the consummation of a Qualified Public Offering of the Borrower, of the Borrower), and reimbursement of reasonable out-of-pocket costs and expenses of such Persons, (x) employment and severance arrangements between the Borrower and any of its Subsidiaries and their directors, officers, employees and members of management in the ordinary course of business, (xi) payments by the Parent and its Subsidiaries pursuant to the tax sharing agreements among Parent and its Subsidiaries on customary terms, (xii) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of good and services, in each case, in the ordinary course of business or otherwise not prohibited by the Loan Documents, (xiii) transactions listed on Schedule 5.01(i) and (xiv) payment of financial advisory and monitoring fees to the Sponsor as provided in the Management Agreements as in effect on the Effective Date and reimbursement of indemnification and reasonable out-of-pocket expenses;

(j)           Covenant to Guarantee Obligations and Give Security.  Upon (x) the request of the Collateral Agent following the occurrence and during the continuance of an Event of Default, (y) the formation or acquisition of any new direct or indirect Subsidiary by any Loan Party or (z) the acquisition of any property of the type constituting Collateral by any Loan Party, and such Collateral, shall not already be subject to a perfected second priority (subject only to Liens permitted by Section 5.02(a)) security interest in favor of the Collateral Agent for the benefit of the Secured Parties, then in each case at the Borrower’s expense:

(i)           in connection with the formation or acquisition of a Subsidiary that is not (x) a CFC or (y) a Subsidiary that is held directly or indirectly by a CFC, within 30 days (or such longer period as to which the Administrative Agent may consent) after such formation or acquisition, cause each such Subsidiary to duly execute and deliver to the Collateral Agent a guaranty or Guaranty Supplement in form and substance reasonably satisfactory to the Collateral Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents and an Acknowledgement (as defined in the Intercreditor Agreement),

(ii)           in connection with the acquisition of such property of the type constituting Collateral under the Collateral Documents, on or prior to 30 days (or such longer period as to which the Administrative Agent may consent) following such acquisition of property by any Loan Party, (A) duly execute and deliver, and cause each Loan Party to duly execute and deliver, to the Collateral Agent such additional  pledges, assignments, security agreement supplements, intellectual property security agreement supplements and other security agreements as specified by the Collateral Documents, and in form and substance reasonably satisfactory to the Collateral Agent, securing payment of all the Obligations of such Loan Party under the Loan Documents and constituting Liens on all such properties and (B) such formation or acquisition of any new Subsidiary, duly execute and deliver and cause each Subsidiary to duly execute and deliver to the Collateral Agent pledges, assignments, security agreement supplements and other security agreements as specified by the Collateral Documents, and in form and substance reasonably satisfactory to the Collateral Agent, securing payment of all of the obligations of such Subsidiary under the Loan Documents; provided that (1) the stock of any Subsidiary held by a CFC shall not be pledged and (2) if such new property is Equity Interests in a CFC, only 66% of such Equity Interests shall be pledged in favor of the Secured Parties,

(iii)          in connection with the acquisition of such property of the type constituting Collateral under the Collateral Documents, on or prior to 30 days (or such longer period as to which the Administrative Agent may consent) following such acquisition of property by any Loan Party, after such request, formation or acquisition, take, and cause each Loan Party and each newly acquired or newly formed Subsidiary (other than any Subsidiary that is a CFC or a Subsidiary that is held directly or indirectly by a CFC) to take, whatever action (including, without limitation, the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the mortgages, pledges, assignments, security agreement supplements and security agreements delivered pursuant to this Section 5.01(j), enforceable against all third parties in accordance with their terms,

(iv)          within 90 days (or such longer period as to which the Administrative Agent may consent) following the date of the acquisition of any fee interest in any real property located in the United States with a book value in excess of $250,000 (as reasonably estimated by the Borrower) acquired after the Effective Date by any Loan Party (other than any Subsidiary that is a CFC or a Subsidiary that is held directly or indirectly by a CFC), execute and deliver deeds or trust, trust deeds, mortgages substantially in the form of reasonably satisfactory to the Administrative Agent (a “Mortgage”), duly executed by the appropriate Loan Party, together with (x) evidence that counterparts of the Mortgages have been either (i) duly recorded or (ii) duly executed, acknowledged and delivered in form suitable for filing or recording, in all filing or recording offices that the Administrative Agent may deem necessary in order to create a valid first and subsisting Lien (subject to Permitted Encumbrances) on the property described therein in favor of the Collateral Agent for the benefit of the Secured Parties and that all filing and recording taxes and fees have been paid, (y) title insurance policies in form and substance, with endorsements and in amount, reasonably acceptable to the Administrative Agent and (z) any existing survey,

(v)          at any time and from time to time, promptly execute and deliver, and cause to execute and deliver, each Loan Party and each newly acquired or newly formed Subsidiary (other than any Subsidiary that is a CFC or a Subsidiary that is held directly or indirectly by a CFC) any and all further instruments and documents (including customary legal opinion as to the foregoing, if reasonably requested by the Administrative Agent) and take, and cause each Loan Party and each newly acquired or newly formed Subsidiary (other than any Subsidiary that is a CFC or a Subsidiary that is held directly or indirectly by a CFC) to take, all such other action as the Collateral Agent may deem reasonably necessary in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties, mortgages, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and security agreements.

Notwithstanding anything to the contrary in this Section 5.01(j) or any other Collateral Document, the Collateral Agent shall not require the taking of a Lien on, or require the perfection of any Lien granted in, those assets as to which the cost of obtaining or perfecting such Lien (including any mortgage stamp, intangibles or other tax or expenses relating to such Lien) is excessive in relation to the benefit to the Second Lien Lenders of the security afforded thereby as reasonably determined by the Borrower and the Administrative Agent.

(k)           Further Assurances.  Promptly upon the request by any Agent, or any Second Lien Lender  through the Administrative Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as any Agent, or any Second Lien Lender through the Administrative Agent, may reasonably require from time to time in order to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder.

(l)           [Intentionally Omitted.]

(m)           Preparation of Environmental Reports.  Upon the reasonable written request of the Administrative Agent during the continuance of an Event of Default, provide to the Administrative Agent within 60 days after receipt of such written request, at the expense of the Borrower or such Loan Party, an environmental site assessment report for any of its or its Subsidiaries’ properties described in such request, prepared by an environmental consulting firm acceptable to the Administrative Agent, indicating the presence or absence of Hazardous Materials at levels exceeding those allowed by Environmental Laws and the estimated cost of any compliance, removal or remedial action required by Environmental Laws in connection with any Hazardous Materials on such properties, without limiting the generality of the foregoing, if the Administrative Agent determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Administrative Agent may retain an environmental consulting firm to prepare such report at the expense of the Borrower or such Loan Party, and each Loan Party hereby grants and agrees to cause any Subsidiary that owns any property described in such request to grant at the time of such request to the Agents, the Second Lien Lenders, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter onto their respective properties to undertake such an assessment.

(n)           Compliance with Terms of Leaseholds.  Make all payments and otherwise perform all obligations in respect of all leases of real property to which each Loan Party or any of its Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, except in any case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.02.  Negative Covenants.  Until the Termination Date has occurred, no Loan Party will at any time:

(a)           Liens, Etc.  Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any accounts or other right to receive income, except:

(i)           Liens created under the Loan Documents;

(ii)          Liens created under the First Lien Loan Documents;

(iii)         Permitted Liens;

(iv)         Liens existing on the date hereof and described on Schedule 5.02(a) hereto and extensions, renewals or replacements of any of the foregoing; provided that no such Lien shall encumber any additional property (other than (A) after-acquired property affixed or incorporated into the property covered by such Lien, and (B) proceeds and products thereof);

(v)          purchase money Liens upon or in property (real or personal) acquired or held by such Loan Party or any of its Subsidiaries to secure the purchase price of such property or to secure Debt incurred solely for the purpose of financing the acquisition, construction or improvement of any such property to be subject to such Liens, or Liens existing on any such property at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, however, that no such Lien shall extend to or cover any property other than the property being acquired, constructed or improved, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced (other than (A) after-acquired property affixed or incorporated into the property covered by such Lien or financed by Debt permitted under Section 5.02(b), and (B) proceeds and products thereof); and provided further that the aggregate principal amount of the Debt secured by Liens permitted by this clause (v) shall not exceed the amount permitted under Section 5.02(b)(iii) at any time outstanding;

(vi)         Liens arising in connection with Capitalized Leases permitted under Section 5.02(b)(iv); provided that no such Lien shall extend to or cover any Collateral or assets other than the assets subject to such Capitalized Leases (other than (A) after-acquired property affixed or incorporated into the property covered by such Lien or financed by Debt permitted pursuant to Section 5.02(b) and (B) the proceeds and products thereof and accessions thereto);

(vii)        Liens securing Debt permitted by Section 5.02(b) and on property existing at the time such Person became a Subsidiary; provided that such Liens existed prior to such Person becoming a Subsidiary or such Investment being made, were not created in anticipation thereof and attach only to specific assets of such Person and the proceeds and products thereof;

(viii)       (a) leases, subleases, licenses and sublicenses granted to other Persons not interfering in any material respect with the ordinary course of the business of the Borrower or its Subsidiaries and (b) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Borrower or any of its Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(ix)          Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;

(x)           bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Parent or any Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements;

(xi)          Licenses, sublicenses or grant of any other right of intellectual property granted by the Parent or any of its Subsidiaries in the ordinary course of business;

(xii)         the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

(xiii)        Liens (a)(1) on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in a Permitted Acquisition or in an Investment permitted pursuant to Section 5.02(f) to be applied against the purchase price for such Permitted Acquisition or such Investment and (2) consisting of an agreement to dispose of any property in a Disposition permitted under Section 5.02(e), in each case, solely to the extent such Permitted Acquisition, Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien and (b) earnest money deposits of cash or Cash Equivalents by the Parent or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(xiv)        Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(xv)         (a) any interest or title of a lessor, sublessor, licensee or licensor under any lease or license agreement in the ordinary course of business, (b) any Lien or restriction that the interest or title of such lessor or sublessor may be subject to, or (c) any subordination of the interest of the lessee or sublessee under such lease to any Lien or restriction referred to in the preceding clause (b);

(xvi)        Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xvii)       Liens securing obligations (other than obligations representing indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Borrower and its Subsidiaries;

(xviii)      other Liens securing Debt and other obligations outstanding in an aggregate principal amount not to exceed $1,500,000; and

(xix)         any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses; provided, however, than no such Lien shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced; provided further, however, that the aggregate principal amount of the Debt secured by Liens permitted by this clause (xix) shall not exceed the amount permitted under Section 5.02(b) at any time outstanding.

(b)           Debt.  Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Debt, except:

(i)           Debt under the Loan Documents;

(ii)           Debt under the First Lien Loan Documents;

(iii)          Debt secured by Liens permitted by Section 5.02(a)(v) in an aggregate principal amount, together with Debt permitted under clause (iv) below, not to exceed $3,125,000 at any time outstanding;

(iv)         Capitalized Leases in an aggregate principal amount, together with Debt permitted under clause (iii) above, not to exceed $3,125,000 at any time outstanding, and in the case of Capitalized Leases to which any Subsidiary of any Loan Party is a party, Debt of such Loan Party of the type described in clause (i) of the definition of “Debt” guaranteeing the Obligations of such Subsidiary under such Capitalized Leases;

(v)          the Surviving Debt described on Schedule 5.02(b) and any Debt extending the maturity of, or refunding or refinancing, in whole or in part, any Surviving Debt, provided that the principal amount of such Surviving Debt shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing, and the direct and contingent obligors therefor shall not be changed, as a result of or in connection with such extension, refunding or refinancing;

(vi)         Debt in respect of Hedge Agreements designed to hedge against fluctuations in interest rates incurred in the ordinary course of business and consistent with prudent business practice;

(vii)        (A) Debt owed to a Loan Party, which Debt shall constitute Collateral, (B) Debt owed to any Subsidiary that is not a Loan Party by any Subsidiary that is not a Loan Party or (C) Debt by a Loan Party in an aggregate amount not to exceed $312,500 owed to any Subsidiary that is not a Loan Party;

(viii)       Debt in respect of performance, surety, bid, appeal bonds, completion guarantees or other similar obligations provided in the ordinary course of business, including guarantees or obligations of the Borrower and its Subsidiaries with respect to letters of credit supporting such performance, surety, bid, appeal bonds, completion guarantees or other similar obligations but excluding Debt incurred through the borrowing of money, Capitalized Leases and purchase money obligations;

(ix)          Debt consisting of promissory notes issued to future, present or former directors, officers, members of management, employees or consultants of the Parent or any of its Subsidiaries or their respective estates, heirs, family members, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Parent or any of its direct or indirect parent companies permitted by Section 5.02(g) in the ordinary course of business;

(x)           Cash management obligations and other Debt in respect of netting services, overdraft protections and similar arrangements in each case in connection with cash management and deposit accounts in the ordinary course of business;

(xi)          Debt consisting of the financing of insurance premiums, so long as the aggregate amount payable pursuant to such Debt does not materially exceed the amount of the premium for such insurance;

(xii)          Debt arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(xiii)        Debt of the Parent to the Borrower in lieu of any payment permitted to be made pursuant to Section 5.02(g);

(xiv)        other Debt of the Borrower and its Subsidiaries in an aggregate amount at any time outstanding not to exceed $1,500,000;

(xv)         Guarantee Obligations in respect of indemnity agreements to title insurers to cause such title insurers to issue title insurance policies;

(xvi)        all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xv) of this Section 5.02(b);

(xvii)       Debt consisting of Permitted Earn-Out Obligations;

(xviii)      (a) Guarantee Obligations of a Loan Party in respect of Debt of a Loan Party otherwise permitted by this Section 5.02(b), and (b) Guarantee Obligations of a Subsidiary of the Parent that is not Loan Party in respect of Debt of the Parent or any of its Subsidiaries otherwise permitted by this Section 5.02(b); and

(xix)         any extension, renewal, replacement, modification or refinancing of any Debt described in paragraphs (ii), (iii), (iv) and (v) of this Section 5.02(b) that would be a Permitted Refinancing thereof.

(c)           Change in Nature of Business.  Make, or permit any of its Subsidiaries to make, any material change in the nature of its business as carried on at the date hereof; provided that the foregoing shall not limit the ability of its Subsidiaries to engage in any business reasonably incidental, similar, related or ancillary thereto.

(d)           Mergers, Etc.  Merge into or consolidate with any Person or permit any Person to merge into it, or permit any of its Subsidiaries to do so, except that:

(i)           any Subsidiary of the Borrower may merge into or consolidate with any other Subsidiary of the Borrower; provided that, in the case of any such merger or consolidation of a Subsidiary Guarantor, the Person formed by such merger or consolidation shall be a Subsidiary Guarantor or a Person who becomes a Subsidiary Guarantor simultaneously therewith;

(ii)           the Company or any Subsidiary of the Borrower may merge into or consolidate with the Borrower; provided that, in the case of any such merger or consolidation, the Borrower shall be the surviving entity;

(iii)           in connection with any investment permitted under Section 5.02(f), the Borrower or any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that the Person surviving such merger shall be a Subsidiary Guarantor or the Borrower; and

(iv)           in connection with any sale or other disposition permitted under Section 5.02(e) (other than clause (ii) thereof), any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it;

(v)           provided, however, that in each case of clauses (iii) or (iv), immediately before and after giving effect thereto, no Event of Default shall have occurred and be continuing and, in the case of any such merger of clauses (iii) or (iv) to which the Borrower is a party, the Borrower is the surviving corporation.

(e)           Sales, Etc., of Assets.  Dispose of, or permit any of its Subsidiaries to Dispose of, any assets, except:

(i)           sales of Inventory or obsolete, damaged or worn out property, in the ordinary course of its business;

(ii)           in a transaction authorized by Section 5.02(d) (other than subsection (iv) thereof);

(iii)          Dispositions of assets among the Borrower and any Subsidiary; provided that if the transferor in such transaction is the Borrower or a Subsidiary Guarantor, then the transferee must either be the Borrower, the Parent or a Subsidiary Guarantor or to the extent constituting an Investment, such transaction is permitted under Section 5.02(f);

(iv)         a Disposition of cash or Cash Equivalents;

(v)          the sale, lease, transfer or other disposition of accounts in the ordinary course of business for collection;

(vi)         Investments in compliance with Section 5.02(f);

(vii)        leases, subleases, licenses or sublicenses of property in the ordinary course of business which do not materially interfere with the business of the Borrower and its Subsidiaries taken as a whole;

(viii)       transfers of property subject to any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or any similar proceedings;

(ix)          Dispositions in the ordinary course of business consisting of the abandonment of intellectual property which, in the reasonable good faith determination of the Borrower, are not material to the conduct of the business of the Borrower and its Subsidiaries;

(x)           Dispositions of tangible property to the extent that (A) such property is exchanged for credit against the purchase price of similar replacement property or (B) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(xi)           in order to resolve disputes that occur in the ordinary course of business, in which event the Borrower and its Subsidiaries may discount or otherwise compromise for less than the face value thereof, notes or accounts receivable;

(xii)         a Disposition in order to qualify members of the Board of Directors if required by applicable law;

(xiii)        voluntary terminations of Hedging Agreements;

(xiv)        Liens granted in compliance with Section 5.02(a) or Dispositions to the extent otherwise permitted under Section 5.02(f) and (g); provided that no Liens may be granted or Dispositions made solely pursuant to this Section 5.02(e)(xiv); and

(xv)         so long as no Event of Default shall have occurred and be continuing or would result from such sale, sales, transfers or other dispositions of assets for cash and for fair value in an aggregate amount not to exceed $6,250,000 in any Fiscal Year;

provided that in the case of sales of assets pursuant to clause (xv) above, the Borrower shall, on the date of receipt by any Loan Party or any of its Subsidiaries of the Net Cash Proceeds from such sale, prepay the Advances pursuant to, and in the amount and order of priority set forth in, Section 2.06(b)(ii), as specified therein.

(f)           Investments in Other Persons.  Make or hold, or permit any of its Subsidiaries to make or hold, any Investment in any Person, except:

(i)            Investments in Loan Parties;

(ii)           loans and advances (including advances of payroll payments) to directors, officers, members of management or employees in the ordinary course of business in an aggregate principal amount not to exceed $312,500 at any time outstanding;

(iii)          Investments in Cash Equivalents;

(iv)          Investments existing on the date hereof and described on Schedule 5.02(f) hereto with any modifications, replacements, renewals or extensions thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Section 5.02(f);

(v)           Investments in Hedge Agreements permitted under Article V;

(vi)          Investments (A) in any Loan Party, (B) by any Subsidiary that is not a Loan Party in any Loan Party or Subsidiary that is not a Loan Party or (C) in an aggregate not to exceed $312,500 by a Loan Party in any Subsidiary that is not a Loan Party;

(vii)         the purchase or other acquisition of all of the Equity Interests in, or all or substantially all of the property and assets of, any Person that, upon the consummation thereof, will be wholly-owned directly by the Borrower or one or more of its wholly-owned Subsidiaries (including, without limitation, as a result of a merger or consolidation), in an aggregate amount for all such purchases or other acquisitions not to exceed the sum of $60,000,000 plus the proceeds of Excluded Issuances; provided that, with respect to each purchase or other acquisition made pursuant to this clause (vii):

(A)          any such newly created or acquired Subsidiary shall comply with the requirements of Section 5.01(j);

(B)          the lines of business of the Person to be (or the property and assets of which are to be) so purchased or otherwise acquired shall be substantially the same lines of business (or reasonably incidental, related or ancillary thereto) as one or more of the principal businesses of the Borrower and its Subsidiaries in the ordinary course;

(C)          such purchase or other acquisition shall not include or result in any contingent liabilities that could reasonably be expected to have a Material Adverse Effect (as determined in good faith by the board of directors (or the persons performing similar functions) of the Borrower or such Subsidiary if the board of directors is otherwise approving such transaction and, in each other case, by a Responsible Officer, and taking into account any available indemnities and insurance coverage);

(D)          (1) immediately before and immediately after giving effect to any such purchase or other acquisition, no Default shall have occurred and be continuing and (2) immediately after giving effect to such purchase or other acquisition, the Parent and its Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Section 5.04, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent pursuant to Section 5.03 as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby; and

(E)           the Borrower shall have delivered to the Administrative Agent, on behalf of the Second Lien Lenders, at least five Business Days prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this clause (vii) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;

(viii)        Investments consummated on the Effective Date in connection with the Transaction;

(ix)          Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(x)           Investments constituting (A) accounts or notes receivable arising, (B) trade debt granted, (C) deposits made in connection with the purchase price of goods or services, (D) endorsement of negotiable instruments held for collection or (E) lease, utility and other similar deposits, in each case in the ordinary course of business;

(xi)           loans and advances to the Parent (and by the Parent to its direct or indirect parent) in lieu of any payment permitted to be made pursuant to Section 5.02(g);

(xii)         Investments consisting of promissory notes issued to any Loan Party by future, present or former directors, officers, members of management, employees, or consultants of the Parent or any of its Subsidiaries or their respective estates, heirs, family members, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Parent or any of its direct or indirect parent companies;

(xiii)        Investments received in connection with an Disposition made in compliance with Section 5.02(e), including any deferred portion of the sales price received by the Borrower or any Subsidiary in connection with any Disposition permitted under Section 5.02(e);

(xiv)        Debt, Liens, Guarantee Obligations, restricted payments, fundamental changes, Dispositions and Capital Expenditures otherwise permitted by Sections 5.02(a), (b), (c), (d), (e), (g) and (n), respectively; provided however that no Investments may be made solely pursuant to this Section 5.02(f)(xiv);

(xv)         Investments to the extent the consideration paid therefor consists solely of Equity Interests of the Parent (or its direct or indirect parent) or to the extent made with the proceeds of the sale of Equity Interests of the Parent (or its direct or indirect parent) or contributions to the Parent;

(xvi)        purchase price adjustments, earnouts and similar obligations (“Earn-Out Obligations”) which (A) are incurred in connection with Permitted Acquisitions, (B) are in amount which, taken together with all existing Earn-Out Obligations permitted pursuant to this clause 5.02(g)(xvi) and determined on the date of any such Permitted Acquisition, does not exceed 20% of EBITDA at the time incurred for the most recently ended Measurement Period and (C) will not result in an increase in the Total Leverage Ratio as determined on a pro forma basis (such obligations, “Permitted Earn-Out Obligations”); and

(xvii)       Investments by the Borrower and its Subsidiaries not otherwise permitted under this Section 5.02(f) in an aggregate amount not to exceed $1,500,000.

(g)           Restricted Payments.  Declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such or, other than in the case of the Parent, issue or sell any Equity Interests, or permit any of its Subsidiaries to do any of the foregoing, or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests in the Borrower or to issue or sell any Equity Interests therein, except that:

(i)           (A) the Parent and its Subsidiaries may declare and pay dividends and distributions payable only in Equity Interests of the Parent, the Company or the Borrower, as the case may be, and (B) except to the extent the Net Cash Proceeds thereof are required to be applied to the prepayment of the Advances pursuant to Section 2.06(b), the Parent may purchase, redeem, retire, defease or otherwise acquire shares of its capital stock with the proceeds received contemporaneously from the issue of new shares of its capital stock with equal or inferior voting powers, designations, preferences and rights;

(ii)           (A) payments by the Borrower to or on behalf of the Parent (and by the Parent to its direct or indirect parent) in an amount sufficient to pay franchise taxes and other fees required to maintain the legal existence of the Parent (and its direct or indirect parent), (B) payments by the Borrower to or on behalf of the Parent (and by the Parent to or on behalf of its direct or indirect parent) in an amount sufficient to pay operating expenses (including out-of-pocket legal, accounting and filing costs and other expenses) in the nature of overhead in the ordinary course of business of the Parent (and its direct or indirect parent), (C) customary indemnification claims made by directors, officers, members of management, employees or consultants of the Parent (or such direct or indirect parent) attributable to the ownership or operations of the Borrower and its Subsidiaries, (D) the funding of any Investment permitted to be made pursuant to Section 5.02(f); provided that (1) such payment shall be made substantially concurrently with the closing of such Investment and (2) the Parent shall, immediately following the closing thereof, cause (x) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or any Subsidiary or (y) the merger (to the extent permitted in Section 5.02(d)) of the Person formed or acquired into the Borrower or any Subsidiary in order to consummate such Investment, (E) fees and expenses related to any unsuccessful equity or debt offering permitted by this Agreement and (F) cash payments in lieu of issued fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Parent (or such direct or indirect parent) or its Subsidiaries;

(iii)          any Subsidiary of the Borrower may (A) declare and pay cash dividends to the Borrower, (B) declare and pay cash dividends to any other Loan Party of which it is a Subsidiary and (C) accept capital contributions from its parent;

(iv)         so long as no Event of Default shall have occurred and be continuing at the time of any action described in this clause (iv) or would result therefrom, payments to the Parent (and by the Parent to its direct or indirect parent) to permit the Parent (or such direct or indirect parent) to repurchase or redeem Qualified Equity Interests of the Parent (or such parent) held by directors, officers, members of management, employees or consultants of the Parent or any of its Subsidiaries or former directors, officers, employees, members of management, or consultants (or their transferees, estates or beneficiaries under their estates) of the Parent or any Subsidiary, upon their death, disability, retirement, severance or termination of employment or service; provided that the aggregate cash consideration paid for all such redemptions and payments shall not exceed, in any Fiscal Year, the sum of $1,250,000 plus the net cash proceeds of any “key-man” life insurance policies of the Parent and its Subsidiaries;

(v)           the Parent and its Subsidiaries may make a cashless repurchase of Equity Interests which is deemed to occur upon the exercise of options, rights or warrants to the extent such Equity Interests represent a portion of the exercise price of those options, rights or warrants;

(vi)         from and after the consummation of a Qualified Public Offering, the Borrower may make the restricted payments permitted to be made by the Parent (or its direct or indirect parent) under this Agreement;

(vii)        Parent and its Subsidiaries may make payments as permitted by Section 5.01(i)(xiv); and

(viii)       the Borrower may make payments (and the Parent may make payments) in an aggregate amount not exceeding at any time the aggregate amount of the proceeds of Excluded Issuances.

(h)           Amendments of Constitutive Documents.  Amend, or permit any of its Subsidiaries to amend, its certificate of incorporation or bylaws or other constitutive documents other than amendments that could not be reasonably expected to have a Material Adverse Effect.

(i)           Accounting Changes.  Make or permit, or permit any of its Subsidiaries to make or permit, any change in (i) accounting policies or reporting practices, except as required or permitted by GAAP, or (ii) Fiscal Year.

(j)           Prepayments, Etc., of Subordinated Debt.  Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Subordinated Debt, except (i) regularly scheduled interest or principal payments as and when due, (ii) all prepayments, redemptions, purchases, defeasances or satisfactions of Debt required or necessary on the Effective Date to consummate the Transaction, and (iii) any Permitted Refinancing thereof, or permit any of its Subsidiaries to do any of the foregoing.

(k)           [Intentionally Omitted.]

(l)           Negative Pledge.  Enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets except (i) in favor of the Secured Parties or (ii) in connection with (A) any Surviving Debt, (B) any purchase money Debt permitted by Section 5.02(b)(iii) solely to the extent that the agreement or instrument governing such Debt prohibits a Lien on the property acquired with the proceeds of such Debt, (C) any Capitalized Lease permitted by Section 5.02(b)(iv) solely to the extent that such Capitalized Lease prohibits a Lien on the property subject thereto, (D) any Debt outstanding on the date any Subsidiary of such Loan Party becomes such a Subsidiary (so long as such agreement was not entered into solely in contemplation of such Subsidiary becoming a Subsidiary of such Loan Party), (E) any agreement where such the prohibition of the creation of the Lien is rendered ineffective by the Uniform Commercial Code, (F) the First Lien Loan Documents (subject to the terms of the Intercreditor Agreement), (G) customary restrictions in connection with Debt permitted under Section 5.02(b), (H) any agreement of a Subsidiary that is not a Loan Party governing the Debt permitted by Section 5.02(b), (I) applicable law, (J) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or a Subsidiary, (K) customary provisions restricting assignment of any agreement entered into by the Borrower or a Subsidiary in the ordinary course of business, (L) any holder of a Lien permitted by Section 5.02(a) restricting the transfer of the property subject thereto, (M) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 5.02(e) pending the consummation of such sale or in leases, subleases, licenses or sub-licenses relating to the assets covered thereby, (N) customary provisions in partnership agreements, limited liability company organizational governance documents, asset sale and stock sale agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company or similar Person, (O) restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the ordinary course of business, (P) any instrument governing Debt assumed in connection with any Permitted Acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired, (Q) customary provisions in joint venture agreements and similar agreements applicable to joint ventures relating solely to such joint venture, or (R) any encumbrances or restrictions imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to above; provided that such amendments or refinancings are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.

(m)          Speculative Transactions.  Engage, or permit any of its Subsidiaries to engage, in any transaction involving commodity options or futures contracts or any similar speculative transactions.

(n)          Capital Expenditures.  Make, or permit any of its Subsidiaries to make, any Capital Expenditures that would cause the aggregate of all such Capital Expenditures made by the Parent and its Subsidiaries, as determined on a Consolidated basis, in any Fiscal Year to exceed $5,000,000 (or, when EBITDA is greater than $40,000,000 for a Measurement Period and the maximum amount of Capital Expenditures permitted for such Fiscal Year is less than $10,000,000, $10,000,000 thereafter); provided, however, that if, for any Fiscal Year, the aggregate amount of Capital Expenditures made by the Parent and its Subsidiaries, as determined on a Consolidated basis during such Fiscal Year is less than the maximum amount permitted to be made in any Fiscal Year (the amount of such excess being the “Excess Amount”), the Parent and its Subsidiaries shall be entitled to make additional Capital Expenditures in the immediately succeeding Fiscal Year in an amount equal to 100% of such Excess Amount, (ii) to the extent that the aggregate amount of such Capital Expenditures to be made in any Fiscal Year is greater than the maximum amount permitted to be made for such Fiscal Year, up to 100% of the amount available in the next succeeding Fiscal Year (each such amount being a “Pull-Back Amount”) may be pulled back to the immediately preceding Fiscal Year and used to make Capital Expenditures in such immediately preceding Fiscal Year it being understood and agreed that such amount for such next succeeding Fiscal Year set forth above shall be reduced by the amount of such Pull-Back Amount and (iii) after a Permitted Acquisition, the foregoing limitations shall be increased by an amount equal to 125% of the average Capital Expenditures of the acquired Person for the three consecutive twelve-month periods most recently ended prior to the closing of the Permitted Acquisition.

For purposes of this Section 5.02(n), it is understood and agreed that the following shall not constitute Capital Expenditures:  (i) Permitted Acquisitions, (ii) the reinvestment of any Net Cash Proceeds, (iii) expenditures of insurance settlements, condemnation awards or other settlements in respect of lost, destroyed, damaged or condemned assets or other property and (iv) expenditures for Capital Expenditures accounted for as Capital Expenditures of the Parent or any of its Subsidiaries which are paid for or reimbursed by a third party which is neither a Loan Party or a Subsidiary of the Borrower.

(o)          Payment Restrictions Affecting Subsidiaries.  Directly or indirectly, enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement or arrangement limiting the ability of any Subsidiaries of the Borrower to declare or pay dividends or other distributions in respect of its Equity Interests or repay or prepay any Debt owed to, make loans or advances to, or otherwise transfer assets to or invest in, the Borrower or any Subsidiary of the Borrower, except (i) the Loan Documents, (ii) the First Lien Credit Agreement and all related documents, instruments and agreements, (iii) any agreement or instrument evidencing Surviving Debt, (iv) any agreement in effect at the time such Subsidiary becomes a Subsidiary of such Loan Party, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of such Loan Party, (v) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (vi) restrictions and conditions imposed by law, (vi) agreements governing Capitalized Leases and purchase money Debt and (vii) by reason of customary provisions restricting assignments, subletting or other transfers contained in joint venture agreements, leases, subleases, licenses, sublicenses and similar agreements entered into in the ordinary course of business.

(p)          The Parent as a Holding Company.  In the case of the Parent, enter into or conduct any business, or engage in any activity other than (i) the holding of the Equity Interests in the Borrower and its Subsidiaries; (ii) the making of equity Investments in the Borrower and its Subsidiaries; (iii) the maintenance of any deposit accounts required in connection with the conduct of business or activities otherwise permitted under the Loan Documents; (iv) the execution, delivery and performance of the Transaction Documents and all related documents, instruments and agreements to which it is a party; (v) Guarantee Obligations permitted under this Agreement; (vi) obligations under the First Lien Loan Documents, if any; (vii) issuing and selling its Equity Interests or options or warrants in respect thereof; (viii) the maintenance of its existence and legal, tax and accounting matters in connection with any activity otherwise permitted hereunder; (ix) entering into any transaction otherwise permitted by this Agreement; (x) ownership of assets pursuant to a Permitted Acquisition; provided that such assets are promptly contributed to one or more Subsidiaries); and (xi) activities incidental to each of the foregoing.

SECTION 5.03.  Reporting Requirements.  Until the Termination Date, the Loan Parties will furnish to the Administrative Agent (for further distribution to the Second Lien Lenders):

(a)          Default Notice.  As soon as possible and in any event within three Business Days after any Responsible Officer of the Borrower obtaining knowledge of the occurrence of each Default or any event, development or occurrence that could be reasonably likely to have a Material Adverse Effect continuing on the date of such statement, a statement of a Responsible Officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto.

(b)          Annual Financials.  As soon as available and in any event by the later to occur of (x) the delivery of the same under the First Lien Credit Agreement in accordance with the terms hereof, as amended, and (y) within 120 days after the end of each Fiscal Year (as such date may be extended by the Administrative Agent in its sole discretion), a copy of the annual audit report for such year for the Parent and its Subsidiaries, including therein a Consolidated balance sheet of the Parent and its Subsidiaries as of the end of such Fiscal Year and a Consolidated statement of income and a Consolidated statement of cash flows of the Parent and its Subsidiaries for such Fiscal Year, in each case accompanied by an opinion as to such audit report of independent public accountants of recognized standing, without a going concern or like qualification, together with a (i) schedule in form reasonably satisfactory to the Administrative Agent of the computations used by the Parent in determining, as of the end of such Fiscal Year, compliance with the covenants contained in Section 5.04 and (ii) a certificate of a Responsible Officer of the Parent stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Parent has taken and proposes to take with respect thereto.

(c)           Quarterly Financials.  As soon as available and in any event by the later to occur of (x) the delivery of the same under the First Lien Credit Agreement in accordance with the terms thereof, as amended, and (y) within 60 days (as such date may be extended by the Administrative Agent in its sole discretion) after the end of each of the first three fiscal quarters of each Fiscal Year, a Consolidated balance sheet of the Parent and its Subsidiaries as of the end of such quarter and a Consolidated statement of income and a Consolidated statement of cash flows of the Parent and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and a Consolidated statement of income and a Consolidated statement of cash flows of the Parent and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to the exclusion of footnotes and year-end audit adjustments) by a Responsible Officer of the Parent as having been prepared in accordance with GAAP, together with (i) a certificate of a Responsible Officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Parent has taken and proposes to take with respect thereto and (ii) a schedule in form reasonably satisfactory to the Administrative Agent of the computations used by the Parent in determining compliance with the covenants contained in Section 5.04.

(d)          Annual Forecasts.  As soon as available and in any event by the later to occur of (x) the delivery of the same under the First Lien Credit Agreement in accordance with the terms thereof, as amended, and (y) 30 days after the end of each Fiscal Year (as such date may be extended by the Administrative Agent in its sole discretion), financial forecasts prepared in good faith by management of the Parent, in form reasonably satisfactory to the Administrative Agent, of balance sheets, income statements and cash flow statements on a monthly basis for the succeeding Fiscal Year.

(e)           Litigation.  Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any Governmental Authority affecting any Loan Party or any of its Subsidiaries of the type described in Section 4.01(f).

(f)           Securities Reports.  Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that any Loan Party sends to its stockholders generally, and copies of all regular, periodic and special reports, and all registration statements (other than on S-8 or a similar form), that any Loan Party files with the Securities and Exchange Commission or any Governmental Authority that may be substituted therefor, or with any national securities exchange.

(g)          Agreement Notices.  Promptly upon receipt thereof, copies of all material notices, requests and other documents received by any Loan Party under or pursuant to the First Lien Credit Agreement.

(h)          ERISA.  (i) ERISA Events and ERISA Reports.  (A) Promptly and in any event within 10 Business Days after any Loan Party or any ERISA Affiliate knows or has a reason to know that any ERISA Event that could reasonably be expected to have a Material Adverse Effect has occurred, a statement of a Responsible Officer of the Borrower describing such ERISA Event and the action, if any, that such Loan Party or such ERISA Affiliate has taken and proposes to take with respect thereto and (B) on the date any records, documents or other information must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information.

(ii)           Plan Terminations.  Promptly after receipt thereof by any Loan Party or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan.

(iii)          Multiemployer Plan Notices.  Promptly after receipt thereof by any Loan Party or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition of Withdrawal Liability by any such Multiemployer Plan, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (C) the amount of liability incurred, or that may be incurred, by such Loan Party or any ERISA Affiliate in connection with any event described in clause (A) or (B).

(i)           Environmental Conditions.  Promptly after the assertion or occurrence thereof, notice of any Environmental Action against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any property described in the Mortgages to be subject to any material restrictions on ownership, occupancy, use or transferability under any Environmental Law.

(j)           Insurance.  As soon as available and in any event within 30 days after the end of each Fiscal Year in which there has been a material and negative change in the amount or scope of the insurance coverage in effect for the Loan Parties, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Subsidiaries.

(k)           Other Information.  Such other information respecting the business, condition (financial or otherwise), operations, performance or properties of any Loan Party as any Agent, or any Second Lien Lender through the Administrative Agent, may from time to time reasonably request.

Information required to be delivered pursuant to this Section 5.03 shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on a SyndTrak, IntraLinks or similar site to which the Second Lien Lenders have been granted access or shall be available on the website of the Securities and Exchange Commission at http:www.sec.gov or on the website of the Borrower.  Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.  Each Second Lien Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.

SECTION 5.04.  Financial Covenants.  Until the occurrence of the Termination Date, the Borrower will:

(a)           Total Leverage Ratio.  Maintain as of the last day of each Measurement Period set forth below a Total Leverage Ratio of not more than the ratio set forth below for such Measurement Period:

Measurement Period Ended	Ratio
December 31, 2007 through and including June 30, 2008	5.50:1.00
September 30, 2008 through and including December 31, 2008	5.10:1.00
March 31, 2009 through and including December 31, 2009	4.00:1.00
March 31, 2010 and thereafter	3.50:1.00

(b)          Fixed Charge Coverage Ratio.  Maintain as of the last day of each Measurement Period set forth below a Fixed Charge Coverage Ratio of not less than the ratio set forth below for such Measurement Period:

Measurement Period Ended	Ratio
December 31, 2007 through and including September 30, 2008	1.25:1.00
December 31, 2008 through and including December 31, 2009	1.50:1.00
March 31, 2010 and thereafter	1.75:1.00

(c)           Interest Coverage Ratio.  Maintain as of the last day of each Measurement Period set forth below an Interest Coverage Ratio of not less than the ratio set forth below for such Measurement Period:

Measurement Period Ended	Ratio
December 31, 2007 through and including June 30, 2008	1.50:1.00
September 30, 2008 through and including December 31, 2008	1.60:1.00
March 31, 2009 through and including December 31, 2009	2.00:1.00
March 31, 2010 through and including December 31, 2010	2.50:1.00
March 31, 2011 and thereafter	3.00:1.00

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01.  Events of Default.  If any of the following events (“Events of Default”) shall occur and be continuing:

(a)           (i) the Borrower shall fail to pay any principal of any Advance when the same shall become due and payable, (ii) the Borrower shall fail to pay any interest on any Advance, within three Business Days after the same shall become due and payable or (iii) the Borrower shall fail to pay any fee or any other payment under any Loan Document within five Business Days after the same shall become due and payable; or

(b)          any representation or warranty made by any Loan Party (or any of its officers) under or in connection with any Loan Document or in any document delivered in connection therewith to the Administrative Agent or any of the Second Lien Lenders shall prove to have been incorrect in any material respect when made; or

(c)           the Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 2.15, 5.01(e), (f), (i), 5.02 or 5.04; or

(d)          any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document (which is not specified in Section 6.01(c)) on its part to be performed or observed if such failure shall remain unremedied for 30 days after the date on which written notice thereof shall have been given to the Borrower by the Administrative Agent; or

(e)           any Loan Party or any of its Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt of such Loan Party or such Subsidiary (as the case may be) that is outstanding in a principal amount (or, in the case of any Hedge Agreement, an Agreement Value) of at least $4,375,000 either individually or in the aggregate for all such Loan Parties and Subsidiaries (but excluding Debt outstanding hereunder(such threshold amount being “Material Debt”)), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Material Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Material Debt or otherwise to cause, or to permit the holder thereof to cause, such Material Debt to mature; or any such Material Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Material Debt shall be required to be made, in each case prior to the stated maturity thereof; provided that this paragraph (e) shall not apply to secured Debt that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Debt if such sale or transfer is permitted hereunder and under the documents providing for such Debt; provided further that with respect to any failure to pay or any other event under the First Lien Credit Agreement, such event shall only constitute an Event of Default hereunder if there is an “Event of Default” pursuant to Section 8.01(a) of the First Lien Credit Agreement or if the First Lien Credit Facilities shall have been accelerated; or

(f)           (i) any Loan Party or any of its Subsidiaries shall generally not pay its debts in excess of the threshold amount that constitutes Material Debt as such debts become due, or shall admit in writing its inability to pay its debts generally as they become due, or shall make a general assignment for the benefit of creditors; or (ii) any proceeding shall be instituted by or against any Loan Party or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or (iii) the board of directors (or any equivalent governing body) of any Loan Party or any of its Subsidiaries shall adopt resolutions authorizing the filing of any proceeding referred to in clause (ii) in this subsection (f); or

(g)          any final judgments or orders, either individually or in the aggregate, for the payment of money in excess of $4,375,000 (to the extent not covered by third-party insurance by a third party insurer as to which the insurer has not denied coverage) shall be rendered against any Loan Party or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h)          any material provision of any Loan Document after delivery thereof pursuant to Section 3.01 or 5.01(j) shall for any reason (other than pursuant to the terms thereof) cease to be valid and binding on or enforceable against any Loan Party party to it, or any such Loan Party shall so state in writing (other than as a result of the discharge of such Loan Party in accordance with the terms of the Loan Documents); or

(i)           other than with respect to de minimis items of Collateral not exceeding $312,500 in the aggregate, any Collateral Document or financing statement after delivery thereof pursuant to Section 3.01 or 5.01(j) shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority lien on and security interest in the Collateral purported to be covered thereby, except (i) to the extent otherwise permitted by the Loan Documents, (ii) to the extent that any such lack of validity, perfection or priority results from any act of any Agent and (iii) as to Collateral consisting of real property, to the extent that such lack of validity, perfection or priority are covered by a lender’s title insurance policy and such insurer has not denied coverage; or

(j)           a Change of Control shall occur;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by written notice to the Borrower, declare the Commitments of each Second Lien Lender and the obligation of each Second Lien Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall, at the request, or may with the consent, of the Required Lenders, by written notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (x) the Commitments of each Second Lien Lender and the obligation of each Second Lien Lender to make Advances shall automatically be terminated and (y) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE VII

THE AGENTS

SECTION 7.01.  Authorization and Action.  (a) Each Second Lien Lender (in its capacity as a Second Lien Lender) hereby appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto.  As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Advances), no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Second Lien Lenders and all holders of Notes; provided, however, that no Agent shall be required to take any action that exposes such Agent to personal liability or that is contrary to this Agreement or applicable law.  Each Agent agrees to give to each Second Lien Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

(b)          In furtherance of the foregoing, each Second Lien Lender hereby appoints and authorizes the Collateral Agent to act as the agent of such Second Lien Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Collateral Agent (and any Supplemental Collateral Agents appointed by the Collateral Agent pursuant to Section 7.01(c) for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights or remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of this Article VII (including, without limitation, Section 7.05 as though any such Supplemental Collateral Agents were an “Agent” under the Loan Documents) as if set forth in full herein with respect thereto.

(c)          Any Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder at the direction of the Collateral Agent) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties.  The Collateral Agent may also from time to time, when the Collateral Agent deems it to be necessary or desirable, appoint one or more trustees, co-trustees, collateral co-agents, collateral subagents or attorneys-in-fact (each, a “Supplemental Collateral Agent”) with respect to all or any part of the Collateral; provided, however, that no such Supplemental Collateral Agent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Collateral Agent.  Should any instrument in writing from the Borrower or any other Loan Party be required by any Supplemental Collateral Agent so appointed by the Collateral Agent to more fully or certainly vest in and confirm to such Supplemental Collateral Agent such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon reasonable request by the Collateral Agent.  If any Supplemental Collateral Agent, or successor thereto, shall die, become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall automatically vest in and be exercised by the Collateral Agent until the appointment of a new Supplemental Collateral Agent.  No Agent shall be responsible for the negligence or misconduct of any agent, attorney-in-fact or Supplemental Collateral Agent that it selects in accordance with the foregoing provisions of this Section 7.01(c) in the absence of such Agent’s gross negligence or willful misconduct.

SECTION 7.02.  Agents’ Reliance, Etc.  Neither any Agent nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct.  Without limitation of the generality of the foregoing, each Agent:  (a) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Second Lien Lender and shall not be responsible to any Second Lien Lender for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (c) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of any Loan Document on the part of any Loan Party or the existence at any time of any Default under the Loan Documents or to inspect the property (including the books and records) of any Loan Party; (d) shall not be responsible to any Second Lien Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; and (e) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram or telecopy) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 7.03.  Royal Bank and Affiliates.  With respect to its Commitments, the Advances made by it and any Notes issued to it, Royal Bank shall have the same rights and powers under the Loan Documents as any other Second Lien Lender and may exercise the same as though they were not Agents; and the term “Lender” or “Lender” shall, unless otherwise expressly indicated, include Royal Bank in its individual capacity.  Royal Bank and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any of its Subsidiaries and any Person that may do business with or own securities of any Loan Party or any such Subsidiary, all as if Royal Bank were not an Agent and without any duty to account therefor to the Second Lien Lenders.  No Agent shall have any duty to disclose any information obtained or received by it or any of its Affiliates relating to any Loan Party or any of its Subsidiaries to the extent such information was obtained or received in any capacity other than as such Agent.

SECTION 7.04.  Second Lien Lender Credit Decision.  Each Second Lien Lender acknowledges that it has, independently and without reliance upon any Agent or any other Second Lien Lender and based on the financial statements referred to in Section 4.01(g) and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Second Lien Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Second Lien Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 7.05.  Indemnification.  (a) Each Second Lien Lender severally agrees to indemnify each Agent (to the extent not promptly reimbursed by the Borrower under Section 9.04) from and against such Second Lien Lender’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Agent under the Loan Documents (collectively, the “Indemnified Costs”); provided, however, that no Second Lien Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction.  Without limitation of the foregoing, each Second Lien Lender agrees to reimburse each Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 9.04, to the extent that such Agent is not promptly reimbursed for such costs and expenses by the Borrower.  In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by any Second Lien Lender or any other Person.

(b)          For purposes of this Section 7.05. each Second Lien Lender’s respective ratable share of any amount shall be determined, at any time according to the aggregate principal amount of the Advances outstanding at such time and owing to such Second Lien Lender.  The failure of any Second Lien Lender to reimburse any Agent, promptly upon demand for its ratable share of any amount required to be paid by the Second Lien Lenders to such Agent as provided herein shall not relieve any other Second Lien Lender of its obligation hereunder to reimburse such Agent for its ratable share of such amount, but no Second Lien Lender shall be responsible for the failure of any other Second Lien Lender to reimburse such Agent for such other Second Lien Lender’s ratable share of such amount.  Without prejudice to the survival of any other agreement of any Second Lien lender hereunder, the agreement and obligations of each Second Lien Lender contained in this Section 7.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

SECTION 7.06.  Successor Agents.  Subject to the appointment and acceptance of a successor Agent as provided below, any Agent may resign as to any or all of the Facility at any time by giving written notice thereof to the Second Lien Lenders and the Borrower and may be removed at any time with or without cause by the Required Lenders with the consent of the Borrower; provided, however, that any removal of the Administrative Agent will not be effective until it has also been replaced as Collateral Agent and released from all of its obligations in respect thereof.  Upon any such resignation or removal, the Required Lenders shall have the right, with the consent of the Borrower (such consent not to be unreasonably withheld), to appoint a successor Agent (other than Disqualified Institutions) as to such of the Facility as to which such Agent has resigned or been removed.  If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Agent then the retiring Agent may, on behalf of the Second Lien Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent and, in the case of a successor Collateral Agent, upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent and, in the case of a successor Collateral Agent, upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, other than with respect to funds transfers and other similar aspects of the administration of Borrowings and payments by the Borrower, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement, other than as aforesaid.  If within 30 days after written notice is given of the retiring Agent’s resignation or removal under this Section 7.06 no successor Agent shall have been appointed and shall have accepted such appointment, then on such 30th day (a) the retiring Agent’s resignation or removal shall become effective, (b) the retiring Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (c) the Required Lenders shall thereafter perform all duties of the retiring Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Agent as provided above.  After any retiring Agent’s resignation or removal hereunder as Agent as to any of the Facility shall have become effective, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

SECTION 7.07.  Other Agents; Arrangers and Managers.  None of the Second Lien Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “bookrunner,” or “lead arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than to the extent expressly set forth herein and, in the case of such Second Lien Lenders, those applicable to all Second Lien Lenders as such.  Without limiting the foregoing, none of the Second Lien Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Second Lien Lender.  Each Second Lien Lender acknowledges that it has not relied, and will not rely, on any of the Second Lien Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 7.08.  Intercreditor Agreement.  Each of the Second Lien Lenders hereby acknowledges that it has received and reviewed the Intercreditor Agreement and agrees to be bound by the terms thereof.  Each Second Lien Lender (and each Person that becomes a Second Lien Lender hereunder pursuant to Section 9.07) hereby (i) acknowledges that Royal Bank is acting under the Intercreditor Agreement in multiple capacities as the Administrative Agent, the Collateral Agent and the First Lien Collateral Agent under the Intercreditor Agreement and (ii) waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against Royal Bank any claims, causes of action, damages or liabilities of whatever kind or nature relating thereto, except to the extent such damages or liabilities are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from Royal Bank’s gross negligence or willful misconduct.  Each Second Lien Lender (and each Person that becomes a Second Lien Lender hereunder pursuant to Section 9.07) hereby authorizes and directs Royal Bank to enter into the Intercreditor Agreement on behalf of such Second Lien Lender and agrees that Royal Bank, in its various capacities thereunder, may take such actions on its behalf as is contemplated by the terms of the Intercreditor Agreement.

ARTICLE VIII

GUARANTY

SECTION 8.01.  Guaranty; Limitation of Liability.  (a) Each Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Loan Party now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by any Agent or any Second Lien Lender in enforcing any rights under this Guaranty.  Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Agent or any Second Lien Lender under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

(b)          Each Guarantor, and by its acceptance of this Guaranty, the Administrative Agent and each Second Lien Lender, hereby confirms that it is the intention of all such Persons that this Guaranty and the Obligations of each Subsidiary Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Obligations of each Subsidiary Guarantor  hereunder.  To effectuate the foregoing intention, the Administrative Agent, the Second Lien Lenders and the Guarantors hereby irrevocably agree that the Obligations of each Subsidiary Guarantor  under this Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of such Subsidiary Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.

(c)          Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Second Lien Lender under this Guaranty or any other guaranty, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Agents and the Second Lien Lenders under or in respect of the Loan Documents.

SECTION 8.02.  Guaranty Absolute.  Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Agent or any Second Lien Lender with respect thereto.  The Obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions.  The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives, to the extent permitted by law, any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a)          any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b)          any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;

(c)          any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d)          any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;

(e)           any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;

(f)           any failure of any Agent or any Second Lien Lender to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to such Agent or such Second Lien Lender, as the case may be (each Guarantor waiving any duty on the part of the Agents and the Second Lien Lenders to disclose such information);

(g)          the failure of any other Person to execute or deliver this Guaranty, any Guaranty Supplement or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(h)          any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Agent or any Second Lien Lender that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety (other than the occurrence of the Termination Date).

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Agent or any Second Lien Lender or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made.

SECTION 8.03.  Waivers and Acknowledgments.  (a) To the extent permitted by law, each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Agent or any Second Lien Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any Collateral.

(b)          Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c)          Each Guarantor hereby unconditionally and irrevocably waives (i) any defense  (other than the occurrence of the Termination Date) arising by reason of any claim or defense based upon an election of remedies by any Agent or any Second Lien Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any Collateral and (ii) any defense (other than the occurrence of the Termination Date) based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder.

(d)          Each Guarantor acknowledges that the Collateral Agent may, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Guaranty, foreclose under any mortgage by nonjudicial sale, and each Guarantor hereby waives any defense (other than the occurrence of the Termination Date) to the recovery by the Collateral Agent and the other Secured Parties against such Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable law.

(e)          Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Agent or any Second Lien Lender to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by such Agent or such Secured Party, as the case may be.

(f)           Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 8.02 and this Section 8.03 are knowingly made in contemplation of such benefits.

SECTION 8.04.  Subrogation.  Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s Obligations under or in respect of this Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Agent or any Second Lien Lender against the Borrower, any other Loan Party or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the occurrence of the Termination Date.  If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the occurrence of the Termination Date such amount shall be received and held in trust for the benefit of the Secured Parties, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising.  If the Termination Date shall have occurred, the Agents and the Second Lien Lenders will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

SECTION 8.05.  Guaranty Supplements.  Upon the execution and delivery by any Person of a guaranty supplement in substantially the form of Exhibit E hereto (each, a “Guaranty Supplement”), (a) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Guaranty to a “Subsidiary Guarantor” shall also mean and be a reference to such Additional Guarantor, and each reference in any other Loan Document to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and (b) each reference herein to “ this Guaranty,” “hereunder,” “hereof” or words of like import referring to this Guaranty, and each reference in any other Loan Document to the “Guaranty,” “thereunder,” “thereof” or words of like import referring to this Guaranty, shall mean and be a reference to this Guaranty as supplemented by such Guaranty Supplement.

SECTION 8.06.  Subordination.  Until the Termination Date, each Guarantor hereby subordinates any and all debts, liabilities and other Obligations owed to such Guarantor by each other Loan Party (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 8.06:

(a)          Prohibited Payments, Etc.  Except during the continuance of an Event of Default, each Guarantor may receive payments from any other Loan Party on account of the Subordinated Obligations.  After the occurrence and during the continuance of any Event of Default, however, unless the Required Lenders otherwise agree, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b)          Prior Payment of Guaranteed Obligations.  In any proceeding under any Bankruptcy Law relating to any other Loan Party, each Guarantor agrees that the Agents and the Second Lien Lenders shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post-Petition Interest”)) before such Guarantor receives payment of any Subordinated Obligations.

(c)           Turn-Over.  After the occurrence and during the continuance of any Event of Default, each Guarantor shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Agents and the Second Lien Lenders and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post-Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.

SECTION 8.07.  Continuing Guaranty; Assignments.  This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the Termination Date and (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Agents and the Second Lien Lenders and their successors, transferees and permitted assigns.  Without limiting the generality of clause (c) of the immediately preceding sentence, any Second Lien Lender may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, the Advances owing to it and any Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Second Lien Lender herein or otherwise, in each case as and to the extent provided in Section 9.07.  No Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Secured Parties.

SECTION 8.08.  Release of Guarantor.  A Subsidiary Guarantor shall automatically be released from its obligations hereunder and the Liens created hereunder in the Collateral of such Subsidiary Guarantor shall be automatically released upon the consummation of any sale, disposition or other transaction (including merger or consolidation) permitted by this Agreement as a result of which such Subsidiary Guarantor ceases to be a subsidiary.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01.  Amendments, Etc.  Except for actions expressly permitted to be taken by the Agents, no amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed (or, in the case of the Collateral Documents, consented to) by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (a) no amendment, waiver or consent shall, unless in writing and signed by all of the Second Lien Lenders (other than any Second Lien Lender that is, at such time, a Defaulting Second Lien Lender), do any of the following at any time:

(i)           waive any of the conditions specified in Section 3.01 or, in the case of the Initial Extension of Credit, Section 3.02;

(ii)           change the number of Second Lien Lenders or the percentage of (x) the Commitments or (y) the aggregate unpaid principal amount of the Advances that, in each case, shall be required for the Second Lien Lenders or any of them to take any action hereunder;

(iii)          other than in connection with a transaction specifically permitted hereby, release one or more Guarantors (or otherwise limit such Guarantors’ liability with respect to the Obligations owing to the Agents and the Second Lien Lenders under the Guaranty) if such release or limitation is in respect of all or substantially all of the value of the Guaranties to the Second Lien Lenders; or

(iv)          release all or substantially all of the Collateral in any transaction or series of related transactions;

and (b) no amendment, waiver or consent shall, unless in writing and signed by the Required Lenders and each Second Lien Lender (other than any Second Lien Lender that is, at such time, a Defaulting Second Lien Lender) specified below for such amendment, waiver or consent:

(i)            increase the Commitments of a Second Lien Lender without the consent of such Second Lien Lender (it being understood that a waiver of any condition precedent set forth in Article III or the waiver of any Default or mandatory prepayment shall not constitute an increase of any Commitment of any Second Lien Lender);

(ii)           extend the Scheduled Termination Date without the consent of each Second Lien Lender;

(iii)            reduce the principal of, or stated rate of interest on, the Advances owed to a Second Lien Lender or any fees or other amounts stated to be payable hereunder or under the other Loan Documents to such Second Lien Lender without the consent of such Second Lien Lender;

(iv)            postpone any date scheduled for any payment of interest on the Advances pursuant to Section 2.07 hereunder to a Second Lien Lender without the consent of such Second Lien Lender; provided, that only the consent of the Required Lenders shall be necessary to amend the provisions of Section 2.07(b) providing for the Default Interest or to waive any obligations of the Borrower to pay interest at such Default Interest;

(v)            amend, waive, modify or consent to any departure from the provisions of this Section 9.01 in a manner that would adversely affect the rights of any Second Lien Lender under this Section 9.01 without the consent of such Second Lien Lender; or

(vi)           amend, waive, modify or consent to any departure from the provisions of Section 2.12(b) without the consent of each Seller Holder adversely affected thereby;

provided, further, that no amendment, waiver or consent shall, unless in writing and signed by (x) the relevant Agent in addition to the Second Lien Lenders required above to take such action, affect the rights or duties of such Agent under this Agreement or the other Loan Documents or (y) the Other Second Lien Lenders, materially and adversely affect the rights or obligations of the Other Second Lien Lenders hereunder to the extent that the First Lien Credit Agreement expressly provides that this Agreement governs such rights and obligations.

(c)           Notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Second Lien Lenders providing the Replacement Term Loans (as defined below) to permit the refinancing of the outstanding Advances (“Refinanced Term Loans”) with a replacement term loan tranche denominated in dollars (“Replacement Term Loans”) hereunder; provided that (i) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (ii) the interest rate for such Replacement Term Loans shall not be higher than the interest rate for such Refinanced Term Loans, (iii) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the Refinanced Term Loans) and (iv) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Second Lien Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Advances in effect immediately prior to such refinancing.

(d)           Notwithstanding anything to the contrary contained in this Section 9.01, if the Administrative Agent and the Borrower (A) shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, or (B) shall seek to amend the Loan Documents in a manner more favorable to the Second Lien Lenders, taken as a whole, then, in each case, the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

SECTION 9.02.  Notices, Etc.  (a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for hereunder shall be either (x) in writing (including telecopy communication) and mailed, telecopied or delivered by hand or overnight courier service, or (y) as and to the extent set forth in Section 9.02(b) and in the proviso to this Section 9.02(a), in an electronic medium and as delivered as set forth in Section 9.02(b), if to any Loan Party, at the Borrower’s address at Gwynedd Hall, 1777 Sentry Parkway West, Suite 302, Blue Bell, PA  19422, Fax: 267-464-1735, Attn: Chief Financial Officer, with a copy to the Sponsor at the Sponsor’s address, telecopy number or electronic mail address at 200 Crescent Court, Suite 1600, Dallas, TX 75201, Fax 214-720-7888, Email: dhopkin@hmcapital.com; if to any Initial Second Lien Lender, at its address, telecopy number or electronic mail address specified opposite its name on Schedule I hereto; if to any other Second Lien Lender, at its address, telecopy number or electronic mail address specified in the Assignment and Acceptance pursuant to which it became a Second Lien Lender; if to the Collateral Agent or the Administrative Agent, at its address at  200 Bay Street, 12th Floor, South Tower, Royal Bank Plaza, Toronto, Ontario M5J 2W7, Attention:  Manager, Agency, Fax: 416-842-4023, or, as to any party, at such other address, telecopy number or electronic mail address as shall be designated by such party in a written notice to the other parties; provided, however, that materials and information described in Section 9.02(b) shall be delivered to the Administrative Agent in accordance with the provisions thereof or as otherwise specified to the Borrower by the Administrative Agent in writing.  All such notices and other communications delivered by hand or overnight courier service shall be effective when received, all such notices sent by mail shall be effective as of the earlier of receipt thereof and three Business Days after deposit in the mails, and all such notices and other communications sent by telecopy shall be effective when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  All such notices delivered by electronic mail, as provided in subsection (b) below, shall be effective when delivered.  Delivery by telecopier of an executed counterpart of a signature page to any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof.  As agreed to among the Borrower, including as set forth in subsection (b) below, the Administrative Agent and the applicable Second Lien Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person.

(b)           The Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding (i) any Notice of Borrowing, (ii) any notice of any prepayment of the Advances pursuant to Section 2.06, (iii) any notice of a Default or Event of Default under this Agreement or (iv) any certificate, agreement or other document required to be delivered to satisfy any condition set forth in Article III of this Agreement (all such non-excluded communications being referred to herein collectively as “Communications”), by delivering the Communications by e-mail to an e-mail address specified by the Administrative Agent to the Borrower.  In addition, the Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.  The Borrower further agrees that the Administrative Agent may make the Communications available to the Second Lien Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”).

(c)           The Platform is provided on an “as is” and “as available” basis and the Agent Parties  (as defined below) make no representation or warranty of any kind as the accuracy or completeness of the Communications or as to the adequacy of the Platform, and expressly disclaim any liability for any errors or omissions in the Communications.  In no event shall the Administrative Agent or any of its Affiliates or any of their respective officers, directors, employees, agents, Advisors or representatives (collectively, the “Agent Parties”) have any liability to the Borrower, any Second Lien Lender or any other Person or entity for damages of any kind, including, without limitation, any direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s delivery of any Communications through the internet, except to the extent the liability of any Agent Party is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Agent Party’s gross negligence or willful misconduct.

(d)           The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents.  Each Second Lien Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Second Lien Lender for purposes of the Loan Documents.  Each Second Lien Lender agrees to (i) notify the Administrative Agent in writing (including by e-mail) from time to time of such Second Lien Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.  Nothing herein shall prejudice the right of the Administrative Agent or any Second Lien Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 9.03.  No Waiver; Remedies.  No failure on the part of any Second Lien Lender or any Agent to exercise, and no delay in exercising, any right hereunder or under any Note or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 9.04.  Costs and Expenses.  (a) The Borrower agrees to pay, within 30 days after receipt of an invoice setting forth such amounts in reasonable detail, (i) all reasonable and documented out-of-pocket costs and expenses of one counsel to the Initial Seller Holders (taken as a whole) incurred in connection with the preparation, execution and delivery of the Loan Documents and (ii) the reasonable fees and expenses of one counsel to the Agents and the Second Lien Lenders taken as a whole (and, if reasonably necessary, of one local counsel in any applicable jurisdiction, and additional counsel if a conflict of interest exists between any Agent or Second Lien Lender and any other Agent or Second Lien Lender, as determined in good faith by such party), with respect to advising such Agent as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events of circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto) and in connection with the enforcement of the Loan Documents.

(b)           The Borrower agrees to indemnify, defend and save and hold harmless each Agent, each Second Lien Lender and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) (i) from and against, and shall pay within 30 days after receipt of an invoice setting forth such amounts in reasonable detail, any and all reasonable and documented out-of-pocket expenses (including, without limitation, the reasonable and documented fees, disbursements and other charges of one counsel to the Administrative Agent and the Second Lien Lenders taken as a whole, and, if reasonably necessary, of one local counsel in any applicable jurisdiction, and additional counsel if a conflict of interest exists between the Indemnified Parties, as determined in good faith by an Indemnified Party) that may be incurred by any Indemnified Party, arising out of or associated with the preparation, execution, delivery and administration of the Loan Documents and any amendment or waiver with respect thereto, and (ii) from and against, and shall pay within 30 days after receipt of an invoice setting forth such amounts in reasonable detail, any and all claims, damages, losses, liabilities and reasonable and documented out-of-pocket expenses (including, without limitation, the reasonable and documented fees, disbursements and other charges of one counsel to the Administrative Agent and the Second Lien Lenders taken as a whole, and, if reasonably necessary, of one local counsel in any applicable jurisdiction, and additional counsel if a conflict of interest exists between the Indemnified Parties, as determined in good faith by an Indemnified Party) that may be incurred by or asserted or awarded against any Indemnified Party, in each case of clauses (i) and (ii) arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (A) the Facility, the actual or proposed use of the proceeds of the Advances or any of the transactions contemplated by the Transaction Documents or (B) the actual or alleged presence of Hazardous Materials on any property of any Loan Party or any of its Subsidiaries or any Environmental Action relating in any way to any Loan Party or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense (w) arises from any violations of, non-compliance with or liability under, any Environmental Laws or attributable to the presence, release or threatened release of Hazardous Materials that first occur at a property after such property is transferred to the Administrative Agent or any Indemnified Party by foreclosure, deed-in-lieu of foreclosure or similar transfer, (x) is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, willful misconduct or bad faith, (y) arises out of material breach of the Loan Documents by any Indemnified Party or (z) arises solely out of a dispute among the Indemnified Parties; provided that the Administrative Agent shall continue to be indemnified in the event of a dispute between it and other Indemnified Parties; provided further that in no event shall any Seller Holder (or any Affiliate thereof or any respective officer, director, employee, agent or advisor thereof) be entitled to any indemnity or expense reimbursement under this Section 9.04 (or any other provision of any Loan Document) to the extent that any such expense, claim, loss, damage, and/or liability arises out of or relates to (A) any of the representations and warranties made in favor of the Other Second Lien Lenders, (B) in any way relates to the Purchase Agreement (or any portion thereof) or any of the transactions contemplated thereby (including any documents, instruments or agreements (other than any Note) executed and delivered in connection therewith) and/or (C) any matter or event (x) as to which any Buyer Indemnitee is or would be entitled to seek or claim indemnification under the Purchase Agreement (regardless of whether such indemnification provisions are then applicable or available under the Purchase Agreement) and/or (y) arises from or relates to any period or event occurring prior to the Effective Date.  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or any Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the Transaction is consummated.  Each party hereto also agrees not to assert any claim against any other party or any of their Affiliates, or any of their respective officers, directors, employees, agents and advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facility, the actual or proposed use of the proceeds of the Advances, the Transaction Documents or any of the transactions contemplated by the Transaction Documents.

(c)           If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Second Lien Lender, in its sole discretion.

(d)           Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Borrower contained in Sections 2.10 and 2.13 and this Section 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

(e)           For the avoidance of doubt, any and all payments by any Loan Party to or for the account of any Second Lien Lender or any Agent hereunder or under any other Loan Document with respect to Taxes shall be governed exclusively by Section 2.12 and not by this Section 9.04.

SECTION 9.05.  Right of Set-off.  Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Agent and each Second Lien Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) (other than with respect to payroll accounts, zero balance accounts and trust funds) at any time held and other indebtedness at any time owing by such Agent, such Second Lien Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under the Loan Documents, irrespective of whether such Agent or such Second Lien Lender shall have made any demand under this Agreement or the other Loan Documents and although such Obligations may be unmatured.  Each Agent and each Second Lien Lender agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of each Agent and each Second Lien Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Agent, such Second Lien Lender and their respective Affiliates may have.

SECTION 9.06.  Binding Effect.  This Agreement shall become effective when it shall have been executed by the Borrower and each Agent and the Administrative Agent shall have been notified by each Initial Second Lien Lender that such Initial Second Lien Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Second Lien Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of each Second Lien Lender.

SECTION 9.07.  Assignments and Participations.  (a) (i) Except as provided in Section 2.11 or Section 9.10, prior to May 1, 2009, the Initial Seller Holders shall not sell, assign or transfer all or any portion of the Advances without the prior written consent of the Borrower.  On and after May 1, 2009 (provided that no Event of Default under Section 6.01(f) has occurred and is continuing), each Initial Seller Holder may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment or Commitments, the Advances owing to it and the Note or Notes held by it but, in the case of an Initial Seller Holder, excluding any portion of the Advances subject to pending indemnification claims or paid into escrow); provided that after giving effect to all such assignments, no assignee (together with its affiliates) of any Seller Holder shall own or control 50.0% or more of the then outstanding principal amount of the Advances (unless the Borrower has otherwise consented in writing in advance); and

(ii)          Each Other Second Lien Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment or Commitments, the Advances owing to it and the Note or Notes held by it);

provided that in the case of clauses (i) and (ii) above, (A) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under the Facility, (B) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Second Lien Lender, an Affiliate of any Second Lien Lender or an Approved Fund of any Second Lien Lender or an assignment of all of a Second Lien Lender’s rights and obligations under this Agreement, the aggregate amount of the Commitments being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $1,000,000 (or such lesser amount as shall be approved by the Administrative Agent and, so long as no Event of Default pursuant to Sections 6.01(a) or (f) shall have occurred and be continuing at the time of the effectiveness of such assignment, the Borrower), (C) each such assignment shall be to an Eligible Assignee, (D) each such assignment made as a result of a demand by the Borrower pursuant to Section 2.11 or Section 9.10 shall be arranged by the Borrower after consultation with the Administrative Agent and shall be either an assignment of all of the rights and obligations of the assigning Second Lien Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Second Lien Lender under this Agreement, (E) no Second Lien Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to Section 2.11 or Section 9.10 unless and until such Second Lien Lender shall have received one or more payments from either the Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Second Lien Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Second Lien Lender under this Agreement and (F) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes (if any) subject to such assignment and a processing and recordation fee of $3,500.

(b)           Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Second Lien Lender hereunder and (ii) the Second Lien Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.10, 2.13 and 9.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Second Lien Lender’s obligations under this Agreement, such Second Lien Lender shall cease to be a party hereto).

(c)           By executing and delivering an Assignment and Acceptance, each Second Lien Lender assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows:  (i) other than as provided in such Assignment and Acceptance, such assigning Second Lien Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Second Lien Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon any Agent, such assigning Second Lien Lender or any other Second Lien Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Second Lien Lender and (viii) in the case of any assignment to or by a Seller Holder, the assignee thereunder acknowledges and agrees that it takes such interest subject to the restrictions and limitations set forth herein, including pursuant to Section 2.12(b) and Section 9.04.

(d)           The Administrative Agent, acting for this purpose (but only for this purpose) as the agent of the Borrower, shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Second Lien Lenders and the Commitment under each Facility of, and principal amount of the Advances owing under the Facility to, each Second Lien Lender from time to time (the “Register”).  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents and the Second Lien Lenders may treat each Person whose name is recorded in the Register as a Second Lien Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower or any Agent or any Second Lien Lender at any reasonable time and from time to time upon reasonable prior notice.

(e)           Upon its receipt of an Assignment and Acceptance executed by an assigning Second Lien Lender and an assignee, together with any Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower and each other Agent.  In the case of any assignment by a Second Lien Lender, within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes (if any) a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it under each Facility pursuant to such Assignment and Acceptance and, if any assigning Second Lien Lender that had a Note or Notes prior to such assignment has retained a Commitment hereunder under such Facility, a new Note to the order of such assigning Second Lien Lender in an amount equal to the Commitment retained by it hereunder.  Such new Note or Notes shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A hereto.

(f)           (i) Prior to May 1, 2009, no Initial Seller Holder shall sell participations to any Person in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it and any Note or Notes held by it) without the prior written consent of the Borrower.  On or after May 1, 2009 (provided that no Event of Default under Section 6.01(f) has occurred and is continuing), each Initial Seller Holder may sell participations to one or more Persons in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it and any Note or Notes held by it); and

(ii)           Each Other Second Lien Lender may sell participations to one or more Persons in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it and any Note or Notes held by it);

provided, however, that in the case of each of clauses (i) and (ii) above, (A) such Second Lien Lender’s obligations under this Agreement (including, without limitation, its Commitments) shall remain unchanged, (B) such Second Lien Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) such Second Lien Lender shall remain the holder of any such Note for all purposes of this Agreement, (D) the Borrower, the Agents and the other Second Lien Lenders shall continue to deal solely and directly with such Second Lien Lender in connection with such Second Lien Lender’s rights and obligations under this Agreement and (E) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or release all or substantially all of the Collateral or the value of the Guaranty.

(g)           Any Second Lien Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Second Lien Lender by or on behalf of the Borrower; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information received by it from such Second Lien Lender pursuant to Section 9.11.

(h)           Notwithstanding any other provision set forth in this Agreement, any Second Lien Lender may at any time (and without the consent of the Administrative Agent or the Borrower) create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and any Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

(i)           Notwithstanding anything to the contrary contained herein, any Second Lien Lender that is a fund that invests in bank loans may create a security interest in all or any portion of the Advances owing to it and the Note or Notes held by it to the trustee for holders of obligations owed, or securities issued, by such fund as security for such obligations or securities, provided, however, that unless and until such trustee actually becomes a Second Lien Lender in compliance with the other provisions of this Section 9.07, (i) no such pledge shall release the pledging Second Lien Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Second Lien Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(j)           Notwithstanding anything to the contrary contained herein, any Second Lien Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Advance that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided, however, that (i) nothing herein shall constitute a commitment by any SPC to fund any Advance, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Advance, the Granting Lender shall be obligated to make such Advance pursuant to the terms hereof.  The making of an Advance by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Advance were made by such Granting Lender.  Each party hereto hereby agrees that (i) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Second Lien Lender would be liable, (ii) no SPC shall be entitled to the benefits of Sections 2.10 and 2.13 (or any other increased costs protection provision) and (iii) the Granting Lender shall for all purposes, including, without limitation, the approval of any amendment or waiver of any provision of any Loan Document, remain the Second Lien Lender of record hereunder.  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior Debt of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof.  Notwithstanding anything to the contrary contained in this Agreement, any SPC may (i) with notice to, but without prior consent of, the Borrower and the Administrative Agent, assign all or any portion of its interest in any Advance to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Advances to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC.  This subsection (j) may not be amended without the prior written consent of each Granting Lender, all or any part of whose Advances are being funded by the SPC at the time of such amendment.

SECTION 9.08.  Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery by telecopier or other electronic communication of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement.

SECTION 9.09.  [Intentionally Omitted.]

SECTION 9.10.  Non-Consenting Second Lien Lenders.  If at any time, any Second Lien Lender becomes a Non-Consenting Second Lien Lender, then the Borrower may, at its sole cost and expense, on prior written notice to the Administrative Agent and such Second Lien Lender, replace such Second Lien Lender by causing such Second Lien Lender to (and such Second Lien Lender shall be obligated to) assign pursuant to Section 9.07 all of its rights and obligations under this Agreement to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Second Lien Lender shall have any obligation to the Borrower to find a replacement Second Lien Lender or other such Person; provided, further, that such Non-Consenting Second Lien Lender shall be entitled to receive the full outstanding principal amount of Advances so assigned, together with accrued interest and fees payable in respect of such Advances as of the date of such assignment.

SECTION 9.11.  Confidentiality.  Neither any Agent nor any Second Lien Lender shall disclose any Confidential Information to any Person without the consent of the Borrower, other than (a) to such Agent’s or such Second Lien Lender’s Affiliates and their officers, directors, employees, agents and advisors and to actual or prospective Eligible Assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process; provided that such Agent or Second Lien Lender shall provide the Borrower with prompt notice of such disclosure to the extent permitted by applicable law, (c) as requested or required by any state, Federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any similar organization or quasi-regulatory authority) regulating such Second Lien Lender, (d) to any rating agency when required by it; provided that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to the Loan Parties received by it from such Second Lien Lender, (e) in connection with any litigation or proceeding to which such Agent or such Second Lien Lender or any of its Affiliates may be a party, or (f) in connection with the exercise of any right or remedy under this Agreement or any other Loan Document

SECTION 9.12.  Release of Collateral.  (a)(i) Upon the sale, lease, transfer or other disposition of any item of Collateral of any Loan Party (including, without limitation, as a result of the sale, in accordance with the terms of the Loan Documents, of the Loan Party that owns such Collateral) in accordance with the terms of the Loan Documents or, subject to Section 9.01, if approved, authorized or ratified in writing by the Required Second Lien Lenders, (ii) upon the Termination Date (and, concurrently therewith, to release all the Loan Parties from their obligations under the Loan Documents (other than those that specifically survive the Termination Date)), or (iii) upon release of a Subsidiary Guarantor from its obligations under its Guaranty pursuant to clause (c) below, the Second Lien Lenders irrevocably authorize the Agents, and the Agents agree, at the Borrower’s expense, to execute and deliver to such Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents in accordance with the terms of the Loan Documents.

(b)           The Second Lien Lenders irrevocably authorize the Agents, and the Agents agree, at the request of the Borrower, to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 5.02(a)(iv) and (v).

(c)           The Second Lien Lenders irrevocably authorize the Agents, and the Agents agree, to release any Subsidiary Guarantor from its obligations under any Loan Document to which it is a party if such Person ceases to be a Subsidiary as a result of a transaction or designation permitted hereunder.

SECTION 9.13.  Patriot Act Notice.  Each Second Lien Lender and each Agent (for itself and not on behalf of any Second Lien Lender) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Second Lien Lender or such Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act.  The Borrower shall, and shall cause each of its Subsidiaries to, provide to the extent commercially reasonable, such information and take such actions as are reasonably requested by any Agents or any Second Lien Lender in order to assist the Agents and the Second Lien Lenders in maintaining compliance with the Patriot Act.

SECTION 9.14.  Jurisdiction, Etc.  (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.

(b)           Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York State or Federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 9.15.  GOVERNING LAW.  THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.16.  WAIVER OF JURY TRIAL.  EACH OF THE BORROWER, THE AGENTS AND THE SECOND LIEN LENDERS IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE ADVANCES, THE LETTERS OF CREDIT OR THE ACTIONS OF ANY AGENT OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

SECTION 9.17.  Intercreditor Agreement.  In the event of conflict or inconsistency between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.

SECTION 9.18.  Special Provisions for Other Second Lien Lenders.  Notwithstanding anything to the contrary herein, the rights and obligations of the Other Second Lien Lenders and the provisions applicable to the Obligations in respect of the Term C Advance shall be governed solely and exclusively by the Terms of the Collateral Documents and the First Lien Credit Agreement, except to the extent that the First Lien Credit Agreement otherwise expressly provides that this Agreement governs instead, in which case, the relevant provisions of this Agreement (and any defined terms used therein) shall apply.  For the avoidance of doubt, the aggregate Commitments in respect of the Term C Advance shall not exceed $5,000,000.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

UNITEK ACQUISITION, INC., as Borrower

By	/s/ Gregory Sudell
Title: Chief Financial Officer

UNITEK MIDCO, INC., as Parent

By	/s/ Gregory Sudell
Title: Chief Financial Officer

ADVANCED COMMUNICATIONS USA, LLC, as Subsidiary Guarantor

By	/s/ Gregory Sudell
Title: Chief Financial Officer

DIRECTSAT USA, LLC, as Subsidiary Guarantor

By	/s/ Gregory Sudell
Title: Chief Financial Officer

FTS USA, LLC, as Subsidiary Guarantor

By	/s/ Gregory Sudell
Title: Chief Financial Officer

UNITEK USA, LLC, as Subsidiary Guarantor

By	/s/ Gregory Sudell
Title: Chief Financial Officer

WTW USA LLC, as Subsidiary Guarantor

By	/s/ Gregory Sudell
Title: Chief Financial Officer

ROYAL BANK OF CANADA,
as Administrative Agent and Collateral Agent

By	/s/ Gail Watkin
Title: Manger, Agency

Initial Second Lien Lenders

By	/s/ Joesph D. Kestenbaum
JOSEPH D. KESTENBAUM

UNITEK INVESTMENTS, L.P.

By:	Unitek GP, LLC, its general partner

By	/s/ Eric L. Blum
Name: Eric L. Blum
Title: Chief Executive Officer

Accepted and Acknowledged:

PROSPECT CAPITAL CORPORATION, as Term C Lender

By
Title: President and COO

SCHEDULE I

COMMITMENTS

Name of Initial Lender	Term Commitment
Joseph D. Kestenbaum	$21,250,000
Unitek Investments, L.P.	$3,750,000

EXHIBIT A-1

FORM OF NOTE

$__________ Dated: __________, 200_

FOR VALUE RECEIVED, the undersigned, Unitek Acquisition, Inc., a Delaware corporation (the "***Borrower***"), HEREBY PROMISES TO PAY __________________________ or its registered assigns (the "***Lender***") the principal amount of the Advance on the dates and in the amounts specified in the Second Lien Term Loan Agreement owing to the Lender by the Borrower pursuant to the Second Lien Term Loan Agreement dated as of September __, 2007 (as amended, amended and restated, supplemented or otherwise modified from time to time, the "***Second Lien Term Loan Agreement***," terms defined therein, unless otherwise defined herein, being used herein as therein defined) among the Borrower, the Parent, the Subsidiary Guarantors, the Second Lien Lenders, Royal Bank of Canada as Collateral Agent for the Secured Parties and Administrative Agent for the Second Lien Lenders, and the other agents party thereto.

The Borrower promises to pay interest on the unpaid principal amount of the Advance from the date of such Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Second Lien Term Loan Agreement.

Except as provided in the Second Lien Term Loan Agreement, both principal and interest are payable in lawful money of the United States of America to Royal Bank of Canada, as Administrative Agent, at such office in same day funds and in the manner specified in the Second Lien Term Loan Agreement. The Advance owing to the Lender by the Borrower and the maturity thereof, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto, which is part of this Note; *provided*, *however*, that the failure of the Lender to make any such recordation or endorsement shall not affect the Obligations of the Borrower under this Note.

This Note is one of the Notes referred to in, is entitled to the benefits of, and is subject to the limitations set forth in, the Second Lien Term Loan Agreement. The Second Lien Term Loan Agreement, among other things, (i) provides for the making of the Advance by the Lender to the Borrower in an amount not to exceed the U.S. dollar amount first above mentioned, the Debt of the Borrower resulting from such Advance being evidenced by this Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified. The Obligations of the Borrower under this Note and the other Loan Documents, and the Obligations of the other Loan Parties under the Loan Documents, are secured by the Collateral as provided in the Loan Documents.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

This Note may not be transferred except in compliance with the terms of the Second Lien Term Loan Agreement.

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UNITEK ACQUISITION, INC.

By ______________________________
Name: Gregory Sudell
Title: Chief Financial Officer

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EXHIBIT B

FORM OF NOTICE OF BORROWING

Dated: _________, 200__

200 Bay Street
Royal Bank Plaza
12th Floor, South Tower
Toronto, Ontario M5J 2W7
Attention: Manager, Agency
Agency Service Group
Facsimile: (416) 842-4023

Ladies and Gentlemen:

The undersigned, Unitek Acquisition, Inc., a Delaware Corporation (the "**Borrower**") refers to the Second Lien Term Loan Agreement dated as of [_________], 2007 (as amended, amended and restated, supplemented or otherwise modified from time to time, the "***Second Lien Term Loan Agreement***"; the terms defined therein being used herein as therein defined), among the undersigned, the other Loan Parties thereto, the Second Lien Lender party thereto and Royal Bank of Canada, as Collateral Agent and Administrative Agent for the Second Lien Lender, and hereby gives you notice, irrevocably, pursuant to Section 2.02(a) of the Second Lien Term Loan Agreement, that the undersigned hereby requests a Borrowing under the Second Lien Term Loan Agreement, and in that connection sets forth below the information relating to such Borrowing (the "***Proposed Borrowing***") as required by Section 2.02(a) of the Second Lien Term Loan Agreement:

(i) The Business Day of the Proposed Borrowing is _________, 200__.

(ii) The aggregate amount of the Proposed Borrowing is $_____________.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A) The representations and warranties contained in each Loan Document are correct in all material respects on and as of the date of the Proposed Borrowing, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than the date of the Proposed Borrowing, in which case, as of such specific date [; *provided, however*, that solely for the purposes of representations and warranties made on the Effective Date, such representations and warranties shall be limited in all respects to the Effective Date Representations][1].

[1] Use bracketed language on the Effective Date only.

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(B) No Default has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom.

Delivery of an executed counterpart of this Notice of Borrowing by telecopier or other electronic communication shall be effective as delivery of an original executed counterpart of this Notice of Borrowing.

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UNITEK ACQUISITION, INC.

By ______________________________
Name: Gregory Sudell
Title: Chief Financial Officer

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EXHIBIT C

FORM OF
ASSIGNMENT AND ACCEPTANCE

Reference is made to the Second Lien Term Loan Agreement dated as of [________], 2007 (as amended, amended and restated, supplemented or otherwise modified from time to time, the "***Second Lien Term Loan Agreement***"; the terms defined therein, unless otherwise defined herein, being used herein as therein defined) among Unitek Acquisition, Inc., a Delaware corporation (the "***Borrower***"), the Parent, the Subsidiary Guarantors, the Second Lien Lenders from time to time party thereto, and Royal Bank of Canada, as Collateral Agent and Administrative Agent for the Second Lien Lender.

The Assignor referred to on the signature page attached hereto (the "***Assignor***") and the Assignee referred to on the signature page attached hereto (the "***Assignee***") agrees with respect to all information relating to it and its assignment hereunder and on Schedule 1 hereto as follows:

(1) In compliance with the provisions of Section 9.07(a) of the Second Lien Term Loan Agreement, the Assignor hereby sells and assigns, without recourse except as to the representations and warranties made by it herein, to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor's rights and obligations under the Second Lien Term Loan Agreement as of the date hereof equal to the percentage interest specified on Schedule 1 hereto of all outstanding rights and obligations under the First Lien Credit as specified on Schedule 1 hereto.

(2) The Assignor: (i) represents and warrants that its name set forth on Schedule 1 hereto is its legal name, that it is the legal and beneficial owner of the interest or interests being assigned by it hereunder and that such interest or interests are free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; and (iv) attaches the Note or Notes, if any, held by the Assignor and requests that the Administrative Agent exchange such Note or Notes for an amended and restated Note payable to the order of the Assignee in an amount equal to the Commitments and/or Advances assumed by the Assignee pursuant hereto or new Notes payable to the order of the Assignee in an amount equal to the Commitments and/or Advances assumed by the Assignee pursuant hereto and the Assignor in an amount equal to the Commitments and/or Advances retained by Assignor under the Second Lien Term Loan Agreement.

(3) The Assignee: (i) confirms that it has received a copy of the Second Lien Term Loan Agreement, together with copies of the financial statements referred to in Section 4.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon any Agent, the Assignor or any other Second Lien Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Second Lien Term Loan Agreement; (iii) represents and warrants that its name set forth on Schedule 1 hereto is its legal name; (iv) confirms that it is an Eligible Assignee; (v) appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such

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2

powers and discretion under the Loan Documents as are delegated to such Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (vi) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Second Lien Term Loan Agreement are required to be performed by it as a Second Lien Lender and to be bound by the provisions of the Intercreditor Agreement and the Loan Documents; and (vii) attaches any U.S. Internal Revenue Service forms required under Section 2.13 of the Second Lien Term Loan Agreement.

(4) Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent. The effective date for this Assignment and Acceptance (the "***Effective Date***") shall be the date of acceptance hereof by the Administrative Agent.

(5) Upon such acceptance and recording by the Administrative Agent, as of the Effective Date, (i) such Assignee shall be a party to the Second Lien Term Loan Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Second Lien Lender thereunder and (ii) such Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Second Lien Term Loan Agreement (other than its rights and obligations under the Loan Documents that are specified under the terms of such Loan Documents to survive the payment in full of the Obligations of the Loan Parties under the Loan Documents to the extent any claim thereunder relates to an event arising prior to the Effective Date of this Assignment and Acceptance) and, if this Assignment and Acceptance covers all of the remaining portion of the rights and obligations of such Assignor under the Second Lien Term Loan Agreement, such Assignor shall cease to be a party thereto.

(6) Upon such acceptance and recording by the Administrative Agent, from and after the Effective Date, the Administrative Agent shall make all payments under the Second Lien Term Loan Agreement and the other Loan Documents in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees with respect thereto) to such Assignee. Such Assignor and such Assignee shall make all appropriate adjustments in payments under the Second Lien Term Loan Agreement and the other Loan Documents for periods prior to the Effective Date directly between themselves.

IN WITNESS WHEREOF, each Assignor and each Assignee have caused this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

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SCHEDULE 1
TO
ASSIGNMENT AND ACCEPTANCE

Facility	
Percentage interest assigned	%
Term Commitment assigned	$
	$
	$

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__________, as Assignor
[Type or print legal name of Assignor]

By ______________________________
Title:

Dated: __________, 200_

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__________, as Assignee
[Type or print legal name of Assignee]

By_______________________________
Title:

Dated: _________, 200_
Domestic Lending Office:
Eurodollar Lending Office:

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Accepted [and Approved][2] this _______
Day of _____________, 200_

ROYAL BANK OF CANADA,
as Administrative Agent

By _________________________
Title:

[Approved this _____day
of _______________, 200_

UNITEK ACQUISITION, INC.

By _________________________
Title:][3]

---

[2] Include only if an Eligible Assignee pursuant to clause (d) of the definition of "Eligible Assignee" in the Second Lien Term Loan Agreement.

[3] Include only if an Eligible Assignee pursuant to clause (d) of the definition of "Eligible Assignee" in the Second Lien Term Loan Agreement.

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SECOND LIEN SECURITY AGREEMENT

Dated September 27, 2007

From

THE GRANTORS REFERRED TO HEREIN

as Grantors

to

ROYAL BANK OF CANADA

as Collateral Agent

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TABLE OF CONTENTS

Section		Page
Section 1.	Grant of Security	2
Section 2.	Security for Obligations	6
Section 3.	Grantors Remain Liable	6
Section 4.	Delivery and Control of Security Collateral	6
Section 5.	Maintaining the Account Collateral	7
Section 6.	Investing	8
Section 7.	Release of Amounts	8
Section 8.	Representations and Warranties	8
Section 9.	Further Assurances	11
Section 10.	As to Equipment and Inventory	12
Section 11.	Insurance	12
Section 12.	Post-Closing Changes; Collections on Chattel Paper, Instruments, General Intangibles, Letters of Credit, Accounts and Documents	13
Section 13.	As to Intellectual Property Collateral	14
Section 14.	Voting Rights; Dividends; Etc	15
Section 15.	As to Letter-of-Credit Rights	16
Section 16.	Commercial Tort Claims	16
Section 17.	Transfers and Other Liens; Additional Shares	17
Section 18.	Collateral Agent Appointed Attorney-in-Fact	17
Section 19.	Collateral Agent May Perform	17
Section 20.	The Collateral Agent's Duties	17
Section 21.	Remedies	18
Section 22.	Indemnity and Expenses	19
Section 23.	Amendments; Waivers; Additional Grantors; Etc	20
Section 24.	Notices, Etc	21
Section 25.	Continuing Security Interest; Assignments under the Second Lien Term Loan Agreement	21
Section 26.	Release; Termination	21
Section 27.	Execution in Counterparts	21
Section 28.	Governing Law	22
Section 29.	Conflict	22
Section 30.	Acknowledgments	22

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Unitek Security Agreement (Second Lien)

Section 31. Intercreditor Agreement Governs 22

Schedules

Schedule I - Investment Property
Schedule II - Pledged Deposit Accounts
Schedule III - Letters of Credit
Schedule IV - Intellectual Property
Schedule V - Commercial Tort Claims
Schedule VI - Location, Chief Executive Office, Type of Organization, Jurisdiction of Organization and Organizational Identification Number
Schedule VII - Changes in Name, Location, Etc.

Exhibits

Exhibit A - Form of Intellectual Property Second Lien Security Agreement
Exhibit B - Form of Intellectual Property Second Lien Security Agreement Supplement
Exhibit C - Form of Second Lien Security Agreement Supplement

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Unitek Security Agreement (Second Lien)

SECOND LIEN SECURITY AGREEMENT

SECOND LIEN SECURITY AGREEMENT (this "***Agreement***") dated September 27, 2007 made by Unitek Acquisition, Inc., a Delaware corporation (the "***Borrower***"), Unitek Midco, Inc., a Delaware corporation ("***Parent***"), the other Persons listed on the signature pages hereof and the Additional Grantors (as defined in Section 23) (the Borrower, the Parent, the Persons so listed and the Additional Grantors, collectively, "***Grantors***") to Royal Bank of Canada, as collateral agent (in such capacity, together with any successor collateral agent appointed pursuant to Article VII of the Second Lien Term Loan Agreement (as hereinafter defined), the "***Collateral Agent***") for the Secured Parties (as defined in the Second Lien Term Loan Agreement).

PRELIMINARY STATEMENTS.

1. The Borrower has entered into a Second Lien Term Loan Agreement dated as of September 27, 2007 (as such agreement may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time, the "***Second Lien Term Loan Agreement***") with the Second Lien Lenders and the Agents (each as defined therein).

2. Each Grantor is the owner of the Equity Interests (the "***Initial Pledged Equity***") set forth opposite such Grantor's name on and as otherwise described in Part I of Schedule I hereto and issued by the Persons named therein and of the indebtedness (the "***Initial Pledged Debt***") set forth opposite such Grantor's name on and as otherwise described in Part II of Schedule I hereto and issued by the obligors named therein.

3. Each Grantor is the owner of the Deposit Accounts (the "***Pledged Deposit Accounts***") set forth opposite such Grantor's name on Schedule II hereto.

4. The Borrower is the owner of Account No. [_______] (the "***Collateral Account***"), with the Collateral Agent at its office at [__________], New York, New York [____].

5. In order to secure the obligations under the First Lien Credit Agreement, dated as of September 27, 2007 (as amended, amended and restated, supplemented or otherwise modified from time to time, the "***First Lien Credit Agreement***") among the Borrower, the Parent, the guarantors party thereto, the financial institutions party thereto from time to time as lenders and Royal Bank, as collateral agent and as administrative agent, Grantors are concurrently granting to the Royal Bank, as First Lien Representative for the benefit of the First Lien Secured Parties, a first priority security interest in the Collateral (it being understood that the relative rights and priorities of the grantees in respect of the Collateral are governed by that certain Intercreditor Agreement, dated as of September 27, 2007 (the "***Intercreditor Agreement***"), among Royal Bank, as First Lien Representative, and Royal Bank, as Second Lien Representative, and such other parties as may be added thereto from time to time in accordance with the terms thereof and as the Intercreditor Agreement may be amended or otherwise modified from time to time in accordance with the terms thereof).

6. It is a condition precedent to the making of Advances that the Grantors shall have granted the security interest contemplated by this Agreement. Each Grantor will derive substantial direct and indirect benefit from the transactions contemplated by the Loan Documents.

7. Terms defined in the Second Lien Term Loan Agreement and not otherwise defined in this Agreement are used in this Agreement as defined in the Second Lien Term Loan Agreement. Further, unless otherwise defined in this Agreement or in the Second Lien Term Loan Agreement, terms defined in Article 8 or 9 of the UCC (as defined below) are used in this Agreement as

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Unitek Security Agreement (Second Lien)

such terms are defined in such Article 8 or 9 (including but not limited to Accounts, Account Debtor, Certificated Security, Chattel Paper, Commercial Tort Claims, Commodity Account, Commodity Contract, Documents, Deposit Accounts, Equipment, Entitlement Holder, Farm Products, Financial Assets, Fixtures, General Intangibles, Goods, Instruments, Inventory, Investment Property, Letter of Credit Rights, Proceeds, Securities Accounts, Securities Intermediary, Security, Security Entitlements and Supporting Obligations). "*UCC*" means the Uniform Commercial Code as in effect from time to time in the State of New York; *provided* that, if perfection or the effect of perfection or non-perfection or the priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, "*UCC*" means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority. The following terms are used in this Agreement as such terms are defined in the Intercreditor Agreement: First Lien Obligations, First Lien Representative, First Lien Secured Party, Paid in Full, Second Lien Representative and Second Lien Secured Party.

NOW, THEREFORE, in consideration of the premises and in order to induce the Second Lien Lenders to make Advances, each Grantor hereby agrees with the Collateral Agent for the ratable benefit of the Secured Parties as follows:

Section 1. Grant of Security. Each Grantor hereby grants to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in such Grantor's right, title and interest in and to the following, in each case, as to each type of property described below, whether now owned or hereafter acquired by such Grantor, wherever located, and whether now or hereafter existing or arising (collectively, the "*Collateral*"):

(a) all Equipment;

(b) all Fixtures;

(c) all Inventory;

(d) all Goods;

(e) all Farm Products;

(f) all General Intangibles;

(g) all Instruments;

(h) all Letter-of-Credit Rights and Letters of Credit

(i) all Chattel Paper;

(j) all cash and Cash Equivalents;

(k) all Accounts;

(l) the following (the "*Security Collateral*"):

(i) the Initial Pledged Equity and the certificates, if any, representing the Initial Pledged Equity, and all dividends, distributions, return of capital, cash, instruments

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and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Initial Pledged Equity and all warrants, rights or options issued thereon or with respect thereto;

(ii) the Initial Pledged Debt and the instruments, if any, evidencing the Initial Pledged Debt, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Initial Pledged Debt;

(iii) all additional Equity Interests from time to time acquired by such Grantor in any manner (such Equity Interests, together with the Initial Pledged Equity, being the "***Pledged Equity***"), and the certificates, if any, representing such additional Equity Interests, and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Equity Interests and all warrants, rights or options issued thereon or with respect thereto; *provided* that, notwithstanding anything contained herein to the contrary, such Grantor shall not be required to pledge, and the terms "***Collateral***", "***Pledged Equity***" and "***Security Collateral***" used in this Agreement shall not include, and no security interest shall be granted in, any Equity Interests in any CFC acquired, owned or otherwise held by such Grantor, in each case, that, when aggregated with all of the other shares of stock in such CFC pledged by such Grantor, would result in more than 65% of the shares of stock in such CFC being pledged to the Collateral Agent for the benefit of the Secured Parties under this Agreement;

(iv) all additional indebtedness from time to time owed to such Grantor (such indebtedness, together with the Initial Pledged Debt, being the "***Pledged Debt***") and the instruments, if any, evidencing such indebtedness, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such indebtedness;

(v) all Security Entitlements, all Financial Assets, and all dividends, distributions, return of capital, interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange therefor and all warrants, rights or options issued thereon or with respect thereto; and

(vi) all other Investment Property (including, without limitation, all (A) Securities, whether certificated or uncertificated, (B) Securities Accounts, (C) Commodity Contracts and (D) Commodity Accounts) in which such Grantor has now, or acquires from time to time hereafter, any right, title or interest in any manner, and the certificates or instruments, if any, representing or evidencing such investment property, and all dividends, distributions, return of capital, interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Investment Property and all warrants, rights or options issued thereon or with respect thereto;

(m) each Hedge Agreement to which such Grantor is now or may hereafter become a party, in each case as such agreements may be amended, amended and restated, supplemented or otherwise modified from time to time;

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(n) the following (collectively, the "*Account Collateral*"):

(i) the Pledged Deposit Accounts and the Collateral Account and all funds and Financial Assets from time to time credited thereto (including, without limitation, all Cash Equivalents), and all certificates and instruments, if any, from time to time representing or evidencing the Pledged Deposit Accounts or the Collateral Account;

(ii) all promissory notes, certificates of deposit, checks and other instruments from time to time delivered to or otherwise possessed by the Collateral Agent for or on behalf of such Grantor in substitution for or in addition to any or all of the then existing Account Collateral; and

(iii) all interest, dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Account Collateral;

(o) the following (collectively, the "*Intellectual Property Collateral*"):

(i) all patents, patent applications, utility models and statutory invention registrations and all inventions and improvements claimed therein ("*Patents*");

(ii) all trademarks, service marks, domain names, trade dress, logos, designs, slogans, trade names, business names, corporate names and other source identifiers, whether registered or unregistered (provided that no security interest shall be granted in United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable law), together, in each case, with the goodwill symbolized thereby ("*Trademarks*");

(iii) all copyrights, including, without limitation, copyrights in Computer Software (as hereinafter defined), internet web sites and the content thereof, whether registered or unregistered ("*Copyrights*");

(iv) all computer software, programs and databases (including, without limitation, source code, object code and all related applications and data files), firmware and documentation and materials relating thereto, together with any and all maintenance rights, service rights, programming rights, hosting rights, test rights, improvement rights and renewal rights related thereto and any substitutions, replacements, improvements, error corrections, updates and new versions of any of the foregoing in this subclause (iv) ("*Computer Software*");

(v) all confidential and proprietary information, including, without limitation, know-how, trade secrets, manufacturing and production processes and techniques, inventions, research and development information, databases and data, including, without limitation, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information (collectively, "*Trade Secrets*"), and all other intellectual, industrial and intangible property of any type, including, without limitation, industrial designs and mask works;

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(vi) all registrations and applications for registration for any of the foregoing in this clause (o), including, without limitation, those registrations and applications for registration set forth in Schedule IV hereto, together with all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations thereof;

(vii) all rights in the foregoing in this clause (o) provided by international treaties or conventions, all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto;

(viii) all agreements, permits, consents, orders and franchises relating to the license, development, use or disclosure of any of the foregoing to which such Grantor, now or hereafter, is a party or an express third-party beneficiary, including, without limitation, the agreements set forth in Schedule IV hereto (all of the foregoing in this subclause (viii) collectively referred to as the "***IP Agreements***"); and

(ix) any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages;

(p) all Commercial Tort Claims (including, without limitation, the Commercial Tort Claims described in Schedule V hereto as such schedule may be amended from time to time);

(q) all books and records (including, without limitation, customer lists, credit files, printouts and other computer output materials and records) of such Grantor pertaining to any of the Collateral; and

(r) to the extent not covered by clauses (a) through (q) and this clause (r), all other personal property of such Grantor and all Proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and Supporting Obligations relating to, any and all of the Collateral (including, without limitation, proceeds, collateral and Supporting Obligations that constitute property of the types described in clauses (a) through (q) and this clause (r) of this Section 1 and, to the extent not otherwise included, all (A) payments under insurance (whether or not the Collateral Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral, and (B) cash), provided that, notwithstanding any of the foregoing, "***Collateral***" shall not include (and none of the component terms used in such definitions shall include) and the Grantors shall not be deemed to have granted a security interest in Excluded Assets. "***Excluded Assets***" means (A) any rights or interests in any General Intangible, Instrument, permit, consent, order, lease, license, or agreement or property or assets if under the terms of such General Intangible, Instrument, permit, consent, order, lease, license, or agreement (or the General Intangible, Instrument, permit, consent, order, lease, license or agreement relating to or restricting liens on such property or assets), or applicable law with respect thereto, the assignment or valid grant of a security interest or lien therein to Collateral Agent is prohibited and such prohibition has not been or is not waived or the consent of the other party to the applicable General Intangible, Instrument, permit, consent, order, lease, license, or agreement has not been or is not otherwise obtained or under applicable law such prohibition cannot be waived, *provided* that the foregoing exclusion shall in no way be (i) construed to apply to the extent any such prohibition would be rendered ineffective under the Uniform Commercial Code (including Section 9-406 and 9-408) or other

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applicable law or principles of equity, (ii) construed as to limit, impair or otherwise affect Collateral Agent's unconditional continuing security interests in and liens upon any rights or interests of Grantors in or to the proceeds thereof, including monies due or to become due under any such General Intangible, Instrument, permit, consent, order, lease, license, or agreement (including any Accounts), or (iii) construed to apply at such time as the condition causing such prohibition shall be remedied and, to the extent severable, "*Collateral*" shall include any portion of such General Intangible, Instrument, permit, consent, order, lease, license, or agreement or property or assets that does not result in such prohibition; (B) leased real property or any real property with a book value that is less than $250,000 (as reasonably estimated by the Borrower); (C) motor vehicles or any other assets subject to certificates of title; (D) any Collateral if the cost of obtaining security interests in any such item of Collateral or perfection thereof is excessive (as reasonably determined by the Collateral Agent and the Borrower) in relation to the value to the Lenders of the security to be afforded thereby, (E) any Letter-of-Credit Rights, to the extent the relevant Grantor is required by applicable law to apply the proceeds of such Letter of Credit Rights for a specified purpose, and (F) any Proceeds, substitutions or replacements of any of the foregoing, but only to the extent such Proceeds, substitutions or replacements would otherwise constitute Excluded Assets.

Section 2. Security for Obligations. This Agreement secures, in the case of each Grantor, the payment of all Obligations of such Grantor now or hereafter existing under the Loan Documents, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest (including, without limitation, any post-petition interest in bankruptcy), fees, premiums, penalties, indemnifications, contract causes of action, costs, attorney's fees and disbursements, expenses or otherwise (all such Obligations being the "*Secured Obligations*"). Without limiting the generality of the foregoing, this Agreement secures, as to each Grantor, the payment of all amounts that constitute part of the Secured Obligations and would be owed by such Grantor to any Secured Party under the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving a Loan Party.

Section 3. Grantors Remain Liable. Anything herein to the contrary notwithstanding, (a) each Grantor shall remain liable under the contracts and agreements included in such Grantor's Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Collateral Agent of any of the rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral and (c) no Secured Party shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement or any other Loan Document, nor shall any Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

Section 4. Delivery and Control of Security Collateral. (a) All certificates or instruments representing or evidencing Security Collateral shall be delivered to and held by or on behalf of the Collateral Agent pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by undated duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Collateral Agent. The Collateral Agent shall have the right, upon the occurrence and during the continuance of an Event of Default, to exchange certificates or instruments representing or evidencing Security Collateral for certificates or instruments of smaller or larger denominations.

(b) With respect to any Security Collateral in which any Grantor has any right, title or interest and that constitutes an Uncertificated Security, the relevant Grantor, to the extent permitted by law (x) will promptly cause each issuer thereof that is a Subsidiary of such Grantor and (y) will otherwise

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use commercially reasonable efforts to cause the issuer or issuers of Uncertificated Securities having an aggregate value in excess of $250,000, in each case, either (i) to register the Collateral Agent as the registered owner of such security or (ii) to agree with such Grantor and the Collateral Agent that such issuer will comply with instructions with respect to such security originated by the Collateral Agent without further consent of such Grantor, such agreement to be in form and substance reasonably satisfactory to the Collateral Agent (such agreement being an ***"Uncertificated Security Control Agreement"***), it being understood that the execution and delivery of this Agreement by any Subsidiary of a Grantor shall constitute an Uncertificated Security Account Control Agreement.

(c) With respect to (i) the Securities Accounts and (ii) any Security Collateral that constitutes a Security Entitlement as to which the financial institution acting as Collateral Agent hereunder is not the Entitlement Holder, the relevant Grantor will cause the Securities Intermediary with respect to each such account or Security Entitlement either (A) to identify in its records the Collateral Agent as the Entitlement Holder thereof or (B) to agree with such Grantor and the Collateral Agent that such Securities Intermediary will comply with entitlement orders originated by the Collateral Agent without further consent of such Grantor, such agreement to be in form and substance reasonably satisfactory to the Borrower and Collateral Agent (such agreement being, a ***"Securities Account Control Agreement"***); *provided, however*, that the requirements of this Section 4(c) shall not apply to all Securities Accounts with an aggregate value of less than $500,000.

(d) The Collateral Agent shall have the right, following the occurrence and continuation of an Event of Default and upon notice to any Grantor, to transfer to or to register in the name of the Collateral Agent or any of its nominees any or all of the Security Collateral, subject only to the revocable rights specified in Section 14(a).

(e) Upon the request of the Collateral Agent following the occurrence and during the continuance of an Event of Default, each Grantor will notify each issuer of Security Collateral granted by it hereunder that such Security Collateral is subject to the security interest granted hereunder.

Section 5. Maintaining the Account Collateral. Within ninety (90) days after the date hereof (or such longer period as the Collateral Agent may agree to) and thereafter until the Termination Date:

(a) Each Grantor will maintain Deposit Accounts only with the financial institution acting as Collateral Agent hereunder or with a bank (a ***"Pledged Account Bank"***) that has agreed with such Grantor and the Collateral Agent to comply with instructions originated by the Collateral Agent directing the disposition of funds in such Deposit Account without the further consent of such Grantor, such agreement to be in form and substance reasonably satisfactory to the Borrower and Collateral Agent (each, a ***"Deposit Account Control Agreement"***); *provided, however*, that this Section 5(a) shall not apply to Deposit Accounts (i) used solely as a tax or payroll account, escrow account or trust account, (ii) where the Collateral Agent is the bank or (iii) to any other account to the extent the aggregate amount on deposit in all such other Deposit Accounts for which there is not in effect a Deposit Account Control Agreement does not exceed $1,000,000.

(b) If an Event of Default shall have occurred and be continuing, each Grantor agrees to terminate any or all Pledged Deposit Accounts and Deposit Account Control Agreements upon reasonable request by the Collateral Agent.

(c) If an Event of Default shall have occurred and be continuing, the Collateral Agent may, at any time and without notice to, or consent from, the relevant Grantor, transfer, or

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direct the transfer of, funds from the Pledged Deposit Accounts or the Collateral Account to satisfy such Grantor's Obligations under the Loan Documents.

(d) Upon any termination by a Grantor of any Pledged Deposit Account, such Grantor will promptly transfer all funds and property held in such terminated Pledged Deposit Account to another Pledged Deposit Account, the Collateral Account or an account described in clauses (ii) or (iii) of Section 5(a) so that the Collateral Agent shall have a continuously perfected security interest in such Account Collateral, funds and property.

Section 6. Investing. The Collateral Agent will, subject to Sections 5, 7 and 20, from time to time (a) invest, or direct the applicable Pledged Account Bank to invest, amounts received with respect to the Collateral Account in such Cash Equivalents credited to the Collateral Account as the Borrower may select so long as no Event of Default has occurred and is continuing and the Collateral Agent may approve, and (b) invest interest paid on the Cash Equivalents referred to in clause (a) above, and reinvest other proceeds of any such Cash Equivalents that may mature or be sold, in each case in such Cash Equivalents credited in the same manner. Interest and proceeds that are not invested or reinvested in Cash Equivalents as provided above shall be deposited and held in the Collateral Account subject to Sections 5, 7 and 20. In addition, subject to Sections 5, 7 and 20, the Collateral Agent shall have the right at any time to exchange, or direct the applicable Pledged Account Bank to exchange, such Cash Equivalents for similar Cash Equivalents of smaller or larger determinations, or for other Cash Equivalents, credited to the Collateral Account.

Section 7. Release of Amounts. So long as no Event of Default shall have occurred and be continuing, the Collateral Agent will pay and release, or direct the applicable Pledged Account Bank to pay and release, to the applicable Grantor or, at the request of such Grantor, to the Administrative Agent to be applied to the Obligations of the Grantors under the Loan Documents, such amount, if any, as is then on deposit in the Collateral Account and the Pledged Deposit Accounts, in each case to the extent not prohibited from being released under the terms of the Second Lien Term Loan Agreement.

Section 8. Representations and Warranties. Each Grantor represents and warrants as follows:

(a) As of the date hereof, such Grantor's exact legal name, chief executive office, type of organization, jurisdiction of organization and organizational identification number is set forth in Schedule VI hereto. As of the date hereof, such Grantor has no trade names other than as listed on Schedule IV hereto. Within the five years preceding the date hereof, such Grantor has not changed its name, chief executive office, type of organization, jurisdiction of organization or organizational identification number from those set forth in Schedule VI hereto except as set forth in Schedule VII hereto.

(b) Such Grantor is the legal and beneficial owner of the Collateral granted or purported to be granted by it free and clear of any Lien, except for the security interest created under this Agreement or Liens permitted by Section 5.02(a) of the Second Lien Term Loan Agreement.

(c) None of the Pledged Debt having an aggregate value in excess of $250,000 is evidenced by a promissory note or other instrument that has not been delivered to the Collateral Agent.

(d) If such Grantor is an issuer of Security Collateral, such Grantor confirms that, by its execution and delivery of this Agreement, it has received notice of the security interest granted hereunder.

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(e) The Pledged Equity pledged by such Grantor hereunder has been duly authorized and validly issued and is fully paid and non-assessable. The Pledged Debt pledged by such Grantor hereunder has been duly authorized, authenticated or issued and delivered, is the legal, valid and binding obligation of the issuers thereof (subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other loss affecting creditors' rights generally and general principles of equity or at law) and is not in default as of the date hereof.

(f) The Initial Pledged Equity pledged by such Grantor constitutes the percentage of the issued and outstanding Equity Interests of the issuers thereof indicated on Schedule I hereto. The Initial Pledged Debt constitutes all of the outstanding indebtedness owed to such Grantor by the issuers thereof and is outstanding in the principal amount indicated on Schedule I hereto.

(g) Such Grantor has no investment property, other than the investment property listed on Schedule I hereto, the Pledged Debt and additional investment property as to which such Grantor has complied with the requirements of Section 4.

(h) Such Grantor has no Deposit Accounts, other than the Pledged Deposit Accounts listed on Schedule II hereto and additional Pledged Deposit Accounts as to which such Grantor has complied with the applicable requirements of Section 5.

(i) Such Grantor is not a beneficiary or assignee under any letter of credit with a face amount in excess of $250,000 other than the letters of credit described in Schedule III hereto and additional letters of credit as to which such Grantor has complied with the requirements of Section 15.

(j) This Agreement creates in favor of the Collateral Agent for the benefit of the Secured Parties a valid security interest in the Collateral granted by such Grantor, securing the payment of the Secured Obligations; all filings and other actions (including, without limitation, actions necessary to obtain control of Collateral as provided in Sections 9-104, 9-106 and 9-107 of the UCC) necessary to perfect the security interest in the Collateral granted by such Grantor, and to the extent required by this Agreement, have been or, with respect to Account Collateral, will be promptly made or taken and are, or will be, in full force and effect (to the extent perfection can be accomplished by such filing or action); and such security interest is first priority except for liens permitted by the Second Lien Term Loan Agreement.

(k) No Governmental Authorization, and no notice to or filing with, any Governmental Authority or other third party is required for (i) the grant by such Grantor of the security interest granted hereunder or for the execution, delivery or performance of this Agreement by such Grantor; (ii) the perfection or maintenance of the security interest created hereunder (to the extent such perfection can be accomplished under applicable law) (including the first priority nature of such security interest, subject to Liens permitted by Section 5.02(a) of the Second Lien Term Loan Agreement), except for (A) the filing of financing and continuation statements under the UCC, which financing statements have been or will be promptly filed after the date hereof and, at such time, will be in full force and effect, (B) the recordation of the Intellectual Property Security Agreements referred to in Section 13(f) with the U.S. Patent and Trademark Office and the U.S. Copyright Office, which Agreements have been or will be recorded promptly after the date hereof and, once recorded, will be in full force and effect, and (C) the actions described in Section 4 with respect to the Security Collateral, which actions have, to the extent required under this Agreement, been taken and are in full force and effect; or (iii) the exercise by the Collateral Agent of its voting or other rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement, except as may be required in

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connection with the disposition of any portion of the Security Collateral by laws affecting the offering and sale of securities generally.

(l) Except where failure to comply with any of the following representations and warranties in this clause (l) would not be reasonably likely to have a Material Adverse Effect:

(i) To the knowledge of such Grantor, the operation of such Grantor's business as currently conducted does not infringe, misappropriate or otherwise violate any intellectual property rights of any third party.

(ii) Except as noted on Schedule III, such Grantor is the exclusive owner of all right, title and interest in and to the Intellectual Property Collateral owned by such Grantor and is entitled to use all intellectual property rights included in the Intellectual Property Collateral used by it or otherwise necessary for the conduct of the business of such Grantor, subject to the terms of the IP Agreements.

(iii) Schedule III hereto includes a list of all of the patents, patent applications, domain names, trademark registrations and applications and copyright registrations and applications owned by such Grantor as of the date hereof and all IP Agreements to which such Grantor is a party or an express thirty-party beneficiary as of the date hereof (other than licenses of commercially available off-the-shelf computer software licensed pursuant to shrink-wrap or click-wrap licenses).

(iv) The Intellectual Property Collateral owned by such Grantor is subsisting and has not been adjudged invalid or unenforceable in whole or part, and to the knowledge of such Grantor, is valid and enforceable. To the knowledge of such Grantor, the Intellectual Property Collateral licensed to such Grantor is subsisting, valid and enforceable and has not been adjudged invalid or unenforceable in whole or part.

(v) Except as noted on Schedule III, such Grantor has taken commercially reasonable and customary actions to make or perform all filings, recordings and other acts and pay all required fees and taxes to maintain and protect its interest in each and every registered item of Intellectual Property Collateral owned by such Grantor or in which such Grantor has an interest that can be registered in full force and effect throughout the world, and to protect and maintain its interest therein including, without limitation, recordations of any of its interests in the Patents and Trademarks with the U.S. Patent and Trademark Office and in corresponding national and international patent offices, and recordation of any of its interests in the Copyrights with the U.S. Copyright Office and in corresponding national and international copyright offices.

(vi) No claim (except for claims which (A) may have been filed with a governmental authority but not yet served upon such Grantor or (B) investigations, which, in each case, such Grantor makes this representation of its absence as to its knowledge), action, suit, litigation or proceeding has been asserted or is pending or, to the knowledge of such Grantor, is threatened against such Grantor (i) based upon or challenging or seeking to deny or restrict such Grantor's rights in or use of any of the Intellectual Property Collateral owned by or licensed to such Grantor, (ii) alleging that such Grantor's rights in or use of the Intellectual Property Collateral owned by or licensed to such Grantor or that any services provided by, processes used by, or products manufactured or sold by, such Grantor infringe, misappropriate, dilute, misuse or otherwise violate any patent, trademark, copyright or any other intellectual property right

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of any third party, or (iii) alleging that the Intellectual Property Collateral owned by or licensed to such Grantor is being licensed or sublicensed in violation or contravention of the terms of any license or other agreement. To the knowledge of such Grantor, no Person is engaging in any activity that infringes, misappropriates or otherwise violates the Intellectual Property Collateral owned by or licensed to such Grantor or such Grantor's rights in or use thereof. Except as set forth on Schedule III hereto, such Grantor has not granted any license, release, covenant not to sue, non-assertion assurance, or other right to any Person with respect to any part of the Intellectual Property Collateral owned by or licensed to such Grantor (other than licenses granted in the ordinary course of business). The consummation of the transactions contemplated by the Loan Documents will not result in the termination or impairment of the Intellectual Property Collateral, or the termination or impairment of such Grantor's right to own or use any of the Intellectual Property Collateral owned by or licensed to such Grantor.

(vii) With respect to each IP Agreement set forth on Schedule III hereto to which such Grantor is a party or an express third-party beneficiary and to the knowledge of such Grantor: (A) such IP Agreement is valid and binding on the respective parties thereto; (B) such Grantor has not received any notice of termination or cancellation under such IP Agreement; (C) such Grantor has not received any notice of a breach or default under such IP Agreement, which breach or default has not been cured or is not in the process of being cured; and (D) neither such Grantor nor any other party to such IP Agreement is in breach or default thereof in any material respect.

(viii) To such Grantor's knowledge, (A) none of the Trade Secrets of such Grantor have been divulged or disclosed to any Person other than employees of such Grantor or the other Grantors, other than pursuant to a confidentiality or non-disclosure covenant protecting against further divulgement or disclosure thereof; (B) no employee, independent contractor or agent of such Grantor has misappropriated any trade secrets of any other Person in the course of the performance of his or her duties as an employee, independent contractor or agent of such Grantor; and (C) no employee, independent contractor or agent of such Grantor is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of inventions agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of such Grantor's Intellectual Property Collateral.

(ix) Such Grantor or the Intellectual Property Collateral owned by such Grantor is not subject to any outstanding consent, settlement, decree, order, injunction, judgment or ruling restricting the use of such Intellectual Property Collateral or impairing the validity or enforceability of such Intellectual Property Collateral. To the knowledge of such Grantor, no Intellectual Property Collateral licensed to such Grantor is subject to any outstanding consent, settlement, decree, order, injunction, judgment or ruling restricting the use of such Intellectual Property Collateral or impairing the validity or enforceability of such Intellectual Property Collateral.

(m) Such Grantor has no commercial tort claims in excess of $250,000 other than those listed in Schedule V hereto as of the date hereof and additional commercial tort claims as to which such Grantor has complied with the requirements of Section 16.

Section 9. Further Assurances. (a) Each Grantor agrees that from time to time, at the expense of such Grantor, such Grantor will promptly execute and deliver, or otherwise authenticate, all further instruments and documents, and take all further action that may be necessary or desirable, or that

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the Collateral Agent may reasonably request, in order to perfect and protect any pledge or security interest granted or purported to be granted by such Grantor hereunder or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral of such Grantor. Without limiting the generality of the foregoing, each Grantor will, upon the reasonable request of the Collateral Agent, promptly with respect to Collateral of such Grantor: (i) upon the occurrence and during the continuation of an Event of Default, mark conspicuously each Document included in Inventory, each Letter of Credit and each of its records pertaining to such Collateral with a legend, in form and substance satisfactory to the Collateral Agent, indicating that such Document, Letter of Credit, or Collateral is subject to the security interest granted hereby; (ii) if any such Collateral shall be evidenced by a promissory note, stock certificate or other Instrument or Chattel Paper, deliver and pledge to the Collateral Agent hereunder such note or Instrument or Chattel Paper duly indorsed in blank or to the Collateral Agent and accompanied by duly executed stock powers, Instruments of transfer or assignment, all in form and substance reasonably satisfactory to the Collateral Agent; (iii) execute or authenticate and file, or authorize the Collateral Agent to file, such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be reasonably necessary or desirable, or as the Collateral Agent may reasonably request, in order to perfect and preserve the security interest granted or purported to be granted by such Grantor hereunder; and (iv) deliver to the Collateral Agent evidence that all other actions that the Collateral Agent may deem reasonably necessary or desirable in order to perfect and protect the security interest granted or purported to be granted by such Grantor under this Agreement has been taken.

(b) Each Grantor hereby authorizes the Collateral Agent to file one or more financing or continuation statements, and amendments thereto, including, without limitation, one or more financing statements indicating that such financing statements cover all assets or all personal property (or words of similar effect) of such Grantor, regardless of whether any particular asset described in such financing statements falls within the scope of the UCC or the granting clause of this Agreement. A photocopy or other reproduction of this Agreement shall be sufficient as a financing statement where permitted by law. Each Grantor ratifies its authorization for the Collateral Agent to have filed such financing statements, continuation statements or amendments filed prior to the date hereof.

(c) Upon the reasonable written request of the Collateral Agent or as otherwise required under the Second Lien Term Loan Agreement, each Grantor will furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Collateral of such Grantor and such other reports in connection with such Collateral as the Collateral Agent may reasonably request, all in reasonable detail.

Section 10. <u>As to Equipment and Inventory</u>. (a) Each Grantor will cause its Equipment to be maintained and preserved in the same condition, repair and working order as required under the Second Lien Term Loan Agreement. Each Grantor will promptly furnish to the Collateral Agent a statement respecting any loss or damage exceeding $1,000,000 per occurrence to any of its Equipment or Inventory.

Section 11. <u>Insurance</u>. (a) Each Grantor will, at its own expense, maintain insurance in the manner required under the Second Lien Term Loan Agreement. Each policy of each Grantor for liability insurance (other than director and officer liability insurance and worker's compensation insurance) shall provide for all losses to be paid on behalf of the Collateral Agent and such Grantor as their interests may appear. Each such policy shall in addition (i) name such Grantor and the Collateral Agent as insured parties thereunder (without any representation or warranty by or obligation upon the Collateral Agent) as their interests may appear, and (ii) provide that at least 10 Business Days' prior written notice of cancellation or of lapse shall be given to the Collateral Agent by the insurer.

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(b) Reimbursement under any liability insurance maintained by any Grantor pursuant to this Section 11 may be paid directly to the Person who shall have incurred liability covered by such insurance.

(c) So long as no Event of Default shall have occurred and be continuing, all insurance payments received by the Collateral Agent in connection with any loss, damage or destruction of any Inventory or Equipment will be released by the Collateral Agent to the applicable Grantor to be applied in accordance with the terms of the Second Lien Term Loan Agreement. Upon the occurrence and during the continuance of any Event of Default, all insurance payments in respect of such Equipment or Inventory shall be paid to the Collateral Agent and shall, in the Collateral Agent's sole discretion, (i) be released to the applicable Grantor to be applied as set forth in the first sentence of this subsection (c) or (ii) be held as additional Collateral hereunder or applied as specified in Section 21(b).

Section 12. Post-Closing Changes; Collections on Chattel Paper, Instruments, General Intangibles, Letters of Credit, Accounts and Documents. (a) No Grantor will change its name, type of organization, jurisdiction of organization, organizational identification number or chief executive office from those set forth in Section 8(a) of this Agreement without first giving at least 10 days' prior written notice (or such shorter period as the Collateral Agent may agree) to the Collateral Agent and taking all action reasonably required by the Collateral Agent for the purpose of perfecting or protecting the security interest granted by this Agreement. If any Grantor does not have an organizational identification number and later obtains one, it will promptly notify the Collateral Agent of such organizational identification number.

(b) Except as otherwise provided in this subsection (b), each Grantor will continue to collect, at its own expense, all amounts due or to become due such Grantor under the Chattel Paper, Instruments, General Intangibles, Letters of Credit, Accounts and Documents. In connection with such collections, such Grantor may take (and, at the Collateral Agent's direction upon the occurrence and during the continuation of an Event of Default, will take) such action as such Grantor or the Collateral Agent may deem necessary or advisable to enforce collection of the Chattel Paper, Instruments, General Intangibles, Letters of Credit, Accounts and Documents; *provided, however*, that the Collateral Agent shall have the right at any time, upon the occurrence and during the continuance of an Event of Default and upon written notice to such Grantor of its intention to do so, to notify the obligors under any Chattel Paper, Instruments, General Intangibles, Letters of Credit, Accounts and Documents of the assignment of such Chattel Paper, Instruments, General Intangibles, Letters of Credit, Accounts and Documents to the Collateral Agent and to direct such obligors to make payment of all amounts due or to become due to such Grantor thereunder directly to the Collateral Agent and, upon such notification and at the expense of such Grantor, to enforce collection of any such Chattel Paper, Instrument, General Intangible, Letter of Credit, Accounts and Document, to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done, and to otherwise exercise all rights with respect to such Chattel Paper, Instrument, General Intangible, Letter of Credit, Account and Document, including, without limitation, those set forth set forth in Section 9-607 of the UCC. After receipt by any Grantor of the notice from the Collateral Agent referred to in the proviso to the preceding sentence upon the occurrence and during the continuance of an Event of Default, (i) all amounts and proceeds (including, without limitation, instruments) received by such Grantor in respect of the Chattel Paper, Instruments, General Intangibles, Letters of Credit, Accounts and Document of such Grantor shall be received in trust for the benefit of the Collateral Agent hereunder, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Collateral Agent in the same form as so received (with any necessary indorsement) to be deposited in the Collateral Account and either (A) released to such Grantor on the terms set forth in Section 7 so long as no Event of Default shall have occurred and be continuing or (B) if any Event of Default shall have occurred and be continuing, applied as provided in Section 21(b) and (ii) such Grantor will not adjust, settle or compromise the amount or payment of any

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Chattel Paper, Instruments, General Intangibles, Letters of Credit, Account or Document, release wholly or partly any Obligor thereof or allow any credit or discount thereon. No Grantor will permit or consent to the contractual subordination of its right to payment under any of the Chattel Paper, Instruments, General Intangibles, Letters of Credit, Accounts and Document to any other indebtedness or obligations of the Obligor thereof except as permitted by the Loan Documents.

Section 13. As to Intellectual Property Collateral. (a) With respect to each item of Intellectual Property Collateral, each Grantor agrees to take, at its expense, commercially reasonable and customary actions, including, without limitation, in the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other governmental authority, to (i) maintain the validity and enforceability of such Intellectual Property Collateral and maintain such Intellectual Property Collateral in full force and effect, (ii) perform all applicable filings, recordings, and other actions reasonably necessary to record, maintain and protect its interest in those patents and patent applications, trademark registrations and applications, and copyright registrations and applications set forth on Schedule III for which it is not listed as the record owner and (iii) pursue the registration and maintenance (in accordance with the exercise of such Grantor's reasonable business discretion) of each patent, trademark, or copyright registration or application, now or hereafter included in such Intellectual Property Collateral of such Grantor, including, without limitation, the payment of required fees and taxes, the filing of responses to office actions issued by the U.S. Patent and Trademark Office, the U.S. Copyright Office or other governmental authorities, the filing of applications for renewal or extension, the filing of affidavits under Sections 8 and 15 of the U.S. Trademark Act, the payment of maintenance fees and, as may be appropriate and applicable, the filing of divisional, continuation, continuation-in-part, reissue and renewal applications or extensions and the participation in interference, reexamination, opposition, cancellation, infringement and misappropriation proceedings; in each case in the foregoing (i), (ii) and (iii), unless such Grantor shall have previously determined, in its reasonable business judgment, that such Intellectual Property Collateral or such patent, trademark or copyright registration or application (or the pursuit of the registration or maintenance thereof) is no longer necessary for or desirable in the conduct of such Grantor's business or that the loss thereof would not be reasonably likely to have a Material Adverse Effect.

(b) No Grantor shall, without the written consent of the Collateral Agent, discontinue use of or otherwise abandon any Intellectual Property Collateral, or abandon any right to file an application for patent, trademark, or copyright, unless such Grantor shall have previously determined, in its reasonable business judgment, that such use or the pursuit or maintenance of such Intellectual Property Collateral is no longer necessary for or desirable in the conduct of such Grantor's business or that the loss thereof, either individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

(c) Each Grantor agrees reasonably promptly to notify the Collateral Agent if such Grantor becomes aware (i) that any item of Intellectual Property Collateral that is registered and is material to the interests of the Lenders has been abandoned, placed in the public domain or adjudged invalid or unenforceable, or (ii) of any final adverse determination or the institution of any proceeding (including, without limitation, the institution of any proceeding in the U.S. Patent and Trademark Office or any court) regarding any item of the Intellectual Property Collateral that is material to the interests of the Lenders.

(d) In the event that any Grantor becomes aware that any item of the Intellectual Property Collateral owned by or licensed to such Grantor and that is material to the interests of the Lenders is being infringed or misappropriated by a third party, such Grantor shall promptly notify the Collateral Agent of such infringement or misappropriation and shall take commercially reasonable actions, at its expense, to protect or enforce such Intellectual Property Collateral, including, without

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limitation, if such Grantor is unable to abate such infringement or misappropriation, suing for infringement or misappropriation and for an injunction against such infringement or misappropriation as may be appropriate and applicable.

(e) With respect to its registered Intellectual Property Collateral, each Grantor agrees to execute or otherwise authenticate an agreement, in substantially the form set forth in Exhibit A hereto or otherwise in form and substance reasonably satisfactory to the Collateral Agent (an "***Intellectual Property Security Agreement***"), for recording the security interest granted hereunder to the Collateral Agent in such registered Intellectual Property Collateral with the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other governmental authorities reasonably necessary to perfect the security interest hereunder in such registered Intellectual Property Collateral.

(f) Each Grantor agrees that should it obtain an ownership interest in any item of the type set forth in Section 1(g) that is not on the date hereof a part of the Intellectual Property Collateral, but otherwise would be part of the Intellectual Property Collateral if such Grantor had an ownership interest in such item on the date hereof ("***After-Acquired Intellectual Property Collateral***") (i) the provisions of this Agreement shall automatically apply thereto, and (ii) any such After-Acquired Intellectual Property Collateral and, in the case of trademarks, the goodwill symbolized thereby, shall automatically become part of the Intellectual Property Collateral subject to the terms and conditions of this Agreement with respect thereto. Each Grantor shall, on or prior to thirty (30) days following the Grantor's acquisition of such After-Acquired Intellectual Property Collateral (or, in the case of any U.S. copyright registration or application included in such After-Acquired Intellectual Property Collateral, within twenty (20) days following the Grantor's acquisition thereof), give written notice to the Collateral Agent identifying the patents, patent applications, trademark registrations, trademark applications, copyright registrations, and copyright applications that are part of the After-Acquired Intellectual Property Collateral, and such Grantor shall execute and deliver to the Collateral Agent with such written notice, or otherwise authenticate, an agreement substantially in the form of Exhibit B hereto or otherwise in form and substance reasonably satisfactory to the Collateral Agent (an "***IP Security Agreement Supplement***") covering such registered After-Acquired Intellectual Property Collateral which IP Security Agreement Supplement shall be recorded with the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other governmental authorities necessary to perfect the security interest hereunder in such registered After-Acquired Intellectual Property Collateral.

Section 14. Voting Rights; Dividends; Etc. (a) So long as no Event of Default shall have occurred and be continuing:.

(i) Each Grantor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Security Collateral of such Grantor or any part thereof for any purpose.

(ii) Each Grantor shall be entitled to receive and retain any and all dividends, interest and other distributions paid in respect of the Security Collateral of such Grantor if and to the extent that the payment thereof is not otherwise prohibited by the terms of the Loan Documents; *provided, however*, that any and all

(A) dividends, interest and other distributions paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Security Collateral, and

(B) dividends and other distributions paid or payable in cash in respect of any Security Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in-surplus,

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shall be, and shall be forthwith delivered to the Collateral Agent to hold as, Security Collateral and shall, if received by such Grantor, be received in trust for the benefit of the Collateral Agent, be segregated from the other property or funds of such Grantor and be forthwith delivered to the Collateral Agent as Security Collateral in the same form as so received (with any necessary indorsement).

(iii) The Collateral Agent will execute and deliver (or cause to be executed and delivered) to each Grantor all such proxies and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph (i) above and to receive the dividends or interest payments that it is authorized to receive and retain pursuant to paragraph (ii) above.

(i) All rights of each Grantor (x) to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 14(a)(i) shall, upon notice to such Grantor by the Collateral Agent, cease and (y) to receive the dividends, interest and other distributions that it would otherwise be authorized to receive and retain pursuant to Section 14(a)(ii) shall automatically cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights and to receive and hold as Security Collateral such dividends, interest and other distributions.

(ii) All dividends, interest and other distributions that are received by any Grantor contrary to the provisions of paragraph (i) of this Section 14(b) shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Collateral Agent as Security Collateral in the same form as so received (with any necessary indorsement).

Section 15. <u>As to Letter-of-Credit Rights</u>. (a) Each Grantor, by granting a security interest in its Letter-Of-Credit Rights to the Collateral Agent, intends to (and hereby does) assign to the Collateral Agent its rights (including its contingent rights) to the proceeds of all Letters of Credit of which it is or hereafter becomes a beneficiary or assignee. Each Grantor will promptly use its commercially reasonable efforts to cause the issuer of each Letter of Credit with a stated amount in excess of $250,000 and each nominated person (if any) with respect thereto to consent to such assignment of the proceeds thereof pursuant to a consent in form and substance reasonably satisfactory to the Collateral Agent and deliver written evidence of such consent to the Collateral Agent.

(b) Upon the occurrence and during the continuance of an Event of Default, each Grantor will, promptly upon request by the Collateral Agent, (i) notify (and such Grantor hereby authorizes the Collateral Agent to notify) the issuer and each nominated person with respect to each Letter of Credit that the proceeds thereof have been assigned to the Collateral Agent hereunder and any payments due or to become due in respect thereof are to be made directly to the Collateral Agent or its designee and (ii) arrange for the Collateral Agent to become the transferee beneficiary of such Letter of Credit.

Section 16. <u>Commercial Tort Claims</u>. Each Grantor will promptly give notice to the Collateral Agent of any commercial tort claim that may arise after the date hereof with the expectation of recovery of at least $500,000 and will immediately execute or otherwise authenticate a supplement to this Agreement, and otherwise take all action reasonably necessary to subject such commercial tort claim to the first priority security interest created under this Agreement.

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Section 17. Transfers and Other Liens; Additional Shares. (a) Each Grantor agrees that it will not (i) Dispose of any of the Collateral other than Dispositions permitted under the terms of this Agreement or the Second Lien Term Loan Agreement, or (ii) create or suffer to exist any Lien upon or with respect to any of the Collateral of such Grantor except for the pledge, assignment and security interest created under this Agreement and Liens permitted under the Second Lien Term Loan Agreement.

(b) Each Grantor agrees that it will (i) cause each issuer of the Pledged Equity pledged by such Grantor that is a wholly owned Subsidiary (or as to which such Grantor may do so without the consent of any other equity holder) not to issue any Equity Interests or other securities in addition to or in substitution for the Pledged Equity issued by such issuer, except to such Grantor or except as permitted by the Second Lien Term Loan Agreement, and (ii) pledge hereunder, promptly upon its acquisition (directly or indirectly) thereof, any and all additional Equity Interests or other securities.

Section 18. Collateral Agent Appointed Attorney-in-Fact. Each Grantor hereby irrevocably appoints the Collateral Agent such Grantor's attorney-in-fact (such appointment is coupled with an interest and shall cease upon the Termination Date), with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, from time to time, upon the occurrence and during the continuance of an Event of Default, in the Collateral Agent's reasonable discretion, to take any action and to execute any instrument that the Collateral Agent may deem reasonably necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

(a) to obtain and adjust insurance required to be paid to the Collateral Agent pursuant to Section 11,

(b) to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral,

(c) to receive, indorse and collect any drafts or other Instruments, Documents and Chattel Paper, in connection with clause (a) or (b) above, and

(d) to file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Collateral Agent with respect to any of the Collateral.

Section 19. Collateral Agent May Perform. If any Grantor fails to perform any agreement contained herein, the Collateral Agent may, as the Collateral Agent deems reasonably necessary to protect the security interest granted hereunder in the Collateral or to protect the value thereof, but without any obligation to do so and without notice, itself perform, or cause performance of, such agreement, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by such Grantor under Section 22 subject to and in accordance with the last paragraph of Section 6.01 of the Second Lien Term Loan Agreement.

Section 20. The Collateral Agent's Duties. (a) The powers conferred on the Collateral Agent hereunder are solely to protect the Secured Parties' interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not any Secured Party has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to

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any Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which it accords its own property.

(b) Anything contained herein to the contrary notwithstanding, the Collateral Agent may from time to time, when the Collateral Agent deems it to be necessary, appoint one or more subagents (each a "*Subagent*") for the Collateral Agent hereunder with respect to all or any part of the Collateral. In the event that the Collateral Agent so appoints any Subagent with respect to any Collateral, (i) the assignment and pledge of such Collateral and the security interest granted in such Collateral by each Grantor hereunder shall be deemed for purposes of this Security Agreement to have been made to such Subagent, in addition to the Collateral Agent, for the ratable benefit of the Secured Parties, as security for the Secured Obligations of such Grantor, (ii) such Subagent shall automatically be vested, in addition to the Collateral Agent, with all rights, powers, privileges, interests and remedies of the Collateral Agent hereunder with respect to such Collateral, and (iii) the term "Collateral Agent," when used herein in relation to any rights, powers, privileges, interests and remedies of the Collateral Agent with respect to such Collateral, shall include such Subagent; *provided, however*, that no such Subagent shall be authorized to take any action with respect to any such Collateral unless and except to the extent expressly authorized in writing by the Collateral Agent.

Section 21. Remedies. If any Event of Default shall have occurred and be continuing:

(a) The Collateral Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC (whether or not the UCC applies to the affected Collateral) and also may: (i) require each Grantor to, and each Grantor hereby agrees that it will at its expense and upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place and time to be designated by the Collateral Agent that is reasonably convenient to both parties; (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent's offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent may in its reasonable discretion deem commercially reasonable; (iii) occupy any premises owned or, to the extent lawfully permitted, leased by any of the Grantors where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to such Grantor in respect of such occupation; and (iv) exercise any and all rights and remedies of any of the Grantors under or in connection with the Collateral, or otherwise in respect of the Collateral, including, without limitation, (A) any and all rights of such Grantor to demand or otherwise require payment of any amount under, or performance of any provision of, the Chattel Paper, Instruments, General Intangibles, Letters of Credit, Accounts, Documents and the other Collateral, (B) withdraw, or cause or direct the withdrawal, of all funds with respect to the Account Collateral and (C) exercise all other rights and remedies with respect to the Chattel Paper, Instruments, General Intangibles, Letters of Credit, Accounts , Documents and the other Collateral, including, without limitation, those set forth in Section 9-607 of the UCC. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days' notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

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(b) Any cash held by or on behalf of the Collateral Agent and all cash proceeds received by or on behalf of the Collateral Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Collateral Agent, be held by the Collateral Agent as Collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Collateral Agent pursuant to Section 22) in whole or in part by the Collateral Agent for the ratable benefit of the Secured Parties against, all or any part of the Secured Obligations, in the order of priority specified in Section 2.12 of the Second Lien Term Loan Agreement.

Any surplus of such cash or cash proceeds held by or on the behalf of the Collateral Agent and remaining after the Termination Date shall be paid over to the applicable Grantor or to whomsoever may be lawfully entitled to receive such surplus.

(c) All payments received by any Grantor in respect of the Collateral shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Collateral Agent in the same form as so received (with any necessary indorsement).

(d) The Collateral Agent may at any time and from time to time, without notice to any Grantor except as required by law, charge, set-off and otherwise apply all or any part of the Secured Obligations then due and owing against any funds held with respect to the Account Collateral or in any other Deposit Account. The Collateral Agent agrees to promptly notify the relevant Grantor after any such set-off and application made by the Collateral Agent; *provided, however*, that the failure of the Collateral Agent to give such notice shall not affect the validity of such set-off and application.

(e) The Collateral Agent may send to each bank, securities intermediary or issuer party to any Securities Account Control Agreement, Deposit Account Control Agreement or Uncertificated Security Control Agreement a "Notice of Exclusive Control" as defined in and under such agreement.

(f) In the event of any sale or other disposition of any of the Intellectual Property Collateral of any Grantor, the goodwill symbolized by any Trademarks subject to such sale or other disposition shall be included therein, and, such Grantor shall supply to the Collateral Agent or its designee documents and things then currently existing and (i) in Grantor's possession or (ii) belonging to such Grantor and can be reasonably obtained by it, relating to any Intellectual Property Collateral subject to such sale or other disposition.

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Parties taken as a whole, and, if reasonably necessary, of one local counsel in any applicable jurisdiction, and additional counsel if a conflict of interest exists between the Indemnified Parties, as determined in good faith by an Indemnified Party) that may be incurred by or asserted or awarded against any Indemnified Party, in each case of clauses (i) and (ii) arising out of or in connection with this Agreement, except to the extent such claim, damage, loss, liability or expense (w) is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence, willful misconduct or bad faith, (x) arises out of material breach of the Loan Documents by any Indemnified Party or (y) arises solely out of a dispute among the Indemnified Parties; *provided* that the Collateral Agent shall continue to be indemnified in the event of a dispute between it and other Indemnified Parties (it being understood that any claims with respect to Hazardous Materials and/or any Environmental Action shall be subject to the limitations set forth in Section 9.04 of the Second Lien Term Loan Agreement). Each Indemnified Party acknowledges and agrees that the limitations set forth in the second proviso of Section 9.04(b) of the Second Lien Term Loan Agreement shall apply to each relevant Indemnified Party.

(b) Each Grantor agrees to pay within 30 days after receipt of an invoice setting forth such amounts in reasonable detail (i) all reasonable and documented out-of-pocket costs and expenses of each Agent in connection with the preparation, execution, delivery, administration, modification and amendment of, or any consent or waiver under, the Loan Documents (including, without limitation, (A) all due diligence, collateral review, syndication, transportation, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses and (B) the reasonable fees and expenses of one counsel to the Agents and the Lenders taken as a whole (and, if reasonably necessary, of one local counsel in any applicable jurisdiction, and additional counsel if a conflict of interest exists between any Agent or Lender and any other Agent or Lender, as determined in good faith by such a party), with respect to advising such Agent as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors' rights generally and any proceeding ancillary thereto) and (ii) all reasonable and documented out-of-pocket costs and expenses of each Agent and the Second Lien Lenders in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors' rights generally (including, without limitation, the reasonable fees and expenses of counsel for the Collateral Agent and the Second Lien Lenders with respect thereto).

Section 23. Amendments; Waivers; Additional Grantors; Etc. (a) Subject to Section 9.01 and Section 9.10 of the Second Lien Term Loan Agreement, no amendment or waiver of any provision of this Agreement, and no consent to any departure by any Grantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Collateral Agent and the Grantors affected thereby (in the case of an amendment or consent), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Collateral Agent or any other Secured Party to exercise, and no delay in exercising any right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

(b) Upon the execution and delivery by any Person of a security agreement supplement in substantially the form of Exhibit C hereto (each a "***Security Agreement Supplement***"), such Person shall be referred to as an "***Additional Grantor***" and shall be and become a Grantor hereunder, and each reference in this Agreement and the other Loan Documents to "Grantor" shall also mean and be a reference to such Additional Grantor, each reference in this Agreement and the other Loan Documents

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to the "Collateral" shall also mean and be a reference to the Collateral granted by such Additional Grantor and each reference in this Agreement to a Schedule shall also mean and be a reference to the schedules attached to such Security Agreement Supplement.

Section 24. Notices, Etc. All notices and other communications provided for hereunder shall be either given in the manner and become effective as set forth in the Second Lien Term Loan Agreement, as to any Grantor, addressed to it at the address of the Borrower set forth in the Second Lien Term Loan Agreement and as to the Collateral Agent, addressed to it at the address set forth in the Second Lien Term Loan Agreement, or in each case at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 24. Delivery by telecopier or electronic mail of an executed counterpart of any amendment or waiver of any provision of this Agreement or of any Security Agreement Supplement or Schedule hereto shall be effective as delivery of an original executed counterpart thereof.

Section 25. Continuing Security Interest; Assignments under the Second Lien Term Loan Agreement. This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the Termination Date, (b) be binding upon each Grantor, its successors and assigns and (c) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Secured Parties and their respective successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Second Lien Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Second Lien Term Loan Agreement (including, without limitation, all or any portion of its Commitments, the Advances owing to it and the Note or Notes, if any, held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Second Lien Lender herein or otherwise, in each case as provided in Section 9.07 of the Second Lien Term Loan Agreement.

Section 26. Release; Termination. (a) Upon any Disposition of any item of Collateral of any Grantor (including, without limitation, as a result of the sale, in accordance with the terms of the Loan Documents, of the Grantor that owns such Collateral) the Collateral Agent will, at such Grantor's expense, execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted hereby; *provided, however*, that (i) such Grantor shall have delivered to the Collateral Agent a written request for release describing the item of Collateral and the Disposition in reasonable detail, together with a form of release for execution by the Collateral Agent and a certificate of such Grantor to the effect that the transaction is in compliance with the Loan Documents, (iii) the proceeds of any Disposition required to be applied, or any payment to be made in connection therewith, in accordance with Section 2.06 of the Second Lien Term Loan Agreement shall, to the extent so required, be paid or made to, or in accordance with the instructions of, the Collateral Agent when and as required under Section 2.06 of the Second Lien Term Loan Agreement and (iv) with respect sales of Equipment and Inventory in the ordinary course of business, the Liens granted herein shall be deemed to be released with no further action on the part of any Person.

(b) Upon the Termination Date , the pledge and security interest granted hereby shall terminate and all rights to the Collateral shall revert to the applicable Grantor. Upon any such termination, the Collateral Agent will, at the applicable Grantor's expense, execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

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21

Unitek Security Agreement (Second Lien)

Section 29. Conflict. To the extent of any inconsistency between the provisions of this Agreement and the provisions of Second Lien Term Loan Agreement, the provisions of the Second Lien Term Loan Agreement shall govern and control.

Section 30. Acknowledgments. If requested by any Grantor, the Collateral Agent shall execute and deliver such documents or instruments reasonably requested by such Grantor acknowledging that, in the case of any item of Excluded Assets, such Excluded Asset is excluded from the scope of this Agreement and each other Collateral Document, and that the Collateral Agent does not, either for itself or on behalf of the Lenders, claim any interest in such Excluded Assets.

Section 31. Intercreditor Agreement Governs. (a) Notwithstanding anything herein to the contrary, the liens and security interest granted to the Second Lien Representative, for the benefit of the Second Lien Secured Parties, pursuant to this Agreement and the exercise of any right or remedy by the Second Lien Representative, for the benefit of the Second Lien Secured Parties, hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern.

(b) Any reference in this Agreement and the other Loan Documents to a "first priority lien" or words of similar effect in describing the security interests created hereunder shall be understood to refer to such priority subject to the claims of the First Lien Secured Parties. All representations, warranties and covenants in this Agreement and the other Loan Documents shall be subject to the provisions and qualifications set forth in this Section 31. Notwithstanding anything herein to the contrary, until the First Lien Obligations shall be Paid in Full, (i) the requirements of this Agreement to endorse, assign or deliver Collateral to the Collateral Agent shall be deemed satisfied by endorsement, assignment or delivery of such Collateral to the First Lien Representative (as bailee for the Collateral Agent) and (ii) any endorsement, assignment or delivery to the First Lien Representative (as bailee for the Collateral Agent) shall be deemed an endorsement, assignment or delivery to the Collateral Agent for all purposes hereunder.

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Unitek Security Agreement (Second Lien)

Exhibit A to the
Second Lien Security Agreement

FORM OF INTELLECTUAL PROPERTY SECOND LIEN SECURITY AGREEMENT

This INTELLECTUAL PROPERTY SECOND LIEN SECURITY AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, the "***IP Security Agreement***") dated [_____ __], 2007, is made by the Persons listed on the signature pages hereof (collectively, the "***Grantors***") in favor of Royal Bank of Canada, as collateral agent (the "***Collateral Agent***") for the Secured Parties (as defined in the Second Lien Term Loan Agreement referred to below).

WHEREAS, Unitek Acquisition, Inc., a Delaware corporation, Unitek Midco, Inc., a Delaware corporation, and the Subsidiary Guarantors have entered into a Second Lien Term Loan Agreement dated as of September 27, 2007 (as amended, amended and restated, supplemented or otherwise modified from time to time, the "***Second Lien Term Loan Agreement***"), with Royal Bank of Canada, as Administrative Agent and Collateral Agent, the Second Lien Lenders party thereto and certain other agents party thereto. Terms defined in the Second Lien Term Loan Agreement and not otherwise defined herein are used herein as defined in the Second Lien Term Loan Agreement.

WHEREAS, as a condition precedent to the making of Advances, each Grantor has executed and delivered that certain First Lien Security Agreement dated September 27, 2007 made by the Grantors in favor of the Collateral Agent for the ratable benefit of the Secured Parties (as amended, amended and restated, supplemented or otherwise modified from time to time, the "***Security Agreement***").

WHEREAS, under the terms of the Security Agreement, the Grantors have granted to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in, among other property, certain intellectual property of the Grantors, and have agreed as a condition thereof to execute this IP Security Agreement for recording with the U.S. Patent and Trademark Office, the United States Copyright Office and other governmental authorities.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor agrees as follows:

SECTION 1. Grant of Security. Each Grantor hereby grants to the Collateral Agent for the ratable benefit of the Secured Parties a security interest in all of such Grantor's right, title and interest in and to the following (the "***Collateral***"):

(i) the patents and patent applications set forth in Schedule A hereto (the "***Patents***");

(ii) the trademark and service mark registrations and applications set forth in Schedule B hereto (provided that no security interest shall be granted in United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable law), together with the goodwill symbolized thereby (the "***Trademarks***");

(iii) the copyright registrations and applications set forth in Schedule C hereto (the "***Copyrights***");

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(iv) all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the foregoing, all rights in the foregoing provided by international treaties or conventions, all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto;

(v) any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation or misuse with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages; and

(vi) any and all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the Collateral of or arising from any of the foregoing.

provided that, notwithstanding the foregoing, "***Collateral***" shall exclude the Excluded Assets (as defined in the Security Agreement).

SECTION 2. Recordation. Each Grantor authorizes and requests that the U.S. Registrar of Copyrights, the U.S. Commissioner for Patents and the U.S. Commissioner for Trademarks and any other applicable U.S. government officer record this IP Security Agreement.

SECTION 3. Execution in Counterparts. This IP Security Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this IP Security Agreement by telecopier shall be effective as delivery of an original executed counterpart of this IP Security Agreement.

SECTION 4. Grants, Rights and Remedies. This IP Security Agreement has been entered into in conjunction with the provisions of the Security Agreement. Each Grantor does hereby acknowledge and confirm that the grant of the security interest hereunder to, and the rights and remedies of, the Collateral Agent with respect to the Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein. To the extent of any inconsistency between this IP Security Agreement and the Security Agreement, the Security Agreement shall take precedence.

SECTION 5. Governing Law. This IP Security Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

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IN WITNESS WHEREOF, each Grantor has caused this IP Security Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

By ______________________________

Name: Gregory Sudell
Title: Chief Financial Officer

Address for Notices:
Gwynedd Hall
1777 Sentry Parkway West, Suite 302
Blue Bell, Pennsylvania 19422

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Exhibit B to the
Second Lien Security Agreement

FORM OF INTELLECTUAL PROPERTY SECOND LIEN SECURITY AGREEMENT SUPPLEMENT

This INTELLECTUAL PROPERTY SECOND LIEN SECURITY AGREEMENT SUPPLEMENT (this "*IP Security Agreement Supplement*") dated __________, 200_, is made by the Person listed on the signature page hereof (the "*Grantor*") in favor of Royal Bank of Canada, as collateral agent (the "*Collateral Agent*") for the Secured Parties (as defined in the Second Lien Term Loan Agreement referred to below).

WHEREAS, Unitek Acquisition, Inc., a Delaware corporation and Unitek Midco, Inc., a Delaware corporation, and the Subsidiary Guarantors have entered into a Second Lien Term Loan Agreement dated, as of September 27, 2007 (as amended, amended and restated, supplemented or otherwise modified from time to time, the "*Second Lien Term Loan Agreement*"), with Royal Bank of Canada, as Administrative Agent and Collateral Agent, the Second Lien Lenders party thereto and certain other agents party thereto. Terms defined in the Second Lien Term Loan Agreement and not otherwise defined herein are used herein as defined in the Second Lien Term Loan Agreement.

WHEREAS, pursuant to the Second Lien Term Loan Agreement, the Grantor and certain other Persons have executed and delivered that certain Second Lien Security Agreement dated September 27, 2007 made by the Grantor and such other Persons in favor of the Collateral Agent for the ratable benefit of the Secured Parties (as amended, amended and restated, supplemented or otherwise modified from time to time, the "*Security Agreement*") and that certain Intellectual Property Security Agreement dated [_______], 2007 made by the Grantor in favor of the Collateral Agent for the Secured Parties (as amended, amended and restated, supplemented or otherwise modified from time to time, the "*IP Security Agreement*").

WHEREAS, under the terms of the Security Agreement, the Grantor has granted to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in the Additional Collateral (as defined in Section 1 below) of the Grantor and has agreed as a condition thereof to execute this IP Security Agreement Supplement for recording with the U.S. Patent and Trademark Office, the United States Copyright Office and other governmental authorities.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantor agrees as follows:

SECTION 1. Grant of Security. Each Grantor hereby grants to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in all of such Grantor's right, title and interest in and to the following (the "*Additional Collateral*"):

(i) the patents and patent applications set forth in Schedule A hereto (the "*Patents*");

(ii) the trademark and service mark registrations and applications set forth in Schedule B hereto (provided that no security interest shall be granted in United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable law), together with the goodwill symbolized thereby (the "*Trademarks*");

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(iii) the copyright registrations and applications set forth in Schedule C hereto (the "*Copyrights*");

(iv) all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the foregoing, all rights in the foregoing provided by international treaties or conventions, all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto;

(v) any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation or misuse with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages; and

(vi) any and all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the foregoing or arising from any of the foregoing.

provided that, notwithstanding the foregoing, "*Collateral*" shall not include the Excluded Assets (as defined in the Security Agreement).

SECTION 2. Recordation. The Grantor authorizes and requests that the U.S. Registrar of Copyrights, the U.S. Commissioner for Patents and the U.S. Commissioner for Trademarks and any other applicable U.S. government officer to record this IP Security Agreement Supplement.

SECTION 3. Grants, Rights and Remedies. This IP Security Agreement Supplement has been entered into in conjunction with the provisions of the Security Agreement. The Grantor does hereby acknowledge and confirm that the grant of the security interest hereunder to, and the rights and remedies of, the Collateral Agent with respect to the Additional Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein. To the extent of any inconsistency between this IP Security Agreement Supplement and the Security Agreement, the Security Agreement shall take precedence.

SECTION 4. Governing Law. This IP Security Agreement Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

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IN WITNESS WHEREOF, the Grantor has caused this IP Security Agreement Supplement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

[NAME OF GRANTOR]

By ______________________________
Name:
Title:

Address for Notices:
____
____
____

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8KC

Exhibit C to the
Second Lien Security Agreement

FORM OF SECOND LIEN SECURITY AGREEMENT SUPPLEMENT

[Date of Security Agreement Supplement]

Royal Bank of Canada, as the Collateral Agent for
the Secured Parties referred to in the
Second Lien Term Loan Agreement referred to below
Royal Bank Plaza
P.O. Box 50, 200 Bay Street,
Toronto, Ontario, Canada M5J 2W7

Attn: Manager, Agency Services

Unitek Acquisition, Inc.

Ladies and Gentlemen:

Reference is made to (i) the Second Lien Term Loan Agreement dated as of [_____ __], 2007 (as amended, amended and restated, supplemented or otherwise modified from time to time, the "***Second Lien Term Loan Agreement***") among Unitek Acquisition, Inc., a Delaware corporation ("***Borrower***"), Unitek Midco, Inc., a Delaware corporation ("***Parent***"), the Subsidiary Guarantors, the Second Lien Lenders party thereto, Royal Bank of Canada, as collateral agent (together with any successor collateral agent appointed pursuant to Article VII of the Second Lien Term Loan Agreement, the "***Collateral Agent***") and administrative agent for the Second Lien Lenders, and certain other agents party thereto, and (ii) the Second Lien Security Agreement dated September 27, 2007 (as amended, amended and restated, supplemented or otherwise modified from time to time, the "***Security Agreement***") made by the Grantors from time to time party thereto in favor of the Collateral Agent for the Secured Parties. Terms defined in the Second Lien Term Loan Agreement or the Security Agreement and not otherwise defined herein are used herein as defined in the Second Lien Term Loan Agreement or the Security Agreement.

SECTION 1. Grant of Security. The undersigned hereby grants to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in all of its right, title and interest in and to the following, in each case whether now owned or hereafter acquired by the undersigned, wherever located and whether now or hereafter existing or arising (collectively, the undersigned's "***Collateral***"): all Equipment, Fixtures, Inventory, Goods, Farm Products, General Intangibles, Instruments, Letter-of-Credit and Letters of Credit, Chattel Paper, all cash and Cash Equivalents, Accounts, Security Collateral (including, without limitation, the Equity Interests set forth on Part [_] of Schedule [_] hereto, the indebtedness set forth on Part [_] of Schedule [_] hereto and the Security Entitlements, Investment Properties (including without limitation, all (A) Securities, whether certificated or uncertificated, (B) Securities Accounts, (C) Commodity Contracts and (D) Commodity Accounts) and Hedge Agreements set forth on Part [_] to Schedule [_] hereto), Account Collateral (including, without limitation, the Deposit Accounts and Collateral Account set forth on Schedule [_] hereto), Intellectual Property Collateral,

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Commercial Tort Claims (including, without limitation, the commercial tort claims described in Schedule [ ] hereto), all books and records (including, without limitation, customer lists, credit files, printouts and other computer output materials and records) of the undersigned pertaining to any of the undersigned's Collateral, and all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and Supporting Obligations relating to, any and all of the undersigned's Collateral (including, without limitation, proceeds, collateral and Supporting Obligations that constitute property of the types described in this Section 1 and, to the extent not otherwise included, all (A) payments under insurance (whether or not the Collateral Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral, and (B) cash); *provided* that, notwithstanding the foregoing, "***Collateral***" shall not include (and none of the component terms used in such definitions shall include) and the Grantors shall not be deemed to have a granted a security interest in Excluded Assets.

SECTION 2. Security for Obligations. The grant of a security interest in the Collateral by the undersigned under this Security Agreement Supplement and the Security Agreement secures the payment of all Obligations of the undersigned now or hereafter existing under the Loan Documents, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest (including, without limitation, any post-petition interest in bankruptcy), premiums, penalties, fees, indemnifications, contract causes of action, costs, attorney's fees and disbursements, expenses or otherwise. Without limiting the generality of the foregoing, this Security Agreement Supplement and the Security Agreement secures the payment of all amounts that constitute part of the Secured Obligations and that would be owed by the undersigned to any Secured Party under the Loan Documents but for the fact that such Secured Obligations are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving a Loan Party.

SECTION 3. Representations and Warranties. a) The undersigned's exact legal name, chief executive office, type of organization, jurisdiction of organization and organizational identification number is set forth in Schedule [ ] hereto. As of the date hereof, the undersigned has no trade names other than as listed on Schedule [ ] hereto. Within the five years preceding the date hereof, the undersigned has not changed its name, chief executive office, type of organization, jurisdiction of organization or organizational identification number from those set forth in Schedule V hereto except as set forth in Schedule [ ] hereto.

(b) The undersigned is not a beneficiary or assignee under any letter of credit with a face amount in excess of $250,000, other than the letters of credit described in Schedule [ ] hereto.

(c) The undersigned hereby makes each other representation and warranty set forth in Section 8 of the Security Agreement with respect to itself and the Collateral granted by it.

SECTION 4. Obligations Under the Security Agreement. The undersigned hereby agrees, as of the date first above written, to be bound as a Grantor by all of the terms and provisions of the Security Agreement to the same extent as each of the other Grantors. The undersigned further agrees, as of the date first above written, that each reference in the Security Agreement to an "Additional Grantor" or a "Grantor" shall also mean and be a reference to the undersigned, that each reference to the "Collateral" or any part thereof shall also mean and be a reference to the undersigned's Collateral or part thereof, as the case may be, and that each reference in the Security Agreement to a Schedule shall also mean and be a reference to the schedules attached hereto.

SECTION 5. Governing Law. This Security Agreement Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

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[NAME OF ADDITIONAL GRANTOR]

By ______________________________
    Name:
    Title:

Address:

____

____

ROYAL BANK OF CANADA, as
    Collateral Agent

By ______________________________
    Name:
    Title:

Address:

____

____

[NAME OF ACCOUNT BANK]

By ______________________________
    Name:
    Title:

Address:

____

____

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EXHIBIT E

**FORM OF
GUARANTY SUPPLEMENT**

Dated: __________, 200_

Royal Bank of Canada, as Administrative Agent

200 Bay Street
Royal Bank Plaza
12th Floor, South Tower
Toronto, Ontario M5J 2W7
Attention: Manager, Agency
Agency Service Group
Facsimile: (416) 842-4023

Re: Second Lien Term Loan Agreement dated as of [________], 2007 (as amended, amended and restated, supplemented or otherwise modified from time to time, the "***Second Lien Term Loan Agreement***") among Unitek Acquisition, Inc., a Delaware corporation, as Borrower, Unitek Midco, Inc., a Delaware corporation, as Parent, the Subsidiary Guarantors, the Second Lien Lender party thereto, and Royal Bank of Canada, as Collateral Agent and Administrative Agent.

Ladies and Gentlemen:

Reference is made to the above-referenced Second Lien Term Loan Agreement and to the Guaranty defined therein and set forth in Article VIII thereof. The capitalized terms defined in the Second Lien Term Loan Agreement and not otherwise defined herein are used herein as therein defined.

(b) The undersigned, and by its acceptance of this Guaranty Supplement, the Administrative Agent and each other Secured Party, hereby confirms that it is the intention of all such Persons that this Guaranty Supplement, the Guaranty and the Obligations of the undersigned hereunder and thereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the

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Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty Supplement, the Guaranty and the Obligations of the undersigned hereunder and thereunder. To effectuate the foregoing intention, the Administrative Agent, the other Secured Parties and the undersigned hereby irrevocably agree that the Obligations of the undersigned under this Guaranty Supplement and the Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of the undersigned under this Guaranty Supplement and the Guaranty not constituting a fraudulent transfer or conveyance.

(c) The undersigned hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Secured Party under this Guaranty Supplement, the Guaranty or any other guaranty, the undersigned will contribute, to the maximum extent permitted by applicable law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Loan Documents.

Section 2. Obligations Under the Guaranty. The undersigned hereby agrees, as of the date first above written, to be bound as a Guarantor by all of the terms and conditions of the Guaranty to the same extent as each of the other Guarantors thereunder. The undersigned further agrees, as of the date first above written, that each reference in the Guaranty to an "***Additional Guarantor***" or a "***Guarantor***" shall also mean and be a reference to the undersigned, and each reference in any other Loan Document to a "***Guarantor***", a "***Subsidiary Guarantor***" or a "***Loan Party***" shall also mean and be a reference to the undersigned.

Section 3. Representations and Warranties. The undersigned represents and warrants that each representation and warranty set forth in Article IV of the Second Lien Term Loan Agreement is true and correct in all material respects on and as of the date hereof, other than any representations or warranties that, by their terms, refer to a specific date, in which case as of such specific date.

Section 4. Delivery by Telecopier. Delivery of an executed counterpart of a signature page to this Guaranty Supplement by telecopier or other electronic communication shall be effective as delivery of an original executed counterpart of this Guaranty Supplement.

Section 5. Governing Law; Jurisdiction; Waiver of Jury Trial, Etc. (a) This Guaranty Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

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[NAME OF ADDITIONAL GUARANTOR]

By ______________________________
Title:

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EXHIBIT F

**FORM OF
SOLVENCY CERTIFICATE**

FORM OF SOLVENCY CERTIFICATE

I, Gregory Sudell, Chief Financial Officer of Unitek Midco, Inc., a Delaware corporation (the "***Parent***"), hereby certify that I am a Responsible Officer of the Parent and that I am duly authorized to execute this Solvency Certificate, which is hereby delivered in my capacity as an officer and solely on behalf of the Parent pursuant to Section 3.01(a)(x) of the Second Lien Term Loan Agreement dated as of [____________], 2007 (as amended, amended and restated, supplemented or otherwise modified from time to time, the "***Second Lien Term Loan Agreement***"; terms defined therein, unless not otherwise defined herein, being used as therein defined) among the Parent, the Borrower, the Subsidiary Guarantors, the Lender and certain other Second Lien Lender from time to time party thereto, Royal Bank of Canada, as Collateral Agent and Administrative Agent for the Lenders and for such other Second Lien Lender and the other agents party thereto.

I do hereby further certify that:

1. I am familiar with the finances, properties, businesses and assets of the Parent and its Subsidiaries. I have reviewed the Loan Documents and such other documentation and information and have made such investigation and inquiries as I have deemed necessary and prudent therefor. I have also reviewed the consolidated financial statements of the Parent and its Subsidiaries, including projected financial statements and forecasts relating to income statements and cash flow statements of the Parent and its Subsidiaries (the "***Financial Statements***").

2. On the date hereof, immediately before and immediately after giving effect to the Transaction, the Parent and its Subsidiaries, on a Consolidated basis, are Solvent.

3. In reaching the conclusions set forth in this Solvency Certificate, I have considered, among other things:

(a) the cash and other current assets of the Parent and its Subsidiaries, on a consolidated basis, reflected in the Financial Statements;

(b) the Financial Statements;

(c) all of the obligations and liabilities of the Parent and its Subsidiaries, on a consolidated basis, whether matured or unmatured, liquidated or unliquidated, disputed or undisputed, secured or unsecured, subordinated, absolute, fixed or contingent, including, without limitation, any claims arising out of pending or, to the knowledge of the undersigned, threatened litigation against the Parent or any of its Subsidiaries or any of their respective property and assets;

(d) historical and anticipated growth in the sales volume of the Parent and its Subsidiaries, on a consolidated basis, and in the income stream generated by the Parent and its

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Subsidiaries, on a consolidated basis, as reflected in, among other things, the cash flow statements comprising part of the Financial Statements;

(e) the customary sales terms and the trade payables and other accounts payable of the Parent and its Subsidiaries, on a consolidated basis;

(f) the amount of the credit extended by suppliers and to customers of the Parent and its Subsidiaries, on a consolidated basis;

(g) the mandatory commitment reduction requirements set forth in the Second Lien Term Loan Agreement and the anticipated interest payable on the Advances made from time to time under the Second Lien Term Loan Agreement; and

(h) the level of capital customarily maintained by the Parent and its Subsidiaries, on a consolidated basis.

In connection with the statements made herein, please be advised that the projections and forecasts included in the Financial Statements are based upon a number of assumptions and are subject to significant economic and competitive uncertainties and contingencies that are beyond the control of the Parent and its Subsidiaries, that no assurances are given by any Loan Party that the results set forth in such forecasts or projections will be realized, and the actual results may differ from the results set forth in such forecasts or projections and such differences may be material.

Delivery of an executed signature page to this Solvency Certificate by telecopier or other electronic communication shall be effective as delivery of a manually executed signature page hereof.

The Administrative Agent, by accepting this certificate, acknowledges that the undersigned officer of the Parent shall have no personal liability with respect to any matter contained in this certificate.

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IN WITNESS WHEREOF, a Responsible Officer of the Parent has executed this Solvency Certificate in his corporate capacity and on behalf of the Parent this ___ day of __________, 2007.

UNITEK MIDCO, INC.

By ______________________________

Name: Gregory Sudell
Title: Chief Financial Officer

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